EXHIBIT 2.1

Execution Copy

STOCK AND ASSET PURCHASE AGREEMENT

by and among

ENZO BIOCHEM, INC.

ENZO LIFE SCIENCES, INC.

BIOMOL INTERNATIONAL, INC.

AXXORA (UK) LTD.

BIOMOL INTERNATIONAL, L.P.,

BIOFINITI, L.L.C.,

BIOMOL RESEARCH LABORATORIES, INC.,

MAMHEAD HOLDING CO., LLC,

ROBERT E. ZIPKIN, PH.D.

IRA M. TAFFER, PH.D.

PAUL W. SHEPPARD, PH.D.

and

IAN M. VARNDELL, PH.D.

Dated: As of May 8, 2008

STOCK AND ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		2
1.1	Defined Terms	2
1.2	Other Defined Terms	13

ARTICLE II. PURCHASE AND SALE OF AFFINITI SHARES AND ASSETS		15
2.1	Transfer of Affiniti Shares and Assets	15
2.2	Assumption of Liabilities	16
2.3	Excluded Liabilities	16
2.4	Consideration	18
2.5	Purchase Price Adjustment	20
2.6	Earn-Out	22
2.7	Closing Costs; Transfer Taxes and Fees	28
2.8	Withholdings	28

ARTICLE III. CLOSING		29
3.1	Closing	29
3.2	Conveyances at Closing	29

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES		32
4.1	Organization of Seller and Affiniti Companies	32
4.2	Subsidiaries	33
4.3	Authorization	33
4.4	Absence of Certain Changes or Events	34
4.5	Title to Assets; Title to Affiniti Shares	36
4.6	Real Property	36
4.7	Contracts and Commitments	37
4.8	Permits	39
4.9	No Conflict or Violation	40
4.10	Third Party Consents	40
4.11	Financial Statements; Affiniti Financial Statements; Affiniti Research Financial
	Statements	40
4.12	Books and Records	41
4.13	Litigation	41
4.14	Labor Matters	42
4.15	Liabilities	42
4.16	Compliance with Law	43
4.17	Proprietary Rights	43
4.18	Employee Plans	45
4.19	Transactions with Certain Persons	49
4.20	Tax Matters	49

i

4.21	Insurance	53
4.22	Accounts Receivable	53
4.23	Inventory	54
4.24	Purchase Commitments and Outstanding Bids	54
4.25	Payments	54
4.26	Customers, Distributors and Suppliers	55
4.27	Compliance With Environmental Laws	55
4.28	Banking Relationships	57
4.29	Investment Intent	57
4.30	Solvency	58
4.31	No Brokers	58
4.32	No Other Agreements to Sell the Assets or Capital Stock	59
4.33	Material Misstatements Or Omissions	59
4.34	Disclaimer	59

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES		59
5.1	Organization of Buyer Parties	59
5.2	Authorization	59
5.3	Validity of Shares; Compliance with Securities Laws	60
5.4	No Conflict or Violation; Consents	60
5.5	No Brokers	60
5.6	Parent SEC Reports	60
5.7	Parent Financial Statements	61
5.8	Changes in Parent’s Business	61
5.9	Litigation	61
5.10	Tax Matters	61
5.11	Labor Matters	62
5.12	Benefit Plans	62
5.13	Contracts	62
5.14	Available Cash	62
5.15	Investment Intent	62
5.16	Material Misstatements Or Omissions	62

ARTICLE VI. COVENANTS OF SELLER AND BUYER		62
6.1	Non-Competition	62
6.2	Employee Matters	63
6.3	Consents	64
6.4	Reporting Company Status	65

ARTICLE VII. CONDITIONS TO SELLER’S OBLIGATIONS		65
7.1	Representations, Warranties and Covenants	65
7.2	Governmental Consents; Regulatory Compliance	65
7.3	No Actions, Court Orders or Regulations	66
7.4	Buyer Parties’ Closing Actions and Deliverables	66

ARTICLE VIII. CONDITIONS TO BUYER’S OBLIGATIONS		66
8.1	Representations, Warranties and Covenants	66

8.2	Governmental Consents; Regulatory Compliance	66
8.3	No Actions, Court Orders or Regulations	67
8.4	No Seller Material Adverse Effect	67
8.5	Third Party Consents	67
8.6	Permits	67
8.7	Repayment of Notes; Release of Encumbrances	67
8.8	Repayment of Certain Affiniti Company Indebtedness	68
8.9	Repayment of Intercompany Payables and Accrued Liabilities	68
8.10	Rehired Employees	68
8.11	Seller Parties’ Closing Actions and Deliverables	68

ARTICLE IX. ACTIONS BY SELLER PARTIES AND BUYER PARTIES AFTER THE
CLOSING		68
9.1	Collection of Accounts Receivable and Letters of Credit	68
9.2	Books and Records	69
9.3	Survival of Representations, Warranties, Covenants and Agreements	70
9.4	Indemnifications	70
9.5	Indemnification Holdback Amount as Initial Source of Payment	77
9.6	Release and Payment of Indemnification Holdback Amount	77
9.7	Bulk Sales	80
9.8	Taxes	80
9.9	No Solicitation of Rehired Employees	82
9.10	Change of Name	82
9.11	Sirtris License Agreement	82

ARTICLE X. MISCELLANEOUS		83
10.1	Assignment	83
10.2	Notices	83
10.3	Choice of Law	85
10.4	Entire Agreement; Amendments and Waivers	85
10.5	Multiple Counterparts; Facsimile or Electronic Signatures	85
10.6	Expenses	85
10.7	Invalidity	85
10.8	Titles; Gender	85
10.9	Public Statements and Press Releases	86
10.10	Confidential Information	86
10.11	Remedies of Buyer Parties	87
10.12	Attorneys’ Fees	88
10.13	Consent to Jurisdiction; Venue; Service of Process	88
10.14	Waiver of Jury Trial	89
10.15	Construction	89
10.16	Disclosure Schedule	90

EXHIBITS

Exhibit
A	Form of Bill of Sale	A-1
B	Form of Assignment and Assumption of Lease	B-1
C	Form of Assignment and Assumption of Assumed Contracts	C-1
D	Form of Intellectual Property and Domain Name Assignment	D-1
E	Form of Escrow Agreement	E-1
F	Form of Employment Agreement (U.S.)	F-1
G	Form of Employment Agreement Amendment (U.K.)	G-1

STOCK AND ASSET PURCHASE AGREEMENT

          This Stock and Asset Purchase Agreement, dated as of May 8, 2008, is by and among ENZO BIOCHEM, INC., a New York corporation (“Parent”), ENZO LIFE SCIENCES, INC., a New York corporation and a wholly owned subsidiary of Parent (“Buyer”), BIOMOL INTERNATIONAL, INC., a New York corporation and a wholly owned subsidiary of Buyer (“Buyer’s U.S. Affiliate”), AXXORA (UK) LTD., a private limited company incorporated under the laws of England and Wales and a wholly owned subsidiary of Buyer (“Buyer’s U.K. Affiliate”, and together with Parent, Buyer and Buyer’s U.S. Affiliate, the “Buyer Parties”), BIOMOL INTERNATIONAL, L.P., a Pennsylvania limited partnership (“Seller”), BIOFINITI, L.L.C., a Pennsylvania limited liability company and the general partner of Seller (“Biofiniti”), BIOMOL RESEARCH LABORATORIES, INC., a Pennsylvania corporation and a special limited partner of Seller (“Biomol Research”), MAMHEAD HOLDING CO., LLC, a Delaware limited liability company and a special limited partner of Seller (“Mamhead”), ROBERT E. ZIPKIN, PH.D., a Pennsylvania resident and an individual limited partner of Seller (“Zipkin”), IRA M. TAFFER, PH.D., a Pennsylvania resident and an individual limited partner of Seller (“Taffer”), PAUL W. SHEPPARD, PH.D., an English resident and an individual limited partner of Seller (“Sheppard”), and IAN M. VARNDELL, PH.D., an English resident and an individual limited partner of Seller (“Varndell”). Each of Biofiniti, Biomol Research, Mamhead, Zipkin, Taffer, Sheppard and Varndell are sometimes hereinafter referred to individually as a “Partner” and collectively as the “Partners”. The Partners and Seller are sometimes hereinafter referred to individually as a “Seller Party” and collectively the “Seller Parties”. The Buyer Parties and the Seller Parties are collectively referred to herein as the “Parties.”

RECITALS

          A.      Seller directly owns all of the outstanding Capital Stock (as defined below) of Affiniti Limited, a private limited company incorporated under the laws of England and Wales (“Affiniti”), which, in turn, directly owns all of the outstanding Capital Stock of Affiniti Research Products Limited, a private limited company incorporated under the laws of England and Wales (“Affiniti Research” and, together with Affiniti, the “Affiniti Companies”).

          B.      The Seller Parties and the Affiniti Companies are engaged in the Business (as defined below), which is composed of assets and liabilities that are currently part of, owned by or licensed to one or more of the Seller Parties and the Affiniti Companies.

          C.      Seller desires to sell, transfer, assign, convey and deliver to Buyer’s U.K. Affiliate, and Buyer’s U.K. Affiliate desires to purchase and acquire, all of the Capital Stock of Affiniti owned by Seller, representing 100% of the outstanding Capital Stock of Affiniti (the “Affiniti Shares”), all upon the terms and subject to the conditions set forth in this Agreement.

          D.      The Seller Parties desire to sell, transfer, assign, convey and deliver to Buyer’s U.S. Affiliate, and Buyer’s U.S. Affiliate desires to purchase and acquire, all of the rights, title and interests of the Seller Parties in and to the Assets (as defined below), other than the Assets of the Affiniti Companies, all upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

          NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

          1.1      Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          “Accrued Employee Vacation Pay” shall mean all vacation pay in respect of vacation time which has been earned or accrued by the Rehired Employees (i) during the year ended December 31, 2007, solely to the extent such vacation time does not exceed the maximum allowable vacation time permitted to be carried over from the year ended December 31, 2007 to the year ending December 31, 2008 under the terms of Seller’s Benefit Arrangements relating to vacation pay in effect as of December 31, 2007, and (ii) on a prorated basis for the period from January 1, 2008 and ending on the Closing Date, solely to the extent such vacation pay does not exceed the maximum allowable amounts that may be earned or accrued by the Rehired Employees on a prorated basis prior to the Closing Date (on the basis of a 365-day calendar year) under the terms of Seller’s Benefit Arrangements relating to vacation pay in effect as of December 31, 2007, and, with respect to each of clauses (i) and (ii) above, (1) solely to the extent such vacation pay amounts are accurately set forth in reasonable detail on Schedule 1.1(i) hereto, (2) excluding all vacation pay in respect of Zipkin, Taffer, Sheppard and Varndell and (3) excluding all vacation pay in respect of vacation time actually utilized by the Rehired Employees prior to the Closing.

          “Action” shall mean any action, claim, suit, litigation, proceeding (judicial or administrative), labor dispute, mediation, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice, charge or complaint.

          “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act and, with respect to Seller, shall mean each of the Partners and the Affiniti Companies.

          “Affiniti Financial Statements” shall mean the statutory unaudited financial statements of Affiniti for the year ended 31 December 2007, consisting of (i) the Affiniti directors’ report for the year ended 31 December 2007 in accordance with the special provisions of Part VII of the Companies Act 1985, as amended, (ii) the Affiniti balance sheet as at 31 December 2007, and the related directors’ statements required by Section 249B(4) of the Companies Act 1985, as amended, and (iii) the notes to the statutory unaudited financial statements of Affiniti for the year ended 31 December 2007.

          “Affiniti Research Financial Statements” shall mean (i) the statutory unaudited financial statements of Affiniti Research for the year ended 31 December 2007, consisting of (A) the

Affiniti Research directors’ report for the year ended 31 December 2007 in accordance with the special provisions of Part VII of the Companies Act 1985, as amended, (B) the Affiniti Research profit and loss account for the year ended 31 December 2007, (C) the Affiniti Research balance sheet as at 31 December 2007, and the related directors’ statements required by Section 249B(4) of the Companies Act 1985, as amended, and (D) the notes to the statutory unaudited financial statements of Affiniti Research for the year ended 31 December 2007, (ii) the Affiniti Research detailed trading profit and loss account for the year ended 31 December 2007 and (iii) the Affiniti Research distribution costs and administrative expenses for the year ended 31 December 2007.

          “Affiniti Tax Reserve” shall mean Liabilities which are set forth or reserved for on the Most Recent Balance Sheet for Taxes accrued for the pre-Closing portion of the taxable year in which the Closing occurs, but which are not yet due and payable.

          “Ancillary Agreements” shall mean all agreements, documents, certificates and instruments being or to be executed and delivered by the Parties under this Agreement or in connection herewith, including the Bill of Sale, the Assignments and Assumption of Leases, the Assignment and Assumption of Assumed Contracts, one or more Intellectual Property and Domain Name Assignments, the Escrow Agreement and the Employment Agreements, the forms of which are attached hereto as Exhibits.

          “Assets” shall mean all of the right, title and interest in and to the business, properties, assets and rights of every kind, nature and description, whether tangible or intangible, real, personal or mixed, known or unknown, and constituting, or used or useful in connection with, or related to, the Business owned by Seller, any other Seller Party or either of the Affiniti Companies or in which Seller, any other Seller Party or either of the Affiniti Companies has any direct or indirect interest, including all of the right, title and interest of the Seller Parties and the Affiniti Companies in and to the following, but excluding therefrom the Excluded Assets:

                    (a)      all trade accounts receivable and other rights to payment owed to any Seller Party or either of the Affiniti Companies or to the Business and all other accounts or notes receivable (whether current or noncurrent), refunds, security deposits, deferred charges, prepayments, advance payments or prepaid expenses (including any prepaid rents and prepaid insurance premiums) of any Seller Party or either of the Affiniti Companies, together with, in each case, the full benefit of all security interests of any Seller Party or either of the Affiniti Companies therein and all claims, remedies and other rights related to the foregoing;

                    (b)      all Assumed Contracts;

                    (c)      all Leases;

                    (d)      all Leasehold Estates;

                    (e)      all Leasehold Improvements;

                    (f)      all Fixtures and Equipment;

                    (g)      all Inventory;

                    (h)      all Books and Records;

                    (i)      all Proprietary Rights relating to or used in the Business;

                    (j)      all Permits that under applicable Regulations may be assigned to Buyer or one of its Affiliates;

                    (k)      all IT Assets;

                    (l)      all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

                    (m)      all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to any of the Seller Parties or either of the Affiniti Companies pertaining to the Business or affecting the Assets;

                    (n)      all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by any of the Seller Parties or either of the Affiniti Companies on or prior to the Closing Date;

                    (o)      all rights to the name(s) associated with the Business, including “BIOMOL” and “BRLI”; and

                    (p)      all goodwill relating to the Business and the Assets.

          “Assumed Contracts” shall mean all of the Contracts to which any Seller Party is a party that are either (a) listed on Schedule 2.2(b) or (b) constitute outstanding customer purchase orders for amounts less than $50,000.

          “Balance Sheet” shall mean the combined balance sheet of Seller at the date indicated thereon, together with the notes thereon.

          “Balance Sheet Date” shall mean December 31, 2007.

          “Books and Records” shall mean all books and records of the Seller Parties and the Affiniti Companies relating to the Assets, the Business or the Affiniti Companies, including (a) all records and lists of the Seller Parties and the Affiniti Companies pertaining to the Assets, (b) all records, lists and files pertaining to the Business, customers, suppliers or personnel of the Seller Parties and the Affiniti Companies, (c) all product, business and marketing plans of the Seller Parties and the Affiniti Companies and (d) all books, ledgers, files, reports, plans, data, manuals, drawings, and operating records of every kind maintained by the Seller Parties or either of the Affiniti Companies, including in each case all computer software and data in computer readable and/or human readable form used to maintain such Books and Records together with the media on which such software and data are stored and all documentation related thereto, but excluding all of the Excluded Records.

          “Business” shall mean the business of the Seller Parties and the Affiniti Companies of researching, developing, manufacturing, distributing, marketing and selling specialty immunological and biochemical reagent products and services for use in the life sciences research industry.

          “Business Day” shall mean a day other than Saturday, Sunday or any other day on which commercial banks are authorized or required to close in New York, New York.

          “CAA” shall mean the United Kingdom Capital Allowances Act 2001, as amended.

          “Capital Stock” shall mean shares or interests (however designated and whether equity or voting) of capital stock of a corporation, any and all equivalent ownership or equity interests in a Person (other than a corporation) and any and all warrants, options or other securities exercisable or exchangeable for, or convertible into, any of the foregoing.

          “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

          “Contract” shall mean any agreement, contract, note, bond, loan, evidence of indebtedness, purchase order, sales order, letter of credit, mortgage, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, deed of trust, obligation or commitment to which any Seller Party or either of the Affiniti Companies is a party or by which any Seller Party, either of the Affiniti Companies or any of the Assets is bound and which relates to the Business, the Assets, the Affiniti Companies or the Capital Stock of the Affiniti Companies (including the Affiniti Shares), whether oral, written or implied, but excluding all Leases.

          “Copyrights” shall mean registered copyrights, copyright applications, unregistered copyrights, copyrightable works, mask works and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable and mask works, all copyrights in website content and in packaging and advertising materials used in the Business, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright treaties.

          “Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state, local or foreign court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

          “Default” shall mean (a) a breach of or default under any Contract or Lease, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Lease, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of, or result in, termination, suspension or acceleration under or of any Contract or Lease.

          “Disclosure Schedule” shall mean the disclosure schedule executed and delivered by the Seller Parties to the Buyer Parties and dated as of the date hereof which sets forth the exceptions to and the disclosures required by the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

          “Domain Names” shall mean all URL registrations for Internet websites.

          “Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          “Environment” shall mean the air, surface water, ground water or soil.

          “Environmental Liabilities” shall mean all Liabilities for or pertaining to the use, generation, storage, transportation, disposal or release into the Environment of, or human exposure to, any Hazardous Substance, and any violation of an Environmental Law (as defined in Section 4.27), and include Liabilities for remediation, toxic torts, worker health and safety-related matters, medical monitoring, and natural resource damages.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

          “Event” shall mean any act, omission, arrangement, transaction or other event, including the execution of this Agreement, the Closing, any Person ceasing or having ceased to be a member of any group for United Kingdom Tax purposes or associated with any other Person for any Tax purpose, ceasing to carry on an active trade or business, any change in the residence of any Person, the winding-up or dissolution of any Person, and the death of any natural person.

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          “Excluded Assets” shall mean:

                    (a)      all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind of any Seller Party, against any Person, including any liens, security interests, pledges or other rights to payment or to enforce payment, in each case to the extent related to or arising from the Excluded Liabilities or any other Excluded Asset;

                    (b)      all insurance, warranty and condemnation proceeds with respect to damage, non-conformance of or loss insofar as they relate to any Excluded Liability or any other Excluded Asset;

                    (c)      all Excluded Contracts;

                    (d)      all Permits that under applicable Regulations may not be assigned to Buyer or one of its Affiliates;

                    (e)      all Excluded Records;

                    (f)      all assets of the Employee Plans of any Seller Party (other than assets of the Employee Plans maintained by the Affiniti Companies);

                    (g)      all cash and cash equivalents held by any Seller Party or either of the Affiniti Companies (either directly or in accounts with any banking or similar institution), including the Closing Payment paid to Seller at the Closing pursuant to Section 2.4(b);

                    (h)      all Shares delivered to Seller at the Closing pursuant to Section 2.4(a); and

                    (i)      all refunds or credits of Taxes due any Seller Party by reason of its ownership of the Assets or the operation of the Business to the extent attributable to any taxable period ending on or prior to the Closing Date.

          “Excluded Contracts” shall mean:

                    (a)      all employment, severance, retention, termination, change-in-control or similar agreements or arrangements, whether oral, written or implied, between any Seller Party and any Person, including Contracts (A) to employ or terminate executive officers or other personnel of any Seller Party and other contracts with present or former officers, directors, general partners, limited partners, managers, members, employees or consultants of any Seller Party or (B) that will result in the payment by, or the creation or acceleration of any Liability to pay on behalf of, any Buyer Party or Seller Party of any severance, termination, retention, “stay-put”, change-in-control, “golden parachute” or other similar payments to any present or former personnel of any Seller Party following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                    (b)      all labor or union contracts between any Seller Party and any Person;

                    (c)      all Contracts (including any buy-sell and cross-indemnity agreements) solely between Seller Parties or between Seller Parties and their respective Affiliates (other than the Affiniti Companies);

                    (d)      this Agreement and the Ancillary Agreements and the rights of the Seller Parties thereunder, as well as any Seller Party’s rights and interests in and to all correspondence and documents, including confidentiality agreements, entered into by one or more Buyer Parties or any of their respective Affiliates for the benefit of any Seller Party in connection with the sale of the Business;

                    (e)      all Employee Plans of the Seller Parties (other than all Employee Plans maintained by the Affiniti Companies);

                    (f)      all Insurance Policies of the Seller Parties (other than all Insurance Policies of which either of the Affiniti Companies is the policy holder); and

                    (g)      all promissory notes, loans, agreements, credit facilities, indentures, evidences of indebtedness, letters of credit, guarantees, or other similar instruments relating to an obligation to pay money, between any Seller Party, on the one hand, and any other Person (including any Representative of any Seller Party), on the other hand, or between Seller Parties, whether any Seller Party shall be the borrower, lender or guarantor thereunder or whereby any Assets or the Capital Stock of the Affiniti Companies (including the Affiniti Shares) are pledged, including the Seller’s Revolving Demand Note and the Seller’s Term Note.

          “Excluded Records” shall mean any and all of the following: (i) minute books, ownership records, personnel records (other than the minute books and stock books of the Affiniti Companies and the personnel records relating to the Rehired Employees and all of the employees of the Affiniti Companies), Tax Returns and related Tax records and files of the Seller Parties, and other documents relating to the organization, maintenance and existence of (A) Seller as a limited partnership entity (including Seller’s certificate of limited partnership and limited partnership agreement and all limited partnership interests and other ownership records relating to or evidencing the ownership of limited partnership interests in Seller), (B) Biofiniti and Mamhead as limited liability company entities (including their respective certificate of formation and limited liability company operating agreement and all limited liability company interests and other ownership records relating to or evidencing the ownership of limited liability company interests in either Biofiniti or Mamhead) and (C) Biomol Research as a corporate entity (including Biomol Research’s certificate of incorporation and bylaws and all shareholder records relating to or evidencing the ownership of Capital Stock in Biomol Research) and (ii) any Seller Party’s rights and interests in all information, files, records, data, plans, contracts and recorded knowledge related to or used in connection with the Business, in each case set forth in clause (i) and (ii) above only to the extent that any of the foregoing (1) relate solely to the Excluded Assets, (2) relate to the Excluded Assets and can be easily separated from the Assets and are privileged or are otherwise subject to third party privacy rights, including materials that are protected by the attorney-client privilege or attorney work product doctrine, and only to the extent such do not relate to the Assets, the Business, the Assumed Liabilities, the Affiniti Companies or the Capital Stock of any of the Affiniti Companies or (3) are solely written materials that a Seller Party is required by law to retain and of which Seller shall have provided a copy to Buyer.

          “Financial Statements” shall mean the Seller’s (i) combined Balance Sheet dated December 31, 2007, and the related combined statements of income and comprehensive income, of partners’ capital (deficiency) and of cash flows for the year ended December 31, 2007, together with the notes thereto, and (ii) combining supplementary information for the year ended December 31, 2007.

          “Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies, computer hardware, spare parts and other tangible personal property owned by any Seller Party or either of the Affiniti Companies and used in connection with the Business, wherever located and including any such Fixtures and Equipment in the possession of any of the Seller Parties’ or the Affiniti Companies’ suppliers, including all warranty rights with respect thereto.

          “Governmental Consents” shall mean all consents, approvals, authorizations, Permits or waivers of, declarations or notices to, and filings and registrations with, all domestic or foreign public, governmental or regulatory bodies or authorities that are (a) required in connection with the execution, delivery and performance by any Seller Party of this Agreement and the consummation of the transactions contemplated by this Agreement or (b) necessary to enable the Buyer Parties to conduct the Business after the Closing Date substantially in the same manner as the Business was conducted by the Seller Parties and the Affiniti Companies before the Closing Date.

          “ICTA” means the United Kingdom Income and Corporation Taxes Act 1988, as amended.

          “Income Taxes” means any United States federal, state or local, United Kingdom or foreign Tax based on or measured by reference to net income (including gains and capital gains), any alternative minimum Tax, and any interest, penalty or addition thereto, whether disputed or not.

          “Insurance Policies” shall mean the insurance policies related to the Assets, the Business or its employees listed on Schedule 4.21.

          “Inventory” shall mean all of the inventory held for sale by the Seller Parties and the Affiniti Companies and all of the raw materials, work in process, finished products, wrapping, supply and packaging items and similar items with respect to the Business held by the Seller Parties and the Affiniti Companies, in each case wherever the same may be located.

          “IT Assets” shall mean all computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment (including any such assets as may be used to support any electronic information and ordering web-based or virtual platform) owned by any Seller Party or either of the Affiniti Companies and used in connection with the Business, wherever located, and all associated documentation.

          “ITEPA” means the United Kingdom Income Tax (Earnings and Pensions) Act 2003, as amended.

          “Leased Real Property” shall mean all real property leased or licensed to Seller or either of the Affiniti Companies, or to which Seller or either of the Affiniti Companies has any other rights, under the Leases.

          “Leasehold Estates” shall mean all of Seller’s, Affiniti’s or Affiniti Research’s (as applicable) rights and obligations as lessee under the Leases.

          “Leasehold Improvements” shall mean all leasehold improvements situated in or on the Leased Real Property and owned by any Seller Party or either of the Affiniti Companies.

          “Leases” shall mean all of the existing leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, with respect to real property to which Seller or either of the Affiniti Companies is a party or by which Seller, either of the Affiniti Companies or any of the Assets is bound.

          “Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

          “Most Recent Balance Sheet” shall mean the Balance Sheet as of the Balance Sheet Date.

          “ordinary course of business” or “ordinary course” or any similar phrase shall mean the usual and ordinary course of the Business and consistent with Seller’s past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).

          “Parent Common Stock” shall mean the Common Stock, par value $0.01 per share, of Parent.

          “Parent Material Adverse Effect” shall mean any change, event, development or effect that is or could reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the financial condition, business, properties, results of operations, assets, Liabilities or operations of Parent and its Subsidiaries, taken as a whole, other than any change, event, development or effect resulting from or relating to (a) United States or global economic conditions (to the extent Parent is not disproportionately affected), (b) any change in the industries in which Parent and its Subsidiaries operate or any industries the products of which are sold by Parent or any of its Subsidiaries (to the extent Parent is not disproportionately affected), (c) any change in laws or accounting standards, principles or interpretations of general application (to the extent Parent is not disproportionately affected), or (d) any decrease in the market price of the Parent Common Stock, in and of itself, or (ii) the ability of any of the Buyer Parties to consummate the transactions contemplated by this Agreement or to timely perform any of their respective obligations under this Agreement.

          “Parent Share Price” shall mean the volume-weighted average closing price per share of Parent Common Stock as reported on the New York Stock Exchange composite tape for the ten (10) consecutive trading-day period ending on the second (2nd) trading day immediately prior to the Closing Date.

          “Patents” shall mean all patents and patent applications (including utility patents, utility models, design patents, certificates of invention and applications for certificates of invention and related priority rights) and registered design and registered design applications and all rights in connection therewith in any country, and including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

          “PBGC” shall mean the Pension Benefit Guaranty Corporation.

          “Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other Person, necessary or desirable for the past or present conduct of, or relating to the operation of the Business (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

          “Permitted Encumbrances” shall mean (a) Encumbrances which in the aggregate are not substantial in amount and do not materially detract from the value or transferability of the property or assets subject thereto or interfere with the present use thereof, (b) Encumbrances provided for in, or arising out of, any Assumed Contract and not related to any indebtedness for borrowed money, (c) the Leasehold Estates, (d) as to any Leased Real Property, any Encumbrances which arise out of or are described in the related Leases, and (e) such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, and for which assessments or other charges are not yet due and payable or are due but not delinquent or due but being contested in good faith by appropriate proceedings: (i) statutory liens for Taxes, assessments or other governmental charges not yet due and payable; (ii) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens imposed by Regulations arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) calendar days; and (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

          “Person” shall mean any person or entity, whether a natural person, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.

          “Proprietary Rights” shall mean all Copyrights, Domain Names, Patents, Trademarks, technology rights and licenses, IT Assets (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions reduced to practice, technology, designs, proprietary information, specifications (including manufacturing and operating specifications), formulae, technical data, plans, drawings and other intellectual property rights and intangible assets owned by any Seller Party or either of the Affiniti Companies or used by any Seller Party or either of the Affiniti Companies in the Business, and including all rights (whether at law, in equity, by Contract or otherwise) to use or otherwise exploit any of the foregoing.

          “Regulations” shall mean all laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any federal, state, local or foreign government and any other governmental department or agency, including Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

          “Representative” shall mean any officer, director, general partner, limited partner, member, manager, principal, agent, employee or other representative.

          “SEC” shall mean the U.S. Securities and Exchange Commission.

          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          “Seller Material Adverse Effect” shall mean any change, event, development or effect that is or could reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the financial condition, business, properties, results of operations, assets, Liabilities or operations of the Affiniti Companies, the Business, the Assets or the Assumed Liabilities, other than any change, event, development or effect resulting from or relating to (a) United States or global economic conditions (to the extent the Affiniti Companies, the Business, the Assets or the Assumed Liabilities are not disproportionately affected), (b) any change in the industry in which the Business is operated or any industry the products of which are sold by the Business (to the extent the Affiniti Companies, the Business, the Assets or the Assumed Liabilities are not disproportionately affected), or (c) any change in laws or accounting standards, principles or interpretations of general application (to the extent the Affiniti Companies, the Business, the Assets or the Assumed Liabilities are not disproportionately affected) or (ii) the ability of any of the Seller Parties to consummate the transactions contemplated by this Agreement or to timely perform any of their respective obligations under this Agreement.

          “Seller’s Knowledge” or “To the Knowledge of Seller” or other terms of similar import means the actual knowledge of any of Robert E. Zipkin, Ph.D., Ira M. Taffer, Ph.D., Paul W. Sheppard, Ph.D. and Ian M. Varndell, Ph.D., after reasonable inquiry of all employees of the Seller Parties and the Affiniti Companies who could reasonably be expected to have knowledge or information with respect to the matter in question.

          “Seller’s Revolving Demand Note” shall mean the Revolving Demand Note, dated May 24, 2004, in the principal amount of $500,000 made by Seller in favor of Citizens Bank of Pennsylvania.

          “Seller’s Term Note” shall mean the Term Note, dated August 23, 2005, in the principal amount of $500,000 made by Seller in favor of Citizens Bank of Pennsylvania.

          “Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited partnership, joint venture, limited liability company or other business entity (a) of which Capital Stock having ordinary voting power for the election of a majority of the directors, managers, general partner or other member(s) of its governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person or (b) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

          “Tax” or “Taxes” shall mean any United States federal, state or local, United Kingdom or foreign or other tax, levy, impost, fee, assessment or other government charge, including income, estimated income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimates, or other tax of any kind whatsoever, and any premium, including interest, penalties and additions in connection therewith.

          “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          “TCGA” means the United Kingdom Taxation of Chargeable Gains Act 1992, as amended.

          “Third Party Consents” shall mean all consents, approvals, authorizations, Permits, estoppels, or waivers of, declarations or notices to, and filings and registrations with, all Persons that are required for the valid assignment to Buyer or one of its Affiliates of all Assumed Contracts, Leases and Permits under this Agreement.

          “Trademarks” shall mean registered trademarks, registered service marks, trademark and service mark applications, trade names and applications for trade names, unregistered trademarks and service marks, slogans and trade dress.

          1.2      Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Accounting Firm	2.5(c)
Accounting Standards	2.5(a)
Adjusted Business Net Sales	2.6(e)(i)
Adjustment Amount	2.5(d)
Adjustment Escrow Account	2.4(d)
Adjustment Holdback Amount	2.4(c)
Affiniti	Recitals
Affiniti Accrued Officer Salaries	3.2(a)(xvi)
Affiniti Overdraft Facility	3.2(a)(xvi)
Affiniti Loan	3.2(a)(xvi)
Affiniti Research	Recitals
Affiniti Shares	Recitals
Agreement	Preamble
Assumed Liabilities	2.2
Assumed Liability	2.2
Benefit Arrangement	4.18(a)(i)
Business EBITDA	2.6(e)(iii)
Business Net Income	2.6(e)(v)
Business Net Sales	2.6(e)(ii)
Buyer Indemnified Party	9.4(a)
Buyer Indemnity Cap	9.4(f)(ii)
Buyer Sirtris Proceeds	9.11(b)
Cash Payment	2.4(a)
Change in Control	6.4
Claim	9.4(d)
Claim Notice	9.4(d)
Closing	3.1
Closing Net Asset Value Statement	2.5(b)
Closing Date	3.1
Closing Payment	2.4(b)
Closing Net Asset Value	2.5(b)

Term	Section
Confidential Information	10.10(b)
Damages	9.4(a)
Earn-Out Objection Notice	2.6(c)
Earn-Out Payments	2.6
Earn-Out Periods	2.6
Earn-Out Resolution Period	2.6(c)
Earn-Out Shares	2.6(d)(iii)
Earn-Out Statement	2.6(b)
Employee Plans	4.18(a)(ii)
Environmental Conditions	4.27(a)(v)
Environmental Laws	4.27(a)(iv)
ERISA	4.18(a)(iii)
ERISA Affiliate	4.18(a)(iv)
Escrow Agent	2.4(d)
Escrow Agreement	2.4(d)
Estimated Closing Net Asset Value Statement	2.5(b)
Estimated Closing Net Asset Value	2.5(a)
Excluded Liabilities	2.3(a)
Expiration Date	9.3
First Earn-Out Payment	2.6(a)(i)
First Earn-Out Period	2.6
First Earn-Out Period ABNS Shortfall	2.6(a)(iii)
First Earn-Out Period Business EBITDA Shortfall	2.6(a)(iii)
First Earn-Out Period Payment Date	2.6(d)(i)
Foreign Plans	4.18(c)(ix)
GAAP	2.5(a)
Hazardous Substance	4.27(a)(iii)
Indemnification Holdback Amount	2.4(c)
Indemnity Escrow Account	2.4(d)
Interest Charges	2.6(e)(iv)
Multiemployer Plan	4.18(a)(v)
Net Asset Value	2.5(a)
Parent SEC Reports	5.6
Parent Tax Return	5.10
Pension Plan	4.18(a)(vi)
Post-Closing Tax Period	4.20(g)
Pre-Closing Tax Period	4.20(g)
Purchase Price	2.4(a)
Purchase Price Objection Notice	2.5(c)
Purchase Price Resolution Period	2.5(c)
Rehired Employees	6.2(a)
Restricted Period	6.1(a)
Release	4.27(a)(ii)
Second Earn-Out Payment	2.6(a)(ii)
Second Earn-Out Period Payment Date	2.6(d)(ii)

Term	Section
Second Earn-Out Period	2.6
Seller Indemnified Party	9.4(b)
Seller Indemnity Cap	9.4(f)(ii)
Seller Secured Indebtedness	3.2(a)(xiv)
Seller Sirtris Proceeds	9.11(b)
Seller’s Tax Contest Claim	9.8(c)
Shares	2.4(a)
Sirtris Costs	9.11(a)
Sirtris Defense Costs	9.11(a)
Sirtris License Agreement	9.11(a)
Straddle Period	9.8(b)
Straddle Period Tax Contest Claim	9.8(c)
Transfer Taxes	2.7
U.K. Withholding Taxes	2.8
Welfare Plan	4.18(a)(vii)

ARTICLE II.
PURCHASE AND SALE OF AFFINITI SHARES AND ASSETS

          2.1      Transfer of Affiniti Shares and Assets.

                    (a)      Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer’s U.K. Affiliate, and Buyer’s U.K. Affiliate shall purchase, acquire and accept from Seller, all of the Affiniti Shares together with all rights, title and interests in, to and under the Affiniti Shares (including the right to receive all dividends and other distributions declared, paid or made in respect thereof at or after the Closing), free and clear of all Encumbrances. At the Closing, the Seller shall deliver to Buyer certificate(s) evidencing the Affiniti Shares, accompanied by powers of attorney and share transfer forms, duly executed by Seller, in favor of the Buyer’s U.K. Affiliate and sufficient to duly transfer the Affiniti Shares and all rights, title and interests in, to and under the Affiniti Shares to Buyer’s U.K. Affiliate, free and clear of all Encumbrances. Each Seller Party hereby waives all rights of preemption over the Affiniti Shares, whether conferred by the articles of association of Affiniti or otherwise.

                    (b)      Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller Parties will sell, convey, transfer, assign and deliver to Buyer’s U.S. Affiliate, and Buyer’s U.S. Affiliate shall purchase, acquire and accept from the Seller Parties, all of the Seller Parties’ right, title and interest in, to and under the Assets, other than the Assets of the Affiniti Companies, free and clear of all Encumbrances other than Permitted Encumbrances. For the avoidance of doubt, all of the right, title and interest in, to and under the Assets of the Affiniti Companies shall be sold, conveyed, transferred, assigned and delivered to Buyer’s U.K. Affiliate, free and clear of all Encumbrances other than Permitted Encumbrances, by operation of law through the sale, conveyance, transfer, assignment and delivery of the Affiniti Shares to Buyer’s U.K. Affiliate, free and clear of all Encumbrances, pursuant to and in accordance with the provisions of Section 2.1(a) above.

          2.2      Assumption of Liabilities. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer or one of its Subsidiaries shall assume the following, and only the following, Liabilities of Seller (individually, an “Assumed Liability” and collectively, the “Assumed Liabilities”):

                    (a)           the trade accounts payable and accrued liabilities of Seller (other than intercompany accounts payable and accrued liabilities between or among any Seller Parties or the Affiniti Companies or accrued liabilities in respect of any present or former employees of any Seller Party, provided that the Accrued Employee Vacation Pay shall be so assumed hereunder) specifically set forth on the Closing Net Asset Value Statement, solely to the extent relating to the Business and incurred in the ordinary course of business as of the Closing Date, and in an amount not to exceed the amount set forth for such Liabilities on the Closing Net Asset Value Statement;

                    (b)       all Liabilities accruing, arising out of, or relating to events or occurrences happening from and after the Closing under the Assumed Contracts and the Lease set forth on Schedule 2.2(b), but not including any Liability for any Default under any such Assumed Contract or Lease occurring prior to the Closing;

                    (c)           all Liabilities to the extent accruing, arising out of, or relating to events or occurrences happening from and after the Closing insofar as they relate to the ownership or operation of the Business or the ownership, use or operation of the Assets from and after the Closing; and

                    (d)           all Liabilities for Taxes, other than Income Taxes, relating to the Business for the periods or portions thereof from and after the Closing Date (other than for certain Transfer Taxes as provided in Section 2.7 below).

          2.3      Excluded Liabilities.

                    (a)           Notwithstanding any other provision of this Agreement, the Buyer Parties shall not assume, or otherwise be responsible for, any Liabilities of the Seller Parties, other than the Assumed Liabilities expressly assumed by Buyer or one of its Affiliates specified in Section 2.2, whether liquidated or unliquidated, or known or unknown, and whether arising out of occurrences prior to, at or after the date hereof (the “Excluded Liabilities”), which Excluded Liabilities include the following:

                              (i)           whether or not the affected Persons are hired by Buyer or one of its Affiliates, all Liabilities whatsoever (whether arising under Regulation or Contract) to or in respect of any present or former officers, directors, general partners, limited partners, managers, members, employees, consultants or Affiliates of any Seller Party, including all Liabilities in connection with (A) any employment, severance, retention, termination, change-in-control or similar contract, agreement or arrangement, whether oral, written or implied, between any Seller Party and any Person or the termination by any Seller Party of the employment of any Person, (B) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted prior to the Closing against any Seller Party or is based on acts or omissions of any Seller Party which occurred prior to the Closing and (C) any salaries, wages, vacation or sick pay, other paid time off, severance pay, termination pay, retention pay, “golden parachute” or other similar payments, overtime, bonuses (including retention, “stay-put”, change-in-control or similar bonuses), other incentive compensation, commissions, expense reimbursement, or any stock option, equity or equity-based compensation or any other compensation that was earned, accrued, or relates to any period prior to the Closing with respect to any present or former officers, directors, general partners, limited partners, managers, members, employees or consultants of any Seller Party (other than the Accrued Employee Vacation Pay which is expressly an Assumed Liability pursuant to Section 2.2(a)), or that becomes payable by any Seller Party as a result of the Closing;

                              (ii)           all Liabilities under or relating to all Employee Plans at any time maintained, contributed to or required to be contributed to by any Seller Party or any ERISA Affiliate, or under which any Seller Party or any ERISA Affiliate has or may incur Liability (other than the Accrued Employee Vacation Pay which is expressly an Assumed Liability pursuant to Section 2.2(a)), or any contributions, benefits or Liabilities therefor, or any Liability with respect to any Seller Party’s or any ERISA Affiliate’s withdrawal or partial withdrawal from or termination of any Employee Plan;

                              (iii)           all Liabilities arising out of or related to the Excluded Assets, including the Excluded Contracts (to the extent not otherwise covered in clauses (i) and (ii) of this Section 2.3(a)), and all Liabilities arising out of or related to any other Contract to which any Seller Party is a Party that is not expressly an Assumed Contract;

                              (iv)           all Liabilities of any Seller Party for Income Taxes, whether or not relating to the Business and whether or not incurred prior to the Closing;

                              (v)       all Liabilities for Taxes, other than Income Taxes, relating to the Business for the periods or portions thereof ending prior to the Closing Date, including any such Taxes which are not due or assessed until after the Closing Date but which relate to the periods or portions thereof ending prior to the Closing Date (other than for certain Transfer Taxes as provided in Section 2.7 below);

                              (vi)           all Liabilities arising from any injury to or death of any Person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products designed, manufactured, assembled, sold, distributed, delivered, installed or repaired, or from services performed, by or on behalf of any Seller Party or any other Person prior to the Closing;

                              (vii)           all Liabilities of any Seller Party arising out of or related to any Action against or involving any Seller Party or any Action which adversely affects the Assets and which shall have been asserted prior to the Closing or to the extent the basis of which shall have arisen prior to the Closing;

                              (viii)           all Liabilities of any Seller Party resulting from entering into, performing its or his obligations pursuant to or consummating the transactions contemplated by, this Agreement (including all Liabilities of the Seller Parties pursuant to Section 9.4 hereof) and the Ancillary Agreements;

                              (ix)           all Liabilities of any Seller Party related to or arising from the ownership or operation of the Business by the Seller Parties or the ownership, use or operation of the Assets by the Seller Parties at any time prior to the Closing;

                              (x)           all Liabilities of any Seller Party for any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior to the Closing and which constitutes, or which by the lapse of time or delivery of notice (or both) would constitute, a breach or default under any Assumed Contract, Lease or Permit or a violation of the requirements of any governmental authority or agency or of the rights of any Person;

                              (xi)           all Liabilities of any Seller Party relating to the following: (a) indebtedness for borrowed money, including Liabilities evidenced by promissory notes, loans, credit facilities, indentures, letters of credit, guarantees, or other similar instruments relating to an obligation to pay money, between any Seller Party, on the one hand, and any other Person (including any Representative of any Seller Party), on the other hand, including the Seller’s Revolving Demand Note and the Seller’s Term Note, or between Seller Parties, (b) obligations to pay the deferred purchase price of property or services, except for trade accounts payable that are specifically Assumed Liabilities under Section 2.2(a), (c) obligations as lessee under capitalized leases, (d) indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (e) guarantees of the obligations of any other Person and (f) guarantees of any of the foregoing;

                              (xii)           all Environmental Liabilities of any Seller Party, including (a) all existing Environmental Liabilities, (b) all Environmental Liabilities arising from acts, omissions, events or occurrences which occurred prior to the Closing and (c) all Environmental Liabilities arising out of or relating to the ownership of the Assets, the operation of the Business, the transportation or disposal of Hazardous Materials, or the leasing or operation of any Leased Real Property prior to the Closing; and

                              (xiii)           all Liabilities of any Seller Party to another Seller Party or to any of their respective Affiliates.

                    (b)           Except as expressly set forth in Section 2.2 above, the Parties agree that the Buyer Parties shall not be the successor to the Seller Parties. The Seller Parties shall remain responsible for, and shall retain, pay, perform and discharge, the Excluded Liabilities.

          2.4      Consideration

                    (a)      Purchase Price. Upon the terms and subject to the conditions contained in this Agreement, as consideration for the sale, transfer, assignment, conveyance and delivery of the Affiniti Shares and the Assets and in full payment therefor, Parent and Buyer shall pay or cause to be paid to Seller (the “Purchase Price”): (i) $15,000,000 in cash (the “Cash Payment”), subject to adjustment as set forth in Section 2.5, (ii) an aggregate of 352,113 restricted (within the meaning of Rule 144 under the Securities Act) shares of Parent Common Stock (the

“Shares”), which aggregate number of Shares is equal to $3,000,000 divided by the Parent Share Price (rounded up to the nearest whole share), and (iii) the Earn-Out Payments, if any, and Buyer’s U.S. Affiliate shall assume the Assumed Liabilities as provided in Section 2.2.

                    (b)      Closing Payment. At the Closing, upon the terms and subject to the conditions set forth herein, (i) Buyer shall deliver or cause to be paid to Seller an amount in cash (such amount, the “Closing Payment”) equal to the Cash Payment less the Adjustment Holdback Amount less the Indemnification Holdback Amount less the Seller Secured Indebtedness, by wire transfer of immediately available funds to an account designated by Seller prior to the date of this Agreement and (ii) Parent shall deliver to Seller a stock certificate representing the Shares.

                    (c)      The “Adjustment Holdback Amount” shall be an amount equal to $550,000 and the “Indemnification Holdback Amount” shall be an amount equal to $1,500,000.

                    (d)      On the Closing Date, Buyer and Seller shall enter into the escrow agreement (the “Escrow Agreement”), substantially in the form of Exhibit E hereto, with RBS Citizens, National Association, as escrow agent (the “Escrow Agent”). In accordance with the terms of the Escrow Agreement, at the Closing, Buyer shall deposit by wire transfer the Adjustment Holdback Amount and the Indemnification Holdback Amount into two separate accounts (the “Adjustment Escrow Account” and the “Indemnity Escrow Account,” respectively) to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement. Seller shall bear all of the fees and cost reimbursements payable to the Escrow Agent under the Escrow Agreement.

                    (e)       The Parties agree that the total consideration, as determined for United States Tax purposes, paid for the Assets will be allocated to such Assets in the manner agreed upon by Buyer and Seller in good faith and set forth on a schedule to be prepared by Buyer and Seller as promptly as practicable following the Closing in accordance with Section 1060 of the Code and the rules and regulations promulgated thereunder and any similar provision of state, local and foreign law, as appropriate. Such schedule shall set forth the Assets, the Assumed Liabilities, the allocation with respect to the various Assets and the allocation with respect to the Affiniti Shares. Such allocation shall be revised for any adjustments to the total consideration paid under this Agreement as necessary, including for any Adjustment Amount determined in accordance with Section 2.5 hereof, as mutually agreed by Seller and Buyer. Except as otherwise required by law, the Parties will file all United States Tax Returns and information reports in a manner consistent with such allocation and which gives effect to any Adjustment Amount determined in accordance with Section 2.5 hereof; provided, however, that nothing contained in this Agreement shall prevent Parent, Buyer or Seller from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of such purchase price allocation, and none of Parent, Buyer and Seller shall be required to litigate before any court, any proposed deficiency or adjustment by any taxing authority challenging such purchase price allocation. The Parties will promptly inform one another of any challenge by any governmental authority to any allocation made in accordance with this Section 2.4(e), and the Parties agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge. In any proceeding related to the determination of any Taxes, none of the Parties shall contend or represent that such allocation is not a correct allocation.

          2.5      Purchase Price Adjustment

                    (a)     Estimated Closing Net Asset Value. The Parties agree that, on the Closing Date, the Net Asset Value of the Business should be $3,286,748 (the “Estimated Closing Net Asset Value”). “Net Asset Value,” as used herein, shall mean the value of the Assets less the Assumed Liabilities, each determined in accordance with generally accepted accounting principles in the United States (“GAAP”) consistent with the Financial Statements and in accordance with Schedule 2.5(a) (collectively, the “Accounting Standards”); provided, however, that for purposes of this Section 2.5, the value of the Assets shall be reduced on a dollar-for-dollar basis by the amount of any prepayments, advance payments or prepaid expenses (including any prepaid rents and prepaid health insurance premiums) relating to any post-Closing period actually paid by a Seller Party (but not with respect to either of the Affiniti Companies) and included in the Assets that Buyer shall reimburse to Seller pursuant to the last sentence of Section 9.1.

                    (b)      Closing Net Asset Value Statement. As soon as practicable following the Closing Date, but in any event within forty-five (45) days thereafter, Seller shall prepare and deliver to Buyer a working draft of (i) an unaudited statement setting forth the Assets and Assumed Liabilities of Seller as of the Closing Date, which shall be prepared in accordance with the Accounting Standards and (ii) Seller’s calculation of Seller’s Net Asset Value as of the Closing Date based on such draft unaudited statement, which shall also be prepared in accordance with the Accounting Standards. As soon as practicable following Buyer’s receipt of such working draft unaudited statement and Seller’s calculation of Seller’s Net Asset Value as of the Closing Date in accordance with the immediately preceding sentence, but in any event within thirty (30) days thereafter, the Buyer shall prepare and deliver to Seller (i) an unaudited statement setting forth the Assets and Assumed Liabilities of Seller as of the Closing Date (the “Closing Net Asset Value Statement”), which shall be prepared in accordance with the Accounting Standards and (ii) the Buyer’s calculation of Seller’s Net Asset Value as of the Closing Date based on the Closing Net Asset Value Statement, which shall also be prepared in accordance with the Accounting Standards (the “Closing Net Asset Value”). At Buyer’s request, Seller (i) shall assist, and shall cause its Affiliates and each of their respective Representatives to assist, Buyer and its Representatives in the preparation of the Closing Net Asset Value Statement, (ii) shall provide Buyer and its Representatives with all information reasonably requested by them in connection therewith, including schedules of accounts receivable aging, accounts payable, accrued liabilities, Inventory and Fixtures and Equipment (net of depreciation and amortization expense), and a schedule of all prepayments, advance payments or prepaid expenses (including any prepaid rents and prepaid insurance premiums), in each case as of the Closing Date, and (iii) shall give Buyer and its representatives access, during normal business hours and upon reasonable notice, to Seller’s personnel, properties, books and records for such purpose. Without limiting the generality of the foregoing, for purposes of the valuation of Inventory as of the Closing Date, the Parties hereby acknowledge and agree that Buyer shall conduct a physical count of the Inventory at each location where the Inventory is located not later than five (5) Business Days after the Closing Date, Buyer shall utilize valuation methods, procedures and pricing schedules consistent with those utilized by Seller in preparing the Most

Recent Balance Sheet, and Seller shall assist, and shall cause its Affiliates and each of their respective Representatives to assist, Buyer and its Representatives in connection therewith.

                    (c)      Disputed Adjustment Amount. The Closing Net Asset Value Statement and Closing Net Asset Value shall be final, binding and conclusive unless Seller notifies Buyer in writing of any disagreement therewith (a “Purchase Price Objection Notice”) within ten (10) days after its receipt thereof, specifying (i) those items as to which there is disagreement and (ii) a reasonably detailed description of the basis, nature, dollar amount and extent of the dispute or disagreement. If Seller does not deliver a Purchase Price Objection Notice within such period, then within five (5) Business Days after the expiry of such period the Adjustment Holdback Amount shall be released by the Escrow Agent and any additional amounts paid in the manner set forth in Section 2.5(e) . If Seller does deliver a Purchase Price Objection Notice within such period, then for a period of thirty (30) days from the date of delivery of the Purchase Price Objection Notice, Buyer shall afford Seller and its Representatives with reasonable access during normal business hours to the financial records of Buyer so as to enable their review of the Closing Net Asset Value Statement and Closing Net Asset Value. Seller and Buyer shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If Seller and Buyer are unable to resolve all disputes reflected in the Purchase Price Objection Notice within thirty (30) days after the date of delivery of the Purchase Price Objection Notice (or such longer period as Buyer and Seller may mutually agree upon) (the “Purchase Price Resolution Period”), then Seller and Buyer shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements. Buyer and Seller shall use their reasonable best efforts to cause the Accounting Firm to make its determination within sixty (60) days of accepting its selection. The determination by the Accounting Firm shall be final, binding and conclusive on the Parties and shall not be appealable. Seller and Buyer shall deliver to the Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Accounting Firm to the extent available to Seller, Buyer and their Representatives. Seller and Buyer shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of both Seller and Buyer. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm and shall be limited in scope as to whether: (i) the Closing Net Asset Value Statement and Closing Net Asset Value were prepared in accordance with the Accounting Standards and (ii) there were any mathematical errors in the calculation of the Closing Net Asset Value Statement and Closing Net Asset Value. Upon resolution by the Accounting Firm to its satisfaction of all such disputed matters, the Accounting Firm shall cause to be prepared and shall deliver to Seller and Buyer a final Closing Net Asset Value Statement setting forth the Closing Net Asset Value as of the Closing Date, and the date of such delivery by the Accounting Firm shall be deemed the date on which the Closing Net Asset Value Statement and Closing Net Asset Value shall become final, binding and conclusive. Within five (5) Business Days after the date the Closing Net Asset Value Statement and Closing Net Asset Value shall become final, binding and conclusive in accordance with this Section 2.5(c), the Adjustment Holdback Amount shall be released by the Escrow Agent and any additional amounts paid in the manner set forth in Section 2.5(e) . The fees and expenses of the Accounting Firm shall be borne by Buyer and Seller in proportion to the amount of the disputed item with respect to which such Party’s claim was unsuccessful.

                    (d)      Final Adjustment Amount. The “Adjustment Amount” shall be an amount equal to the Estimated Closing Net Asset Value minus the Closing Net Asset Value.

                    (e)      Release of Adjustment Holdback Amount.

                              (i)           If the Adjustment Amount is equal to or greater than zero, but less than the Adjustment Holdback Amount, the Escrow Agent shall pay to Buyer from the Adjustment Escrow Account the Adjustment Amount, together with all interest and other amounts earned thereon, and shall pay to Seller the balance of the Adjustment Holdback Amount, together with all interest and other amounts earned thereon (less all fees, costs and expenses due and payable by Seller to the Escrow Agent), which amounts shall be paid by the Escrow Agent in accordance with the procedures set forth in the Escrow Agreement. If the Adjustment Amount is equal to or greater than zero and equals or exceeds the Adjustment Holdback Amount, the Escrow Agent shall pay to Buyer the entire Adjustment Holdback Amount, together with all interest and other amounts earned thereon, and shall pay to Buyer from the Indemnification Holdback Amount an amount equal to the Adjustment Amount less the Adjustment Holdback Amount (without reference and without giving effect to any limitations set forth in Section 9.4(f)), together with all interest and other amounts earned thereon, which amounts shall be paid by the Escrow Agent in accordance with the procedures set forth in the Escrow Agreement.

                              (ii)       If the Adjustment Amount is a negative number, the Escrow Agent shall pay to Seller the entire Adjustment Holdback Amount, together with all interest and other amounts earned thereon (less all fees, costs and expenses due and payable by Seller to the Escrow Agent), which amount shall be paid by the Escrow Agent in accordance with the procedures set forth in the Escrow Agreement. Notwithstanding anything in this Agreement to the contrary, if the Adjustment Amount is a negative number, the Purchase Price shall not be adjusted as a result thereof and none of the Buyer Parties shall be required to make or cause to be made any payments to any of the Seller Parties in respect thereof, except for the payment to Seller of the entire Adjustment Holdback Amount in accordance with the immediately preceding sentence.

                              (iii)           For the avoidance of doubt, all interest and other amounts earned under the Escrow Agreement on the Adjustment Holdback Amount in the Adjustment Escrow Account shall be paid to Seller, on the one hand, and/or to Buyer, on the other hand, in proportion to the total amount of the Adjustment Holdback Amount paid to such Party as above provided.

          2.6      Earn-Out. Following the Closing Date, Parent and Buyer agree to make additional payments to Seller upon the terms and subject to the conditions of this Section 2.6 (together, the “Earn-Out Payments”), for each of (i) the one-year period from and including May 1, 2008 through and including April 30, 2009 (the “First Earn-Out Period”) and (ii) the one-year period from and including May 1, 2009 through and including April 30, 2010 (the “Second Earn-Out Period” and, together with the First Earn-Out Period, the “Earn Out-Periods”), which Earn-Out Payments, if any, will be paid to Seller in accordance with Section 2.6(d) below.

                    (a)      Earn-Out Payment. The Earn-Out Payment for each Earn-Out Period, if any, shall become due and payable to Seller as follows:

                              (i)           Subject to subsection (iii) of this Section 2.6(a), if (A) the Adjusted Business Net Sales for the First Earn-Out Period exceed $11,421,217 (such amount being equal to 106% of the Business Net Sales for Seller’s fiscal year ended December 31, 2007, rounded to the nearest dollar) and (B) the Business EBITDA for the First Earn-Out Period exceeds $1,650,000, Parent and Buyer shall cause to be paid to Seller an Earn-Out Payment equal to $2,500,000 (the “First Earn-Out Payment”), payable to Seller in accordance with Section 2.6(d) below.

                              (ii)           Subject to subsection (iii) of this Section 2.6(a), if (A) the Adjusted Business Net Sales for the Second Earn-Out Period exceed $12,067,701 (such amount being equal to 112% of the Business Net Sales for Seller’s fiscal year ended December 31, 2007, rounded to the nearest dollar) and (B) the Business EBITDA for the Second Earn-Out Period exceeds $1,900,000, Parent and Buyer shall cause to be paid to Seller an Earn-Out Payment equal to $2,500,000 (the “Second Earn-Out Payment”), payable to Seller in accordance with Section 2.6(d) below.

                              (iii)           Notwithstanding the provisions of subsection (i) of this Section 2.6(a), with respect to the First Earn-Out Period, if (A) the Adjusted Business Net Sales for the First Earn-Out Period do not exceed $11,421,217 but are equal to or exceed $11,121,217 (such shortfall being hereinafter referred to as the “First Earn-Out Period ABNS Shortfall”) and/or (B) the Business EBITDA for the First Earn-Out Period does not exceed $1,650,000 but is equal to or exceeds $1,575,000 (such shortfall being hereinafter referred to as the “First Earn-Out Period Business EBITDA Shortfall”), Parent and Buyer shall cause to be paid to Seller the First Earn-Out Payment, payable to Seller in accordance with Section 2.6(d) below; provided, however, that notwithstanding the provisions of subsection (ii) of this Section 2.6(a), with respect to the Second Earn-Out Period, the Second Earn-Out Payment shall not become due and payable to Seller unless: (1) the Adjusted Business Net Sales for the Second Earn-Out Period exceed an amount equal to the sum of (x) $12,067,701 plus (y) an amount equal to the First-Earn Out Period ABNS Shortfall, if any, and (2) the Business EBITDA for the Second Earn-Out Period exceeds an amount equal to the sum of (x) $1,900,000 plus (y) an amount equal to the First Earn-Out Period Business EBITDA Shortfall, if any, in which case Parent and Buyer shall cause to be paid to Seller the Second Earn-Out Payment, payable to Seller in accordance with Section 2.6(d) below.

                    (b)     Earn-Out Statement; Unaudited Interim Statements. Within seventy-five (75) days after the end of each Earn-Out Period, Buyer shall calculate the Adjusted Business Net Sales, the Business Net Sales and Business EBITDA for such Earn-Out Period and shall deliver to Seller a report setting forth in reasonable detail the amount of Adjusted Business Net Sales, Business Net Sales and Business EBITDA for such Earn-Out Period. Each written report delivered to Seller shall be accompanied by documentation appropriate to support the calculation of Adjusted Business Net Sales, Business Net Sales and Business EBITDA for such Earn-Out Period. Each written report and the accompanying back-up documentation for any Earn-Out Period are collectively referred to herein as the “Earn-Out Statement”. The Earn-Out Statement shall be used for purposes of determining whether the Earn-Out Payment is to be made to Seller in accordance with Section 2.6(a) above. Within sixty (60) days after the end of each fiscal quarter of Buyer during the Earn-Out Periods, Buyer shall prepare and deliver to Seller unaudited interim statements of income for such fiscal quarter for each of Buyer’s U.S. Affiliate and Buyer’s U.K. Affiliate.

                    (c)      Disputed Earn-Out Statement. The Earn-Out Statement for any Earn-Out Period shall be final, binding and conclusive unless Seller notifies Buyer in writing of any disagreement therewith (an “Earn-Out Objection Notice”) within ten (10) days after its receipt thereof, specifying (i) those items as to which there is disagreement and (ii) a reasonably detailed description of the basis, nature, dollar amount and extent of the dispute or disagreement. If Seller does deliver an Earn-Out Objection Notice within such period, then for a period of thirty (30) days from the date of delivery of the Earn-Out Objection Notice, Buyer shall afford Seller and its Representatives with reasonable access during normal business hours to the financial records of Buyer so as to enable their review of the Earn-Out Statement. Seller and Buyer shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If Seller and Buyer are unable to resolve all disputes reflected in the Earn-Out Objection Notice within thirty (30) days after the date of delivery of the Earn-Out Objection Notice (or such longer period as Buyer and Seller may mutually agree upon) (the “Earn-Out Resolution Period”), then Seller and Buyer shall request the Accounting Firm to resolve any remaining disagreements. Buyer and Seller shall use their reasonable best efforts to cause the Accounting Firm to make its determination within sixty (60) days of accepting its selection. The determination by the Accounting Firm shall be final, binding and conclusive on the Parties and shall not be appealable. Seller and Buyer shall deliver to the Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Accounting Firm to the extent available to Seller, Buyer and their Representatives. Seller and Buyer shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of both Seller and Buyer. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm and shall be limited in scope as to whether: (i) the Earn-Out Statement was derived from the books and records of Parent and Buyer, in conformity with GAAP, consistent with the consolidated financial statements included in the Parent SEC Reports, and (ii) there were any mathematical errors in the calculation of the Adjusted Business Net Sales, the Business Net Sales and/or the Business EBITDA for the Earn-Out Period. Upon resolution by the Accounting Firm to its satisfaction of all such disputed matters, the Accounting Firm shall cause to be prepared and shall deliver to Seller and Buyer a final Earn-Out Statement setting forth the Adjusted Business Net Sales, the Business Net Sales and/or the Business EBITDA for the Earn-Out Period, and the date of such delivery by the Accounting Firm shall be deemed the date on which the Earn-Out Statement and the Adjusted Business Net Sales, the Business Net Sales and/or the Business EBITDA for the Earn-Out Period shall become final, binding and conclusive. The fees and expenses of the Accounting Firm shall be borne by Buyer and Seller in proportion to the amount of the disputed item with respect to which such Party’s claim was unsuccessful.

                    (d)      Payment of Earn-Out Payment. For each Earn-Out Period, Parent and Buyer shall pay to Seller the Earn-Out Payment due and payable in accordance with Section 2.6(a), if any, as follows:

                              (i)           With respect to the First Earn-Out Period, Parent and Buyer shall pay to Seller, on or before the fifth (5th) Business Day following the date that the Earn-Out Statement in respect of the First Earn-Out Period becomes final, binding and conclusive in accordance with Section 2.6(c) above (the date on which such payment is made being referred to as the “First Earn-Out Period Payment Date”), the First Earn-Out Payment (if such First Earn-Out Payment shall become due and payable to Seller under the terms of Section 2.6(a)) . Such First Earn-Out Payment, if any, shall be payable in such combination of cash and restricted (within the meaning of Rule 144 under the Securities Act) shares of Parent Common Stock as Parent and Buyer may determine in their discretion; provided, however, that in no event shall more than 50% of such First Earn-Out Payment be paid in shares of Parent Common Stock. For purposes of determining the aggregate number of shares of Parent Common Stock to be issued as the stock portion of such First Earn-Out Payment, if any, such number of shares shall be equal to (x) the dollar amount of such First Earn-Out Payment to be paid in shares of Parent Common Stock (such dollar amount not to exceed $1,250,000) divided by (y) 95% of the volume-weighted average closing price per share of Parent Common Stock as reported on the New York Stock Exchange composite tape for the ten (10) consecutive trading-day period ending on the second (2nd) trading day immediately prior to the First Earn-Out Period Payment Date (rounded up to the nearest whole share). The cash portion of such First Earn-Out Payment, if any, shall be equal to (x) $2,500,000 minus (y) the dollar amount of such First Earn-Out Payment to be paid in shares of Parent Common Stock (if any), and shall be paid by wire transfer of immediately available funds to an account designated by Seller prior to the First Earn-Out Period Payment Date.

                              (ii)           With respect to the Second Earn-Out Period, Parent and Buyer shall pay to Seller, on or before the fifth (5th) Business Day following the date that the Earn-Out Statement in respect of the Second Earn-Out Period becomes final, binding and conclusive in accordance with Section 2.6(c) above (the date on which such payment is made being referred to as the “Second Earn-Out Period Payment Date”), the Second Earn-Out Payment (if such Second Earn-Out Payment shall become due and payable to Seller under the terms of Section 2.6(a)) . Such Second Earn-Out Payment, if any, shall be payable in such combination of cash and restricted (within the meaning of Rule 144 under the Securities Act) shares of Parent Common Stock as Parent and Buyer may determine in their discretion; provided, however, that in no event shall more than 50% of such Second Earn-Out Payment be paid in shares of Parent Common Stock. For purposes of determining the aggregate number of shares of Parent Common Stock to be issued as the stock portion of such Second Earn-Out Payment, if any, such number of shares shall be equal to (x) the dollar amount of such Second Earn-Out Payment to be paid in shares of Parent Common Stock (such dollar amount not to exceed $1,250,000) divided by (y) 95% of the volume-weighted average closing price per share of Parent Common Stock as reported on the New York Stock Exchange composite tape for the ten (10) consecutive trading-day period ending on the second (2nd) trading day immediately prior to the Second Earn-Out Period Payment Date (rounded up to the nearest whole share). The cash portion of such Second Earn-Out Payment, if any, shall be equal to (x) $2,500,000 minus (y) the dollar amount of such Second Earn-Out Payment to be paid in shares of Parent Common Stock (if any), and shall be paid by wire transfer of immediately available funds to an account designated by Seller prior to the Second Earn-Out Period Payment Date.

                              (iii)       The shares of Parent Common Stock issued by Parent pursuant to this Section 2.6 are collectively referred to in this Agreement as the “Earn-Out Shares”.

                              (iv)      Notwithstanding anything in this Agreement to the contrary, the Earn-Out Payment for each Earn-Out Period, if any, shall constitute part of the Purchase Price for the sale, transfer, assignment, conveyance and delivery of the Affiniti Shares and the Assets under this Agreement, and shall not be construed as consideration for the services of any of Zipkin, Taffer, Sheppard or Varndell in his capacity as an employee or officer of Buyer or one of its Affiliates.

                    (e)      Certain Definitions. For the purposes of this Section 2.6 only, the following terms shall have the following meanings:

                              (i)      “Adjusted Business Net Sales” shall mean, for the applicable Earn-Out Period, the Business Net Sales minus the gross revenues attributable to any increase in sales price of products or services of the Business over the sales price for such products or services of the Business as of April 30, 2008, with respect to the First Earn-Out Period, and as of April 30, 2009, with respect to the Second Earn-Out Period (provided that revenues attributable to (x) sales of new product lines of the Business first sold by the Business after April 30, 2008, with respect to the First Earn-Out Period, and after April 30, 2009, with respect to the Second Earn-Out Period, or (y) proportionate adjustments to sales prices necessary to maintain historical 2007 profit margins on individual products or services (to the extent such proportionate adjustments are set forth in writing and delivered to Buyer on a quarterly basis), in each case shall not be so deducted from gross revenues).

                              (ii)     “Business Net Sales” shall mean, for the applicable Earn-Out Period, (A) the sum of (1) the gross revenues of Buyer’s U.S. Affiliate that are directly and solely attributable to the conduct of the Business or the ownership or operation of the Assets by Buyer’s U.S. Affiliate, excluding gross revenues attributable to (x) royalties (including Seller Sirtris Proceeds, Buyer Sirtris Proceeds and all other amounts received pursuant to the Sirtris License Agreement), (y) grants or awards from any governmental authorities and (z) intercompany sales of products or services among Buyer’s U.S. Affiliate and the Affiniti Companies, and (2) the gross revenues of Buyer’s U.K. Affiliate that are directly and solely attributable to the conduct of the Business or the ownership or operation of the Assets by Buyer’s U.K. Affiliate, including for this purpose the gross revenues of the Affiniti Companies, but excluding gross revenues attributable to (x) royalties (including Seller Sirtris Proceeds, Buyer Sirtris Proceeds and all other amounts received pursuant to the Sirtris License Agreement), (y) grants or awards from any governmental authorities and (z) intercompany sales of products or services among Buyer’s U.S. Affiliate and the Affiniti Companies, in the case of each of clauses (1) and (2) above calculated utilizing the same currency exchange rate for the British pound sterling to the U.S. dollar utilized by Seller in computing Seller’s net sales as of December 31, 2007 as set forth in the Financial Statements, minus (B) reductions relating to normal and customary trade and quantity discounts, allowances and rebates, returns, replacements, warranty costs, special handling or shipping, samples, Taxes and duties to the extent the foregoing are actually paid or accrued on the books and records of Buyer (or either of Buyer’s U.S. Affiliate and/or Buyer’s U.K. Affiliate) in accordance with GAAP, consistent with the consolidated financial statements included in the Parent SEC Reports.

                              (iii)     “Business EBITDA” shall mean an amount equal to Business Net Income plus (A) the following, to the extent deducted in calculating Business Net Income

(without duplication): (1) Interest Charges, (2) all federal, state, local and foreign income Tax expense, (3) depreciation and amortization expense, (4) non-cash impairment of assets (tangible and intangible) and related non-cash charges, (5) non-cash charges and expenses related to equity-based compensation awards and (6) all inventory step-up expense recognized in conjunction with Purchase Price accounting adjustments and minus (B) the following to the extent included in calculating Business Net Income (without duplication): (1) federal, state, local and foreign income Tax credits and (2) all non-cash items increasing Business Net Income, including interest income, in each case with respect to the applicable Earn-Out Period.

                              (iv)      “Interest Charges” shall mean, for the applicable Earn-Out Period, the sum (without duplication) of (A) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, consistent with the consolidated financial statements included in the Parent SEC Reports, and (B) the portion of rent expense with respect to such period under capitalized leases that is treated as interest in accordance with GAAP, consistent with the consolidated financial statements included in the Parent SEC Reports, in each case, of Buyer’s U.S. Affiliate and Buyer’s U.K. Affiliate (including for this purpose the Affiniti Companies).

                              (v)     “Business Net Income” shall mean, for the applicable Earn-Out Period, the sum of (A) the net income of Buyer’s U.S. Affiliate that is directly and solely attributable to the conduct of the Business or the ownership or operation of the Assets by Buyer’s U.S. Affiliate, determined in conformity with GAAP, consistent with the consolidated financial statements included in the Parent SEC Reports, and (B) the net income of Buyer’s U.K. Affiliate that is directly and solely attributable to the conduct of the Business or the ownership or operation of the Assets by Buyer’s U.K. Affiliate (including for this purpose the net income of the Affiniti Companies), determined in conformity with GAAP, consistent with the consolidated financial statements included in the Parent SEC Reports, in each case without giving effect to each of the following: (1) any increase in sales price of products or services of the Business over the sales price for such products or services of the Business as of April 30, 2008, with respect to the First Earn-Out Period, and as of April 30, 2009, with respect to the Second Earn-Out Period (provided that revenues attributable to (x) sales of new product lines of the Business first sold by the Business after April 30, 2008, with respect to the First Earn-Out Period, and after April 30, 2009, with respect to the Second Earn-Out Period, or (y) proportionate adjustments to sales prices necessary to maintain historical 2007 profit margins on individual products or services (to the extent such proportionate adjustments are set forth in writing and delivered to Buyer on a quarterly basis), in each case shall not be so disregarded), (2) grants or awards from any governmental authorities (provided that any grants received that are utilized for payment of expenses shall be added to the net income to the extent of the amount of the grant so utilized), royalties (including Seller Sirtris Proceeds, Buyer Sirtris Proceeds and all other amounts received pursuant to the Sirtris License Agreement) or intercompany sales of products or services among Buyer’s U.S. Affiliate and the Affiniti Companies, (3) extraordinary gains or extraordinary losses, determined in conformity with GAAP, consistent with the consolidated financial statements included in the Parent SEC Reports, (4) any discretionary bonuses paid to the individual Partners pursuant to their respective Employment Agreement, (5) any discretionary bonuses paid to any Rehired Employee or employee of the Affiniti Companies (other than the individual Partners) other than in the ordinary course of Parent’s or Buyer’s historical compensation practices, policies and procedures, (6) any Sirtris Costs and any internal costs incurred by Buyer or any of its Affiliates relating to the Sirtris License Agreement, (7) any costs or expenses incurred by Buyer or any of its Affiliates that were not of a type historically incurred by the Seller, the Affiniti Companies or the Business prior to the Closing, unless (i) such costs or expenses should have been historically incurred by the Seller, the Affiniti Companies or the Business prior to the Closing in accordance with GAAP or applicable law or (ii) such costs or expenses were incurred by Buyer or any of its Affiliates as a result of a material breach of any representation, warranty, covenant or agreement of any Seller Party contained in this Agreement, and (8) any costs or expenses incurred by Buyer or any of its Affiliates that were of a type historically incurred by the Seller, the Affiniti Companies or the Business prior to the Closing in excess of 107.5% of the historical costs or expenses that were incurred by the Seller, the Affiniti Companies or the Business in any fiscal year commencing with the fiscal year beginning on January 1, 2004. For the avoidance of doubt, in determining the net income of Buyer’s U.S. Affiliate and the net income of Buyer’s U.K. Affiliate, costs and expenses of Buyer’s U.S. Affiliate and Buyer’s U.K. Affiliate shall include allocations from Parent or Buyer to the extent such allocations relate to costs or expenses of a type set forth in the immediately preceding sentence. Notwithstanding anything to the contrary contained in this Section 2.6(e)(v), there shall be no management fees charged by Buyer to Buyer’s U.S. Affiliate or Buyer’s U.K. Affiliate in computing Business Net Income.

                    (f)      Operation of the Business. During the Earn-Out Periods, Parent and Buyer shall operate the Business in good faith and shall not take any actions the primary purpose of which is to avoid making the Earn-Out Payments to Seller.

          2.7      Closing Costs; Transfer Taxes and Fees. Each of Seller and Buyer shall pay half of all United States federal, state and local, sales, stamp, documentary, recording, value added, registration, conveyance and real estate and other transfer Taxes, and Buyer shall pay all of the United Kingdom and other foreign sales, stamp, documentary, recording, value added, registration, conveyance and real estate and other transfer Taxes (collectively, “Transfer Taxes”), in each case payable on the transfer of the Assets and the Affiniti Shares hereunder and any deficiency, interest or penalty asserted with respect thereto, in accordance with applicable law. Buyer and Seller shall reasonably cooperate with each other in timely making all filings, returns, reports and forms as may be required in connection with the payment of all Transfer Taxes, including delivering all instruments and certificates as are necessary to minimize such Transfer Taxes and enable the other to timely comply with the filing of any Tax Return that relates to Transfer Taxes. Buyer shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a) . Seller shall pay all costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred to Buyer or one of its Affiliates.

          2.8      Withholdings. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Tax laws of the United Kingdom. To the extent that such amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. If the United Kingdom taxing authority determines that withholding Tax in excess of the amount withheld at Closing is due with respect to the transfer of the Affiniti Shares, Seller agrees to bear the burden of such withholding Tax (including any interest and penalties thereon) (such amounts, “U.K. Withholding Taxes”).

ARTICLE III.
CLOSING

          3.1      Closing. The Closing of the transactions contemplated herein (the “Closing”) shall be held on May 8, 2008 at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York 10166, immediately following the execution and delivery of this Agreement and the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, or such other date and time as Buyer and Seller may mutually determine (the “Closing Date”). Notwithstanding any later time of the Closing, the Closing shall be deemed completed at 12:01 a.m., New York City time, on the Closing Date.

          3.2      Conveyances at Closing

                    (a)     Deliveries by Seller to Buyer. To effect the sale and transfer referred to in Section 2.1 hereof, Seller will, at the Closing, deliver to Buyer:

                              (i)           the Bill of Sale duly executed by the Seller Parties substantially in the form attached hereto as Exhibit A, conveying in the aggregate all of the owned personal property included in the Assets, other than the Assets of the Affiniti Companies, free and clear of all Encumbrances (other than Permitted Encumbrances);

                              (ii)           the Assignment and Assumption of Lease duly executed by Seller with respect to the Lease set forth on Schedule 2.2(b), substantially in the form attached hereto as Exhibit B;

                              (iii)           the Assignment and Assumption of Assumed Contracts duly executed by the Seller Parties with respect to each Assumed Contract, substantially in the form attached hereto as Exhibit C;

                              (iv)           one or more Intellectual Property and Domain Name Assignments duly executed by Seller and Biomol Research, as applicable, each substantially in the form attached hereto as Exhibit D, in recordable form to the extent necessary to assign such rights;

                              (v)           certificate(s) evidencing the Affiniti Shares, accompanied by powers of attorney and share transfer forms duly executed by Seller in favor of the Buyer’s U.K. Affiliate and sufficient to duly transfer the Affiniti Shares and all rights, title and interests in, to and under the Affiniti Shares to Buyer’s U.K. Affiliate, free and clear of all Encumbrances;

                              (vi)       the Escrow Agreement duly executed by Seller, substantially in the form attached hereto as Exhibit E;

                              (vii)       the Employment Agreements duly executed by each of Zipkin and Taffer, substantially in the form attached hereto as Exhibit F, and the Employment Agreements duly executed by each of Sheppard and Varndell, substantially in the form attached hereto as Exhibit G;

                              (viii)       the certificates contemplated by Sections 8.1 and 8.4, duly executed by Biofiniti, as the general partner of Seller;

                              (ix)       a receipt with respect to the Closing Payment duly executed by Seller;

                              (x)      all Permits and all Governmental Consents and Third Party Consents required for the valid transfer of the Assets (including the Assumed Contracts and the Lease set forth on Schedule 2.2(b)) and the Affiniti Shares as contemplated by this Agreement;

                              (xi)           the Books and Records;

                              (xii)           resignations, effective as of the Closing, of each of Zipkin and Taffer as directors, and of Tessa Varndell as the secretary, of each of the Affiniti Companies;

                              (xiii)           certificates of good standing for each of the Affiniti Companies in all jurisdictions where they are incorporated and registered to carry on the Business;

                              (xiv)           evidence in form and substance reasonably satisfactory to Buyer’s counsel that (a) all outstanding principal amount under the Seller’s Revolving Demand Note and the Seller’s Term Note, together with all unpaid interest accrued thereon and other fees and expenses payable in respect thereof (collectively, the “Seller Secured Indebtedness”), shall have been paid or otherwise satisfied or discharged, in full, at or prior to the Closing, and the Seller’s Revolving Demand Note and the Seller’s Term Note shall have been terminated at or prior to the Closing, (b) all Encumbrances (other than Permitted Encumbrances) with respect to the Assets shall have been released (including all Encumbrances relating to the Seller’s Revolving Demand Note and the Seller’s Term Note) at or prior to the Closing and (c) all Encumbrances with respect to the Affiniti Shares and the Capital Stock of Affiniti Research have been released at or prior to the Closing;

                              (xv)           evidence in form and substance reasonably satisfactory to Buyer’s counsel that all intercompany accounts receivable, accounts payable and accrued liabilities between or among any Seller Parties or the Affiniti Companies shall have been paid or otherwise satisfied or discharged, in full, at or prior to the Closing, and that the Seller Parties and the Affiniti Companies, as applicable, shall have been released from all Liabilities thereunder and all related guarantees, security interests and pledges at or prior to the Closing;

                              (xvi)           evidence in form and substance reasonably satisfactory to Buyer’s counsel that (a) all outstanding principal amount under the ₤50,000 Unsecured Loan Agreement dated 3 April 2003, between Dr. Michael Stuart Munns and Affiniti Research, together with all unpaid interest accrued thereon and other fees and expenses payable in respect thereof (the “Affiniti Loan”), (b) all outstanding principal amount under the Overdraft Facility of up to ₤90,000 dated 14 November 2006, between Barclays Bank plc and Affiniti Research, together with all unpaid interest accrued thereon and other fees and expenses payable in respect thereof (the “Affiniti Overdraft Facility”), and (c) all outstanding accrued officer salaries of the Affiniti

Companies through and including the Closing Date, together with all unpaid interest accrued thereon and other fees and expenses payable in respect thereof (the “Affiniti Accrued Officer Salaries”), in each case shall have been paid or otherwise satisfied or discharged, in full, and shall have been terminated prior to the Closing, and that the Affiniti Companies shall have been released from all Liabilities under or with respect to the Affiniti Loan, the Affiniti Overdraft Facility and the Affiniti Accrued Officer Salaries and all related guarantees, security interests and pledges prior to the Closing;

                              (xvii)           signed copies of each of the Affiniti Financial Statements and the Affiniti Research Financial Statements and confirmation that the Affiniti Financial Statements and the Affiniti Research Financial Statements each have been filed with and duly stamped by the Registrar of Companies in the United Kingdom;

                              (xviii)           a certificate from Seller in accordance with United States Treasury Regulation Section 1.1445 -2(b)(2)(i) and in the form provided in United States Treasury Regulation Section 1.1445 -2(b)(2)(iii)(B); and

                              (xix)           such other instruments as shall be reasonably requested by Buyer to vest in the Buyer Parties title in and to the Assets and the Affiniti Shares, in accordance with the provisions of this Agreement.

                    (b)      Deliveries by Buyer to Seller, the Escrow Agent or the Partners. Buyer will, at the Closing:

                              (i)           deliver to Seller the Bill of Sale duly executed by Buyer’s U.S. Affiliate substantially in the form attached hereto as Exhibit A;

                              (ii)           deliver to Seller the Assignment and Assumption of Lease duly executed by Buyer’s U.S. Affiliate with respect to the Lease set forth on Schedule 2.2(b) substantially in the form attached hereto as Exhibit B, evidencing the assumption by Buyer’s U.S. Affiliate, pursuant to Section 2.2, of the Assumed Liabilities therein;

                              (iii)           deliver to Seller the Assignment and Assumption of Assumed Contracts duly executed by Buyer’s U.S. Affiliate with respect to each Assumed Contract substantially in the form attached hereto as Exhibit C, evidencing the assumption by Buyer’s U.S. Affiliate, pursuant to Section 2.2, of the Assumed Liabilities therein;

                              (iv)           deliver to Seller and to the Escrow Agent the Escrow Agreement duly executed by Buyer, substantially in the form attached hereto as Exhibit E;

                              (v)           deliver to each of Zipkin and Taffer an Employment Agreement duly executed by Buyer, substantially in the form attached hereto as Exhibit F, and deliver to each of Sheppard and Varndell an Employment Agreement Amendment duly executed by Buyer, substantially in the form attached hereto as Exhibit G, it being hereby acknowledged and agreed that such Employment Agreements and Employment Agreement Amendments shall provide that any termination of employment thereunder shall not modify the obligations of the Buyer Parties to pay the Earn-Out Payments, if any, to Seller under Section 2.6 in accordance with the terms and subject to the conditions of this Agreement;

                              (vi)           deliver to Seller the Closing Payment;

                              (vii)           deliver to the Escrow Agent the Adjustment Holdback Amount and the Indemnification Holdback Amount;

                              (viii)           deliver to Citizens Bank the Seller Secured Indebtedness in accordance with a duly executed payoff letter from Citizens Bank to Seller, a true and complete copy of which has heretofore been provided to Buyer;

                              (ix)           deliver to Seller a stock certificate representing the Shares;

                              (x)           deliver to Seller a certificate of good standing for Parent in the State of New York;

                              (xi)           deliver to Seller the certificate contemplated by Section 7.1, duly executed by a duly authorized executive officer of Parent and Buyer; and

                              (xi)      if requested by Seller, a Pennsylvania resale Tax certificate for acquisition of the Inventory.

                    (c)      Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer’s counsel.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

          The Seller Parties, jointly and severally, hereby represent and warrant to the Buyer Parties as follows, except as otherwise set forth on the Disclosure Schedule:

          4.1      Organization of Seller and Affiniti Companies. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with full limited partnership power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets. Each of the Affiniti Companies is a corporation duly organized, validly existing and in good standing under the laws of England and Wales with full corporate power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets. Biomol Research is a corporation and each of Mamhead and Biofiniti is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each of Seller and the Affiniti Companies is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Seller Material Adverse Effect. Copies of all of the organizational documents of each of Seller, Biofiniti, Mamhead, Biomol Research and the Affiniti Companies, including (i) the certificate of limited partnership and the limited partnership agreement of Seller, (ii) the certificate of formation and limited liability company agreement of each of Biofiniti and Mamhead, (iii) the certificate of incorporation and bylaws of Biomol Research and (iv) the articles of association of each of the Affiniti Companies, in each case as currently in effect (including all amendments thereto), heretofore delivered to Buyer are accurate and complete as of the date hereof. Biofiniti is the sole general partner of Seller, and Biomol Research and Mamhead are the only special limited partners of Seller. The Partners are the sole record and beneficial owners of all of the limited partnership interests in Seller and own the limited partnership interests of Seller in the amounts set forth on Schedule 4.1. Other than the limited partnership interests held by the Partners, there are no other limited partnership or other ownership interests of Seller outstanding and no outstanding options, warrants, subscription rights (including any preemptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which any Seller Party is a party or is bound, requiring or which could require the issuance, sale or transfer by any Seller Party of any limited partnership or other ownership interests of Seller, any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any partnership or other ownership interests of Seller. The ownership structure of Seller, Biofiniti, Mamhead, Biomol Research and the Affiniti Companies, including all of the general and limited partners of Seller, all of the members of Biofiniti and Mamhead and all of the owners of Capital Stock of Biomol Research and the Affiniti Companies, is set forth on Schedule 4.1.

          4.2      Subsidiaries. Except for all of the outstanding Capital Stock of each of the Affiniti Companies, Seller does not, directly or indirectly, own, of record or beneficially, any outstanding Capital Stock in any Person.

          4.3      Authorization. Seller has all requisite limited partnership power and authority, and has taken all limited partnership action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Each of Biofiniti and Mamhead has all requisite limited liability company authority, and has taken all limited liability company action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Biomol Research has all requisite corporate authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Seller and the Ancillary Agreements to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by its general partner, and no other limited partnership proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each of Biofiniti and Mamhead and the Ancillary Agreements to which it is a party, and the consummation by each of Biofiniti and Mamhead of the transactions contemplated hereby and thereby have been duly authorized and approved by its members, and no other limited liability company proceedings on the part of Biofiniti or Mamhead are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Biomol Research and the Ancillary Agreements to which it is a party, and the consummation by Biomol Research of the transactions contemplated hereby and thereby have been duly authorized and approved by its board of directors and shareholders, and no other corporate proceedings on the part of Biomol Research are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which any Seller Party is a party have been duly executed and delivered by each of the Seller Parties party thereto and are the legal, valid and binding obligations of each such Seller Party enforceable against each such Seller Party in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

          4.4      Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not been any:

                    (a)           Seller Material Adverse Effect;

                    (b)       change in accounting methods, principles or practices by Seller or the Affiniti Companies affecting or with respect to the Assets, its Liabilities or the Business;

                    (c)           revaluation by Seller of any of the Assets, including writing down the value of Inventory or writing off notes or accounts receivable;

                    (d)           damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Assets, the Business or the Affiniti Companies;

                    (e)       except as set forth on Schedule 4.4(e), cancellation of any indebtedness or waiver or release of any material right or claim of any Seller Party relating to its activities or properties;

                    (f)       (i) declaration, setting aside or payment of distributions by Seller to the Partners or any redemption, purchase or other acquisition of any of Seller’s limited partnership or other ownership interests or (ii) declaration, setting aside or payment of dividends or distributions by any of the Affiniti Companies in respect of its Capital Stock or any redemption, purchase or other acquisition of any of the Capital Stock of the Affiniti Companies (including the Affiniti Shares), except as set forth on Schedule 4.4(f);

                    (g)           increase in the rate of compensation payable or to become payable to any consultant or Representative of any Seller Party (other than in the ordinary course of the Business) or to any consultant or Representative of the Affiniti Companies, including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan, arrangement, or practice described in the Disclosure Schedule;

                    (h)           adverse change in employee relations or the relationships between the employees of the Seller Parties and the Affiniti Companies and the management of the Seller Parties and the Affiniti Companies;

                    (i)           amendment, cancellation or termination of any Contract, Lease, Permit or other instrument relating to the Assets, the Business or the Affiniti Companies or entry into any Contract, Lease, Permit or other instrument, including any employment or consulting agreements, which is not in the ordinary course of business;

                    (j)           Encumbrance of any Assets, singly or in the aggregate, other than Permitted Encumbrances, or Encumbrance of the Affiniti Shares or the Capital Stock of Affiniti Research;

                    (k)           sale, assignment or transfer of any of the Assets or the Affiniti Shares, other than, in the case of the Assets, sales, assignments or transfers from Inventory or non-material Assets in the ordinary course of business;

                    (l)       incurrence of indebtedness by any Seller Party or either of the Affiniti Companies for borrowed money or commitment to borrow money entered into by any Seller Party or either of the Affiniti Companies, or loans made or agreed to be made by any Seller Party or either of the Affiniti Companies, or indebtedness guaranteed by any Seller Party or either of the Affiniti Companies;

                    (m)       incurrence by any Seller Party or either of the Affiniti Companies of Liabilities, except Liabilities incurred in the ordinary course of business, or increase or change in any assumptions underlying or methods of calculating any doubtful account contingency or other reserves of any Seller Party or the Affiniti Companies;

                    (n)           payment, discharge or satisfaction of any Liabilities of any Seller Party or the Affiniti Companies other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities set forth or reserved for on the Most Recent Balance Sheet or incurred in the ordinary course of business;

                    (o)           capital expenditure in excess of $50,000 by any Seller Party or either of the Affiniti Companies or the incurring of any obligation by any Seller Party or either of the Affiniti Companies to make any capital expenditure in excess of $50,000;

                    (p)       failure to pay or satisfy when due any material Liability of any Seller Party or the Affiniti Companies;

                    (q)       failure of any Seller Party or the Affiniti Companies to carry on the Business in the ordinary course so as to keep available to Buyer the services of the employees of the Seller Parties and the Affiniti Companies, and to preserve for Buyer the Assets, the Business and the Affiniti Companies intact and the goodwill of the Seller Parties’ and the Affiniti Companies’ suppliers, customers, distributors and others having business relations with them;

                    (r)           disposition or lapsing of any Proprietary Rights or any disposition or disclosure to any Person of any Proprietary Rights not theretofore a matter of public knowledge;

                    (s)       agreement by any Seller Party or either of the Affiniti Companies to do any of the things described in the preceding clauses (a) through (r) other than as expressly provided for herein; or

                    (t)           existence of any other event or condition which in any one case or in the aggregate has or could reasonably be expected to have a Seller Material Adverse Effect.

          4.5      Title to Assets; Title to Affiniti Shares.

                    (a)      The Seller Parties have the right, power and capacity to, and shall sell, transfer, assign, convey and deliver to Buyer or one or more of its Affiliates at the Closing, good, valid and marketable title to all of the Assets and upon the consummation of the transactions contemplated hereby, Buyer or one or more of its Affiliates shall acquire good, valid and marketable title to all of the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. Except for the Excluded Assets, the Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal, which are sufficient for the conduct and operation of the Business as presently conducted and operated. Schedule 4.5(a) contains accurate lists and summary descriptions of all tangible Assets where the value of an individual item exceeds $50,000 or where an aggregate of similar items exceeds $100,000. All tangible assets and properties which are part of the Assets are in good operating condition and repair, subject to ordinary wear and tear and normal industry practice with respect to maintenance, and are usable in the ordinary course of business and are in conformity in all material respects with all applicable Regulations (including Environmental Laws) relating to their construction, use and operation.

                    (b)      Seller directly owns beneficially and of record all of the outstanding Capital Stock of Affiniti. Affiniti directly owns beneficially and of record all of the outstanding Capital Stock of Affiniti Research. All of the outstanding Capital Stock of Affiniti owned by Seller, and all of the outstanding Capital Stock of Affiniti Research owned by Affiniti, in each case is owned free and clear of all Encumbrances, rights of first refusal, preemptive and antidilutive rights, options, warrants, calls and subscriptions, and similar rights and agreements and is duly authorized, validly issued, fully paid and nonassessable. Except for this Agreement, there are no commitments to issue or for any Seller Party, Affiniti or Affiniti Research to sell, dispose of or transfer any Capital Stock of the Affiniti Companies (including the Affiniti Shares). There are no outstanding obligations of any Seller Party, Affiniti or Affiniti Research to repurchase, redeem or otherwise acquire any Capital Stock of the Affiniti Companies (including the Affiniti Shares). There are no voting agreements, voting trusts, proxies or other agreements with respect to the voting of any Capital Stock of the Affiniti Companies (including the Affiniti Shares). Seller has the right, power and capacity to, and shall sell, transfer, assign, convey and deliver to Buyer’s U.K. Affiliate at the Closing, good, valid and marketable title to the Affiniti Shares, and upon the consummation of the transactions contemplated hereby, Buyer’s U.K. Affiliate shall acquire good, valid and marketable title to the Affiniti Shares, free and clear of all Encumbrances.

          4.6     Real Property. None of the Seller Parties or the Affiniti Companies owns any fee interest in real property. Schedule 4.6 sets forth a list of all Leases. Seller has delivered true, complete and correct copies of all such Leases to Buyer. Each Lease is in full force and effect, paid currently, and the Leasehold Estates have not been materially impaired by any acts or omissions of any Seller Party, the Affiniti Companies or any of their respective Representatives. Seller or one of the Affiniti Companies enjoys peaceful and undisturbed possession of all the Leased Real Property in the manner provided for in the Leases. Except as set forth on

Schedule 4.6, no Lease requires the Governmental Consent or Third Party Consent of any other contracting party to the transactions contemplated by this Agreement. With respect to each Lease, on the Closing Date the Leasehold Estates will be free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances which are matters of record in the county or other municipality in which the Leased Real Property is located. There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings or other Actions relating to any Leased Real Property. All material approvals of governmental authorities (including Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy thereof) required in connection with the occupation and operation of the Leased Real Property by the Seller Parties and the Affiniti Companies have been obtained, and all of the Leased Real Property has been operated and maintained in accordance with all such approvals, Permits, certificates of occupancies and other similar certificates permitting lawful occupancy thereof and with all applicable Regulations. The improvements constructed on the Leased Real Property, including all Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by Seller or the Affiniti Companies thereon are (i) insured to the extent and in a manner customary in the industry, (ii) free from any material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear and normal industry practice with respect to maintenance, (iv) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material, (v) sufficient for the operation of the Business as presently conducted and (vi) in conformity in all material respects with all applicable Regulations. None of the Seller Parties or the Affiniti Companies has received notice of any special assessment relating to any Leased Real Property or any portion thereof and there is no pending or, to Seller’s Knowledge, threatened special assessment.

          4.7      Contracts and Commitments.

                    (a)      Contracts. Schedule 4.7(a) sets forth a complete and accurate list of all Contracts, other than customer purchase orders for amounts less than $50,000, including all:

                              (i)           Contracts not made in the ordinary course of business;

                              (ii)           Contracts with a duration of one year or more;

                              (iii)           manufacturing, distribution, franchise, license, technical assistance, sales, commission, consulting, agency or advertising contracts related to the Assets, the Business or the Affiniti Companies;

                              (iv)       licenses (express or implied) and covenants not to assert or other immunity from suit granted to or by any Seller Party or either of the Affiniti Companies;

                              (v)           Contracts containing any rights pursuant to which any Seller Party or either of the Affiniti Companies could use, make, offer for sale, sell, import, or distribute any product or service;

                              (vi)           options with respect to any property, real or personal, whether any Seller Party or either of the Affiniti Companies shall be the grantor or grantee thereunder;

                              (vii)           Contracts involving future expenditures or Liabilities, actual or potential, in excess of $25,000 or otherwise material to the Business, the Assets or the Affiniti Companies;

                              (viii)           Contracts or commitments relating to commission arrangements with others;

                              (ix)           promissory notes, loans, agreements, credit facilities, indentures, evidences of indebtedness, letters of credit, guarantees, or other similar instruments relating to an obligation to pay money, between any Seller Party or Affiniti Company, on the one hand, and any other Person (including any Representative of any Seller Party or Affiniti Company), on the other hand, or between or among Seller Parties or Affiniti Companies, whether any Seller Party or Affiniti Company shall be the borrower, lender or guarantor thereunder or whereby any Assets or the Capital Stock of the Affiniti Companies (including the Affiniti Shares) are pledged;

                              (x)           Contracts containing covenants limiting the freedom of any Seller Party, either of the Affiniti Companies or any officer, director, general partner, limited partner, shareholder or Affiliate of any Seller Party or either of the Affiniti Companies, to engage in any line of business or compete with any Person;

                              (xi)           any Contract with the United States, state, local or foreign government or any agency or department thereof;

                              (xii)           leases of personal property not cancelable (without Liability) within thirty (30) calendar days; and

                              (xiii)           settlement Contracts relating to the Business.

Seller has delivered to Buyer true, correct and complete copies of all of the written Assumed Contracts, including all amendments and supplements thereto. With respect to oral or implied Assumed Contracts, Schedule 2.2(b) also sets forth an accurate general summary of all of the material terms of such Assumed Contracts.

                    (b)     Absence of Defaults. All of the Assumed Contracts and Leases are valid, binding and enforceable in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. One or more of the Seller Parties or the Affiniti Companies has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of the Assumed Contracts and Leases. Each of the Seller Parties and the Affiniti Companies has complied in all material respects with all provisions of the Assumed Contracts and Leases to which it is a party and none of the Seller Parties or the Affiniti Companies is in Default thereunder. To the Knowledge of Seller, all parties other than the Seller Parties and the Affiniti Companies to the Assumed Contracts and Leases have complied in all material respects with all provisions thereof and no party is in Default thereunder. No notice of any claim of Default has been received by any Seller Party or either of the Affiniti Companies. To Seller’s Knowledge, there are no products and services called for by any unfinished Assumed Contract that cannot be supplied in accordance with the terms of such Assumed Contract, including time specifications, and Seller has no reason to believe that any unfinished Assumed Contract will upon performance by one of the Seller Parties or the Affiniti Companies result in a loss to any Seller Party or either of the Affiniti Companies. With respect to all Leases, none of the Seller Parties or the Affiniti Companies has received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder, and Seller has no Knowledge of any intent by any party to any Lease to terminate or amend the terms thereof or to refuse to renew any such Lease upon expiration of its term.

                    (c)     Product Warranty. Each product designed, manufactured, assembled, sold, distributed, delivered, installed or repaired by or on behalf of any Seller Party or the Affiniti Companies has been in conformity in all material respects with all applicable Regulations and Contract obligations and all express and implied warranties. No Seller Party or Affiniti Company has committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, any material product liability or material Liability for breach of warranty (whether covered by insurance or not) on the part of any Seller Party or the Affiniti Companies, with respect to products designed, manufactured, assembled, sold, distributed, delivered, installed or repaired, or from services performed, by or on behalf of any Seller Party or the Affiniti Companies. No product designed, manufactured, assembled, sold, distributed, delivered, installed or repaired by or on behalf of any Seller Party or the Affiniti Companies is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.

          4.8      Permits. Schedule 4.8 sets forth a complete list of all Permits used in the operation of the Business or otherwise held by any Seller Party or the Affiniti Companies, all of which are in full force and effect as of the date hereof. Schedule 4.8 also sets forth which, if any, of such Permits are transferable by the Seller Parties to Buyer or one of its Affiliates. The Seller Parties and the Affiniti Companies have, and at all times have had, all Permits required under all Regulations (including Environmental Laws) in the operation of the Business or in the ownership of the Assets, and own or possess such Permits free and clear of all Encumbrances other than Permitted Encumbrances. None of the Seller Parties or the Affiniti Companies is in violation, nor has it received any notice of any claim of violation, with respect to any such Permit. Except as otherwise governed by law, all Permits used in the operation of the Business or otherwise held by any Seller Party or either of the Affiniti Companies are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former shareholder, director, officer, general partner, limited partner, manager, member or employee of any Seller Party or Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which any Seller Party or either of the Affiniti Companies owns, possesses or uses. Except as disclosed on Schedule 4.8 hereto, no Governmental Consents are required to be made or obtained by the Seller Parties or either of the Affiniti Companies in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

          4.9      No Conflict or Violation. Neither the execution, delivery or performance by the Seller Parties of this Agreement and the Ancillary Agreements to which any of them are a party nor the consummation by the Seller Parties of the transactions contemplated hereby and thereby will (a) violate or conflict with any provision of (i) the certificate of limited partnership and the limited partnership agreement of Seller, (ii) the certificate of incorporation and bylaws of Biomol Research, (iii) the certificate of organization and limited liability company operating agreement of Biofiniti, (iv) the certificate of formation and limited liability company operating agreement of Mamhead and (v) the articles of association of each of the Affiniti Companies, (b) except as set forth on Schedule 4.9, violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any Contract, Lease or Permit, except for such violation, conflict, Default, termination or acceleration as would not have a Seller Material Adverse Effect, (c) violate any Regulation or Court Order applicable to any Seller Party or either of the Affiniti Companies or (d) impose or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the Assets or the Business, or impose or result in the creation of any Encumbrance on any of the outstanding Capital Stock of the Affiniti Companies (including the Affiniti Shares).

          4.10      Third Party Consents. Except as set forth on Schedule 4.10 hereto, no Third Party Consents are required to be made or obtained in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

          4.11      Financial Statements; Affiniti Financial Statements; Affiniti Research Financial Statements.

                    (a)     Financial Statements. Seller has heretofore delivered to Parent and Buyer true and correct copies of the Financial Statements. The Financial Statements (a) are complete in all material respects, (b) are prepared in accordance with the Books and Records, (c) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby except as may be noted therein and (d) fairly present the assets (including the Assets and the Excluded Assets), Liabilities (including all reserves) and financial position of Seller, Biofiniti and the Affiniti Companies as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended. The Financial Statements have been reviewed by Goldenberg Rosenthal, LLP, independent certified public accountants, whose report thereon is included with the Financial Statements. At the respective dates of the Financial Statements, there were no Liabilities of any Seller Party or the Affiniti Companies, which, in accordance with GAAP, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto. The Assets and Excluded Assets are presented at or below cost less an adequate and proper depreciation charge.

                    (b)     Affiniti Financial Statements. Seller has heretofore delivered to Parent and Buyer true and correct copies of the Affiniti Financial Statements. The Affiniti Financial Statements (a) are complete in all material respects, (b) are prepared in accordance with the Books and Records, (c) have been prepared in accordance with Generally Accepted Accounting Practice in the U.K. applicable to smaller entities consistently applied throughout the periods covered thereby except as may be noted therein and (d) fairly present the assets, Liabilities (including all reserves) and financial position of Affiniti as of the respective dates thereof. The Affiniti Financial Statements have been reviewed by Thompson Jenner Chartered Accountants and Registered Auditor, whose report thereon is included with the Affiniti Financial Statements. At the respective dates of the Affiniti Financial Statements, there were no Liabilities of Affiniti, which, in accordance with the special provisions of Part VII of the Companies Act of 1985, as amended, and Generally Accepted Accounting Practice in the U.K. applicable to smaller entities, should have been set forth or reserved for in the Affiniti Financial Statements or the notes thereto, which are not set forth or reserved for in the Affiniti Financial Statements or the notes thereto.

                    (c)     Affiniti Research Financial Statements. Seller has heretofore delivered to Parent and Buyer true and correct copies of the Affiniti Research Financial Statements. The Affiniti Research Financial Statements (a) are complete in all material respects, (b) are prepared in accordance with the Books and Records, (c) have been prepared in accordance with Generally Accepted Accounting Practice in the U.K. applicable to smaller entities consistently applied throughout the periods covered thereby except as may be noted therein and (d) fairly present the assets, Liabilities (including all reserves) and financial position of Affiniti Research as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended. The Affiniti Research Financial Statements have been reviewed by Thompson Jenner Chartered Accountants and Registered Auditor, whose independent assurance report thereon is included with the Affiniti Research Financial Statements. At the respective dates of the Affiniti Research Financial Statements, there were no Liabilities of Affiniti Research, which, in accordance with the special provisions of Part VII of the Companies Act of 1985, as amended, and Generally Accepted Accounting Practice in the U.K. applicable to smaller entities, should have been set forth or reserved for in the Affiniti Research Financial Statements or the notes thereto, which are not set forth or reserved for in the Affiniti Research Financial Statements or the notes thereto.

          4.12      Books and Records. The Seller Parties have made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Seller Parties and the Affiniti Companies. The copies of the minute books of Seller and the Affiniti Companies previously delivered to Buyer are true and correct and have been prepared and maintained in accordance with good business practice and in compliance in all material respects with applicable law. The copies of the ownership records or Capital Stock book records of each of Seller and the Affiniti Companies previously delivered to Buyer are true, correct and complete in all material respects, and accurately reflect (i) all material transactions effected in Seller’s limited partnership or other ownership interests and (ii) all transactions in the Capital Stock of the Affiniti Companies (including the Affiniti Shares), in each case through and including the date hereof. None of the Seller Parties or the Affiniti Companies has maintained any bank account or used any corporate funds except for bank accounts and funds which have been and are reflected in the Books and Records.

          4.13      Litigation. Schedule 4.13 sets forth all Actions which are pending or, to the Knowledge of Seller, threatened or anticipated (a) against, related to or affecting (i) any Seller Party, the Business, the Assets or the Affiniti Companies (including with respect to Environmental Laws) or (ii) any general partner, limited partner, member, officer or director of any of the Seller Parties or the Affiniti Companies in their capacity as such, (b) seeking to enjoin, delay or prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise claiming that the consummation of this Agreement or any of the Ancillary Agreements is illegal or invalid, (c) wherein an unfavorable Court Order would reasonably be likely to (i) have a Seller Material Adverse Effect, (ii) adversely affect the right of any Buyer Party to own the Assets and the Affiniti Shares or to operate the Business or (iii) cause any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following the Closing, (d) that involve the risk of criminal liability by any Seller Party or either of the Affiniti Companies, or (e) in which any Seller Party or either of the Affiniti Companies is a plaintiff, including any derivative suits brought by or on behalf of any Seller Party or the Affiniti Companies. None of the Seller Parties or the Affiniti Companies is in breach or violation of or subject to any Court Order, and there are no unsatisfied judgments against any Seller Party, the Business, the Assets or the Affiniti Companies. There are no Court Orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect any Seller Party, the Assets, the Business or the Affiniti Companies.

          4.14      Labor Matters. None of the Seller Parties or the Affiniti Companies is a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. None of the Seller Parties or the Affiniti Companies has experienced any attempt by organized labor or its representatives to make any Seller Party or the Affiniti Companies conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of any Seller Party or the Affiniti Companies. There is no labor strike or labor disturbance pending or, to the Seller’s Knowledge, threatened against any Seller Party or the Affiniti Companies nor is any grievance currently being asserted, and none of the Seller Parties or the Affiniti Companies has experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice. Without limiting the foregoing, each Seller Party that is not a natural person is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each employee. No Actions are pending or, to the Knowledge of Seller, threatened against any Seller Party or either of the Affiniti Companies, by any current or former employee of any Seller Party or the Affiniti Companies, or any governmental agency responsible for enforcing employment Regulations. Schedule 4.14 sets forth, with respect to each individual present employee of the Seller Parties and the Affiniti Companies, the name and current annual salary rate or current hourly wage and a description of all other Benefit Arrangements of such employee, and with respect to each Seller Party that is not a natural person, also sets forth the earnings for each of such employees as reflected on Form W-2 for the 2007 calendar year.

          4.15      Liabilities. None of the Seller Parties or the Affiniti Companies has any Liabilities due or to become due, except (a) Liabilities which are set forth or reserved for on the Most Recent Balance Sheet and Liabilities which in accordance with GAAP are not required to be set forth or reserved for on the Most Recent Balance Sheet, (b) Liabilities arising in the ordinary course of business under Contracts, Leases, Permits and other business arrangements described in the Disclosure Schedule, and other Liabilities described on Schedule 4.15 of the Disclosure Schedule (except to the extent such matters are, by the terms of any specific monetary, time period or materiality threshold, expressly not required to be disclosed therein), (c) Liabilities incurred since the Balance Sheet Date in the ordinary course of business and in accordance with this Agreement (none of which relates to any Default under any Contract or Lease, breach of warranty, tort, infringement or violation of any Permit, Regulation or Court Order or arose out of any Action) and none of which has or could have a Seller Material Adverse Effect and, to the extent not included in clauses (a) through (c) above, (d) Excluded Liabilities.

          4.16      Compliance with Law. The Seller Parties, the Affiniti Companies and the conduct of the Business have not materially violated and are in compliance in all material respects with all Regulations and Court Orders relating to the Assets, the Business and the operations of the Seller Parties and the Affiniti Companies. None of the Seller Parties or the Affiniti Companies has received any notice that it is not in compliance with any such Regulations or Court Orders.

          4.17      Proprietary Rights.

                    (a)      Proprietary Rights. Schedule 4.17 contains a true, accurate and complete list of all of the Proprietary Rights (i) owned by (which shall be set forth on Schedule 4.17(a)(i)) or (ii) licensed to (which shall be set forth on Schedule 4.17(a)(ii)) any Seller Party or either of the Affiniti Companies or granting equivalent rights to any Seller Party or either of the Affiniti Companies, including: (1) for each Patent, the number, normal expiration date and subject matter for each country in which such Patent has been issued, or, if applicable, the application number, date of filing, status and subject matter for each country, (2) for each Trademark, where applicable, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a Trademark has been registered, (3) for each Copyright, where applicable, the number and date of filing for each country in which a Copyright has been filed, and (4) a list of all material IT Assets used in connection with the Business. The Proprietary Rights listed in the Disclosure Schedule are all of the Proprietary Rights used by the Seller Parties and the Affiniti Companies in connection with the Business. True and correct copies of all Patents (including all pending applications) owned, controlled, created or used by or on behalf of the Seller Parties and the Affiniti Companies or in which any Seller Party or either of the Affiniti Companies has any interest whatsoever have been provided to Buyer.

                    (b)      Royalties and Licenses. Schedule 4.17(b) identifies each material license or other agreement currently in effect pursuant to which any Seller Party or the Affiniti Companies have licensed, distributed or otherwise granted any rights to any third party with respect to, any Proprietary Rights. Neither the Seller Parties nor the Affiniti Companies and, to the Knowledge of Seller, no other party to any such license or other agreement is in breach or default thereof (including with respect to any exclusivity provisions thereof) and no event has occurred that with or without notice or lapse of time would constitute a breach or default thereof (including with respect to any exclusivity provisions thereof) or permit termination, modification or acceleration thereunder, and all products sold pursuant to any such distribution, license or other agreement to which any of the Seller Parties or either of the Affiniti Companies is a party are sold and used in the territories where contractual rights are granted pursuant to such agreements strictly in accordance with the terms of such agreements and in accordance with applicable law. Except as set forth on Schedule 4.17(b), none of the Seller Parties or the Affiniti Companies has any obligation to compensate any Person for the use of any Proprietary Rights nor has any Seller Party or either of the Affiniti Companies granted to any Person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.

                    (c)      Research and Development Agreements. Schedule 4.17(c) identifies each sponsoring, research and development or other agreement entered into since January 1, 2004 (whether expired or currently in effect) pursuant to which any Seller Party or the Affiniti Companies has sponsored or otherwise collaborated in the research and development of Proprietary Rights.

                    (d)      Ownership and Protection of Proprietary Rights. A Seller Party or one of the Affiniti Companies owns the Trademarks listed in Schedule 4.17(a)(i) for use in the countries where indicated. A Seller Party or one of the Affiniti Companies owns or has a valid right to use each of the Proprietary Rights, and the Proprietary Rights will not cease to be valid rights of such Seller Party or Affiniti Company by reason of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby (including the transfer of such Proprietary Rights to Buyer or one or more of its Affiliates pursuant to the terms hereof). All of the Patents, registered Copyrights and Domain Names owned by the Seller Parties and the Affiniti Companies and all of the Patents, registered Copyrights and Domain Names used in and material to the Business have been duly filed or registered (as applicable) with the applicable governmental entities or authorities, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and have not lapsed, expired or been abandoned. The Seller Parties have registered only two (2) Trademarks, “BIOMOL” and “QUANTIZYME”, and only with (i) the United States Patent and Trademark Office, with respect to both “BIOMOL” and “QUANTIZYME”, and (ii) the Japan Patent Office, with respect to “BIOMOL”. The Seller Parties and the Affiniti Companies have used the “BIOMOL” Trademark continuously in connection with the Business throughout the world in countries identified in Schedule 4.17(d) for at least five (5) years. None of the Seller Parties or the Affiniti Companies has received any notice of invalidity or infringement of any rights of others with respect to the Trademarks, that are presently outstanding except as may be disclosed in Schedule 4.17(d). The Seller Parties and the Affiniti Companies have taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other Person. Seller has no Knowledge of any infringement of any Proprietary Rights owned or licensed by the Seller Parties or the Affiniti Companies or exclusively licensed to Seller. Other than as may be disclosed in Schedule 4.17(d), no other Person (i) has notified any Seller Party or either of the Affiniti Companies that it is claiming any ownership of or right to use such Proprietary Rights or (ii) to Seller’s Knowledge, is infringing upon any such Proprietary Rights in any way. The use of the Proprietary Rights by the Seller Parties and the Affiniti Companies does not and will not infringe upon or otherwise violate or materially conflict with the valid rights of any third party in or to such Proprietary Rights. No Action has been instituted against or notices received by any of the Seller Parties or the Affiniti Companies that are presently outstanding except as may be disclosed in Schedule 4.17(d) alleging that the use of the Proprietary Rights by any Seller Party or the Affiniti Companies infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. Except as may be disclosed in Schedule 4.17(d), no Person has challenged or, to Seller’s Knowledge, has threatened to challenge, nor is there any proceeding pending or, to Seller’s Knowledge, threatened, nor has any claim or demand been made that challenges a Seller Party’s or Affiniti Company’s ownership interest in, to or under or right to use the Proprietary Rights, the validity or enforceability of such Proprietary Rights or that could adversely affect such Seller Party’s or Affiniti Company’s ownership or right to use such Proprietary Rights that are presently outstanding, and Seller has no Knowledge of any facts which could be expected to give rise to any such challenge, proceeding, claim or demand. There are not, and, to Seller’s Knowledge, it is reasonably expected that after the Closing there will not be, any restrictions on Buyer’s and its Affiliates’ rights to sell products manufactured by or on behalf of Buyer or any of its Affiliates (including for this purpose the Affiniti Companies) using the Proprietary Rights in connection with the Business. Except as may be disclosed in Schedule 4.17(d), none of the Seller Parties or the Affiniti Companies jointly own or claim any joint ownership interest in, to or under any Proprietary Rights with any Person.

                    (e)      Confidentiality of Proprietary Rights. Each of the Seller Parties and the Affiniti Companies have exercised a degree of care that is consistent with the standards of the industry in which Seller and the Affiniti Companies operate (but in no event less than a reasonable degree of care) in order to protect the secrecy and maintain the confidentiality of all trade secrets of the Seller Parties and the Affiniti Companies, including the adoption of a policy requiring that all employees and independent contractors who are involved in the creation of Proprietary Rights for the Seller Parties and the Affiniti Companies enter into non-disclosure and invention assignment agreements in the Seller’s standard forms. Each such employee and independent contractor, if any, has executed and delivered to Seller or one of the Affiniti Companies such an agreement and, to the Knowledge of the Seller, none of such employees or independent contractors, if any, is in violation thereof. To the Knowledge of Seller, no trade secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that adequately protects the Seller Parties’ and the Affiniti Companies’ proprietary interests in and to such trade secrets.

                    (f)      Operation of IT Assets. The IT Assets are functional in all material respects, but no warranty, express or implied, is made by the Seller Parties in accordance with their operation and performance prior to the date of this Agreement. The Seller Parties and the Affiniti Companies have implemented reasonable controls to prevent the introduction and use of any devices that enable or assist any Person to access without authorization the IT Assets or otherwise significantly adversely affect such IT Assets’ functionality. To the Knowledge of Seller, no Person has gained unauthorized access to the IT Assets.

          4.18      Employee Plans.

                    (a)      Definitions. The following terms, when used in this Agreement, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                              (i)     Benefit Arrangement. “Benefit Arrangement” shall mean any employment, consulting, severance “parachute” or “change-in-control”, “stay-put”, retention or other similar contract, agreement, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits

(including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is not a Welfare Plan, Pension Plan or Multiemployer Plan, and is entered into, maintained, contributed to or required to be contributed to by Seller or an ERISA Affiliate or under which Seller or any ERISA Affiliate has or may incur any Liability for employees of the Business or with respect to which either of the Affiniti Companies may have any Liability.

                              (ii)      Employee Plans. “Employee Plans” shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                              (iii)      ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

                              (iv)     ERISA Affiliate. “ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, Seller, as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with Seller, within the meaning of Section 4001(b)(1) of ERISA.

                              (v)      Multiemployer Plan. “Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or has maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate or either of the Affiniti Companies has or may incur any Liability.

                              (vi)      Pension Plan. “Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, has maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate or either of the Affiniti Companies has or may incur any Liability.

                              (vii)      Welfare Plan. “Welfare Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller or any ERISA Affiliate or either of the Affiniti Companies has or may incur any Liability.

                    (b)     Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 4.18 contains a complete list of all Employee Plans. True and complete copies of each of the following documents have been delivered by Seller to Buyer: (i) each Employee Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to Seller’s and the Affiniti Companies’ employees and all trust agreements, annuity contracts or other funding instruments relating thereto, and a complete description of any Employee Plan which is not in writing, (ii) the most recent determination or opinion letter issued by the Internal

Revenue Service with respect to each Pension Plan maintained by a Seller Party, (iii) the actuarial reports prepared for the last three plan years for each Pension Plan maintained by a Seller Party, (iv) the annual reports on Form 5500 series filed for the last three plan years for each Pension Plan and each Welfare Plan maintained by a Seller Party, and (v) the latest summary plan description for each Pension Plan and each Welfare Plan.

                    (c)      Representations.

                              (i)     Pension Plans. The funding method used in connection with each Pension Plan maintained by a Seller Party which is subject to the minimum funding requirements of ERISA and the actuarial assumptions used in connection with funding each such plan are reasonable. As of the last day of the last plan year of each Pension Plan maintained by a Seller Party and as of the Closing Date, the “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of “current value” of “assets” of such Pension Plan maintained by a Seller Party, accrued but unpaid contributions) did not and will not exceed zero. No “accumulated funding deficiency” (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan maintained by a Seller Party with respect to any plan year, whether or not waived. None of the Seller Parties is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan maintained by a Seller Party. Neither Seller nor any ERISA Affiliate has any Liability for unpaid contributions with respect to any Pension Plan. Neither Seller nor any ERISA Affiliate is required to provide security to a Pension Plan under Section 401(a)(29) of the Code. Each Pension Plan maintained by a Seller Party and each related trust agreement, annuity contract or other funding instrument is qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) and has been so qualified during the period from its adoption to date. Each Pension Plan maintained by a Seller Party, each related trust agreement, annuity contract or other funding instrument presently complies and has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including ERISA and the Code. Seller has paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan maintained by it for each plan year thereof for which such premiums are required. None of the Seller Parties has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA. There has been no “reportable event” (as defined in Section 4043(c) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan maintained by any Seller Party and none of the Seller Parties is subject to Section 4043(b) of ERISA. No filing has been made by any Seller Party with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan maintained by a Seller Party. No condition exists and no event has occurred that could constitute grounds for the involuntary termination of any Pension Plan maintained by a Seller Party by the PBGC. None of the Seller Parties has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which any Seller Party made contributions during the six years prior to the Closing Date.

                              (ii)     Multiemployer Plans. There are no Multiemployer Plans. None of the Seller Parties has, at any time, withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a Liability, contingent or otherwise (including the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of any Seller Party. None of the Seller Parties has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.

                              (iii)      Welfare Plans. Each Welfare Plan maintained by a Seller Party has been maintained in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including ERISA and the Code. None of the Seller Parties or any Welfare Plan maintained by any Seller Party has any present or future obligation to make any payment to, or with respect to any present or former employee of any Seller Party pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent such Seller Party from amending or terminating any such benefit plan or Welfare Plan. Each Welfare Plan maintained by a Seller Party which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times. None of the Seller Parties has incurred any Liability with respect to any Welfare Plan maintained by a Seller Party that is a “multiemployer plan,” as defined in Section 3(37) of ERISA, under the terms of such Welfare Plan, any collective bargaining agreement or otherwise resulting from any cessation of contributions, cessation of obligation to make contributions or other form of withdrawal from such Welfare Plan. Any Welfare Plan (or Benefit Arrangement) maintained by a Seller Party that is intended to be a “cafeteria plan” under Section 125 of the Code satisfies the requirements of Section 125 of the Code and the regulations thereunder.

                              (iv)      Benefit Arrangements. Each Benefit Arrangement has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including the Code (with respect to Benefit Arrangements maintained by a Seller Party).

                              (v)      Fiduciary Duties and Prohibited Transactions. Neither Seller nor any plan fiduciary of any Welfare Plan or Pension Plan maintained by a Seller Party, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Seller has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan maintained by a Seller Party and has not been assessed any civil penalty under Section 502(l) of ERISA.

                              (vi)      Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending, or to Seller’s Knowledge threatened or anticipated, against Seller, any ERISA Affiliate, either of the Affiniti Companies or any Employee Plan.

                              (vii)      Unpaid Contributions. Neither Seller nor any ERISA Affiliate has any Liability for unpaid contributions, reserves or premiums with respect to any Employee Plan under the terms of such Employee Plan (including any related funding arrangement) or Section 515 of ERISA (with respect to Employee Plans maintained by a Seller Party).

                              (viii)     Excise Taxes. None of the Seller Parties has incurred any excise tax under Chapter 43 of the Code.

                              (ix)     Foreign Plans. All Employee Plans intended to cover employees located in a jurisdiction other than the United States (“Foreign Plans”) are, and have been, established and maintained in all material respects in accordance with the terms of such Foreign Plans including the terms of the material documents that support such Foreign Plans, any applicable collective agreement and all applicable laws. To the Knowledge of Seller, no event has occurred respecting any Foreign Plan which would result in the revocation of the registration of such Foreign Plan or entitle any Person (without consent of Seller) to wind up or terminate any Foreign Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the Tax status of any such Foreign Plan. None of the Foreign Plans provides for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon, or will be triggered by the completion of the transactions contemplated herein. With respect to each Foreign Plan, the fair market value of the assets of each funded Foreign Plan, the Liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient, in all material respects, to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan, and no transaction contemplated by this Agreement and the Ancillary Agreements shall cause such assets, reserve or insurance obligations to be less than such benefit obligations. None of the Foreign Plans provides benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependents of such employees. There is no Action pending or, to the Knowledge of Seller, threatened involving any Foreign Plan or its assets.

          4.19      Transactions with Certain Persons. Except as set forth on Schedule 4.19, no officer, director, general partner, limited partner, member, shareholder or employee of any Seller Party or the Affiniti Companies nor any member of any such Person’s immediate family is presently, or within the last two (2) years has been, a party to any transaction with any Seller Party or either of the Affiniti Companies, including any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors, general partner, member or employees of a Seller Party or one of the Affiniti Companies) any such Person or corporation, partnership, trust or other entity in which any such Person has an interest as a shareholder, officer, director, trustee, member or partner.

          4.20      Tax Matters. Except as otherwise disclosed in Schedule 4.20:

                    (a)      Seller and the Affiniti Companies have timely filed (or caused to be timely filed) with the appropriate Tax authorities all Tax Returns required to be filed by them prior to the Closing Date with respect to their assets, operations and income (after giving effect to any filing extension properly granted by a governmental entity having authority to do so). Each of such Tax Returns is true, complete and correct in all material respects. Seller and each of the Affiniti Companies has at all times complied with its statutory requirements relating to Tax.

                    (b)      Seller and the Affiniti Companies have paid all Taxes (except for Taxes which are being contested in good faith by appropriate proceedings) due and payable by them prior to the Closing Date (whether or not shown on a Tax Return), and any Liabilities of the Affiniti Companies for Taxes accrued or arising for any period or portion thereof ended before the Closing Date, which are not yet due and payable or which are being contested in good faith by appropriate proceedings, are not in excess of the Affiniti Tax Reserve and are reflected on Schedule 4.20. There are no Encumbrances related to Taxes on the Capital Stock of the Affiniti Companies (including the Affiniti Shares) or the Assets, other than for current Taxes that are not yet due and payable.

                    (c)      There is no audit or other matter in controversy with respect to any Taxes due and owing by the Affiniti Companies, and none of the Seller Parties or the Affiniti Companies have received written notice of any Tax deficiency or claim assessed, and to the Knowledge of Seller, no Tax deficiency or claim is proposed or threatened against the Affiniti Companies, other than in respect of any such audits, controversies, deficiencies, assessments, or proposed assessments that are being contested in good faith by appropriate proceedings, for which the Affiniti Tax Reserve is adequate and which are disclosed on Schedule 4.20.

                    (d)      The Affiniti Companies have withheld all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and such withheld Taxes have either been duly paid to the proper governmental authority or set aside in accounts for such purpose and are reflected on Schedule 4.20.

                    (e)      None of the Seller Parties or the Affiniti Companies has waived any statutory period of limitations for the assessment of any Taxes relating to the Affiniti Companies, the Assets or the income or operations of the Business, or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the Affiniti Companies, the Assets or the income or operations of the Business, other than in the case of any such waivers or extensions in respect of an assessment or deficiency of Tax the Liability of which has been satisfied or settled. The Affiniti Companies do not have any Liability for or in respect of the Taxes of any other Person or dissolved entity under sections 767A, 767AA and 777 of the ICTA or 189, 190 or 191 of the TCGA, as a transferee, successor, past or present member of any group of companies, or by any contract primarily related to Taxes or otherwise.

                    (f)      None of the Seller Parties or the Affiniti Companies has received any written claim from an authority in a jurisdiction where the Affiniti Companies do not file Tax Returns that the Affiniti Companies are or may be subject to taxation by that jurisdiction.

                    (g)      The Affiniti Companies shall not be required to include in a taxable period or portion thereof beginning on or after the Closing Date (a “Post-Closing Tax Period”) taxable income attributable to income of the Affiniti Companies that accrued in (i) any taxable period that ends before the Closing Date or (ii) any taxable period that begins before the Closing Date and ends on or after the Closing Date, to the extent that such Taxes are attributable under the terms of Section 9.8(b) to the portion of such period ending at the close of business on the day before the Closing Date (each taxable period or portion thereof ending on or before the day before the Closing Date, a “Pre-Closing Tax Period”) but was not recognized for Tax purposes in any Pre-Closing Tax Period for any reason, including any provision of any United Kingdom Tax law.

                    (h)      The Affiniti Companies do not have any obligation under any Tax allocation or Tax sharing agreement.

                    (i)      There are no Encumbrances related to Taxes on the Assets of the Affiniti Companies, other than for current Taxes that are not yet due and payable.

                    (j)      Each of the Affiniti Companies is treated as a foreign eligible entity with a single owner to be disregarded as a separate entity an for United States federal Income Tax purposes under Treasury Regulation Section 301.7701 -3 and has been so treated since January 1, 2007.

                    (k)      No Tax authority has agreed to operate any special arrangement (being an arrangement not based on a strict and detailed application of the relevant legislation) in relation to the affairs of either of the Affiniti Companies, neither of the Affiniti Companies has taken any action which would or might alter, prejudice or in any way disturb any arrangement or agreement which it has negotiated with any Tax authority nor will any transaction carried out pursuant to this Agreement have such an effect.

                    (l)      Each of the Affiniti Companies has obtained, maintained and readily available to it all Books and Records in respect of its Tax affairs which it is required to keep and all such Tax Books and Records are accurate and current.

                    (m)      Neither of the Affiniti Companies has made any elections to waive the exemption from value added Tax under Schedule 10 of the Value Added Tax Act 1994, as amended, in respect of any interest in real property located in the United Kingdom.

                    (n)      The book value of each of the capital assets of each of the Affiniti Companies in or adopted for the purposes of the Financial Statements does not exceed the amount deductible under Section 38 of the TCGA (excluding any indexation allowance), and each of the Affiniti Companies has all necessary Books and Records to calculate any future Liability to corporation Tax on capital gains in respect of each such capital asset.

                    (o)      Neither of the Affiniti Companies has, during the period of six (6) years ending on the date of this Agreement, disposed of or acquired any asset in circumstances such that the provisions of Sections 17 or 19 of the TCGA could apply to that disposal or acquisition (transactions not at arm’s length).

                    (p)      The Affiniti Companies comprise a group (which does not include and has never included any other Person) for United Kingdom Tax purposes.

                    (q)      Neither this Agreement nor any of the transactions contemplated hereby (including the sale, conveyance, transfer, assignment and delivery of the Affiniti Shares hereunder) nor any other Event since the Balance Sheet Date will result in any profit or gain being deemed to accrue to either of the Affiniti Companies for Tax purposes, whether pursuant to Section 179 of the TCGA or otherwise.

                    (r)      Neither of the Affiniti Companies is or has been at any time a close investment-holding company as defined in Section 13A of the ICTA.

                    (s)      No balancing charge (depreciation recapture) under the CAA (or other legislation relating to any capital allowances) will be made on either of the Affiniti Companies on the disposal of any pool of assets (that is to say, all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, if the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Financial Statements for the assets in the pool or (as the case may be) for the asset, however, a provision has been made for such Liabilities via deferred Tax.

                    (t)      Schedule 4.20 sets forth in reasonable detail all disclaimers of capital allowances and writing down allowances on plant and machinery and of any reduction in initial allowances on industrial or agricultural buildings of the Affiniti Companies.

                    (u)      Neither of the Affiniti Companies: (i) has ever been resident for Tax purposes in any jurisdiction other than the United Kingdom; (ii) has a branch, agency, place of business or permanent establishment outside the United Kingdom; or (iii) is, nor has it within the period of six (6) years ending on the date of this Agreement been, a dual resident company within the meaning of Section 404(4) of the ICTA, and neither of the Affiniti Companies has been a party to a transaction to which Section 404 of the ICTA or any other provision (including any exclusion from a provision) relating to dual resident companies could apply.

                    (v)      No transactions or arrangements involving either of the Affiniti Companies have taken place or are in existence which are such that the provisions of Section 770, 770A or Schedule 28AA of the ICTA have been or could be applied thereto. Neither of the Affiniti Companies is, nor has it been, involved in any other inquiry in any jurisdiction in relation to the adjustment of profits of associated enterprises for Tax purposes.

                    (w)      Neither of the Affiniti Companies has entered into any transaction or series of transactions, scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance or reduction of a Tax Liability or for which there was no commercial purpose.

                    (x)      Neither of the Affiniti Companies is liable, and there are no circumstances in existence as a result of which it may become liable, to be assessed to inheritance Tax or any other Tax as donor or donee of any gift, or transferor or transferee of value and there are no other circumstances by reason of which any Liability in respect of inheritance Tax has arisen or could arise in either of the Affiniti Companies.

                    (y)      There are no circumstances under which any power within Section 212 of the Inheritance Tax Act 1984, as amended, could be exercised in relation to, and there is no HM

Revenue and Customs charge within the meaning of Section 237 of the Inheritance Tax Act 1984, as amended, attaching to or over, any Capital Stock or assets of either of the Affiniti Companies and there are no circumstances which could lead to any such charge arising in the future.

                      (z)       All documents to which either of the Affiniti Companies is a party and/or which relate to or are necessary to prove the title of either of the Affiniti Companies to any asset owned or possessed by it and/or contain material rights on the part of either of the Affiniti Companies are located in the United Kingdom and have been duly stamped.

                      (aa)      In the period of four (4) years ending on the date of this Agreement the scale of activities of any business carried on by either of the Affiniti Companies has not become small or negligible within the meaning of Sections 245, 768, 768A or 768B of the ICTA.

          4.21     Insurance. Schedule 4.21 contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, employment practices liability, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage) maintained by the Seller Parties on the Assets, the Business or its employees and maintained by the Affiniti Companies. All insurance coverage applicable to the Seller Parties, the Business, the Assets and the Affiniti Companies is in full force and effect, insures the Seller Parties and the Affiniti Companies in reasonably sufficient amounts against all material risks customarily insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, and provides coverage as may be required by applicable Regulation and by any and all Contracts to which any Seller Party or either of the Affiniti Companies is a party. There is no Default under any such coverage, including the failure to give timely notice of a claim thereunder. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such existing coverage has been received. Except as disclosed on Schedule 4.21, there are no provisions in such insurance policies for retroactive or retrospective premium adjustments. All products liability, general liability and workers’ compensation insurance policies maintained by the Seller Parties and the Affiniti Companies are and have been since January 1, 2004 occurrence policies and not claims made policies. All employment practices liability insurance policies maintained by the Seller Parties and the Affiniti Companies are and have been since January 1, 2004 claims made policies. There are no outstanding performance bonds covering or issued for the benefit of the Seller Parties or the Affiniti Companies. Since January 1, 2004, no insurer has advised any Seller Party or the Affiniti Companies of its intention to issue a notice of non-renewal.

          4.22     Accounts Receivable. The accounts receivable set forth on the Most Recent Balance Sheet, and all accounts receivable arising since the Balance Sheet Date and to be set forth on the Closing Net Asset Value Statement, represent bona fide claims of Seller or the Affiniti Companies against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business (but in no event later than 180 days from the date such accounts receivable arose) without material cost in collection efforts therefor (including litigation costs or collection agency costs), except to the extent of the reserves for bad debts on accounts receivable as set forth on the Most Recent Balance Sheet and, in the case of accounts receivable arising since the Balance Sheet Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Most Recent Balance Sheet.

          4.23     Inventory. Schedule 4.23 contains a complete and accurate list of all Inventory set forth on the Most Recent Balance Sheet and the addresses at which the Inventory is located. The Inventory as set forth on the Most Recent Balance Sheet or arising since the Balance Sheet Date and to be set forth on the Closing Net Asset Value Statement was acquired and has been maintained in accordance with the regular business practices of Seller and the Affiniti Companies, consists of new and unused items of a quality and quantity usable or saleable in the ordinary course of business, and is valued at reasonable amounts based on the normal valuation policy of Seller at prices equal to the lower of cost or market value. None of such Inventory is obsolete, unusable, damaged or unsalable in the ordinary course of business, except for such items of Inventory which have been written down to realizable market value. Not more than $300,000 of the total aggregate Inventory set forth on the Most Recent Balance Sheet or arising since the Balance Sheet Date and to be set forth on the Closing Net Asset Value Statement is slow-moving.

          4.24     Purchase Commitments and Outstanding Bids. Schedule 4.24 sets forth (i) a list of accepted and unfulfilled orders for the sale of merchandise entered into by the Seller Parties and the Affiniti Companies as of the date of this Agreement, and (ii) a list of orders or commitments for the purchase of supplies by the Seller Parties and the Affiniti Companies as of the date of this Agreement, which lists are accurate and complete in all material respects. All such orders and commitments were made in the ordinary course of business. As of the date of this Agreement, there are no claims against any Seller Party or the Affiniti Companies to return merchandise by reason of alleged over-shipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. No outstanding purchase or outstanding lease commitment of any Seller Party or the Affiniti Companies presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in the Business. There is no outstanding bid, proposal, Contract or unfilled order which relates to the Assets which will or could, if accepted, have a Seller Material Adverse Effect.

          4.25     Payments. None of the Seller Parties or the Affiniti Companies has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the Business, Assets or operations of any Seller Party or the Affiniti Companies, which is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States (including the U.S. Foreign Corrupt Practices’ Act) or any other country having jurisdiction; and none of the Seller Parties or the Affiniti Companies has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

          4.26     Customers, Distributors and Suppliers. Schedule 4.26 sets forth a complete and accurate list of the names and addresses of the Seller Parties’ and the Affiniti Companies’ (i) ten largest third-party customers, distributors and other agents and representatives during Seller’s last fiscal year, showing the approximate total sales in dollars to each such customer and the total discounts (if any) in dollars to each such customer during such fiscal year; and (ii) ten largest third-party suppliers during Seller’s last fiscal year, showing the approximate total purchases in dollars from each such supplier during such fiscal year. Since the Balance Sheet Date, there has been no significant adverse change in the business relationship of any Seller Party or the Affiniti Companies with any customer, distributor or supplier named on Schedule 4.26. None of the Seller Parties or the Affiniti Companies has received any communication from any customer, distributor or supplier named on Schedule 4.26 of any intention to terminate or materially reduce purchases from or supplies to any Seller Party or the Affiniti Companies.

          4.27     Compliance With Environmental Laws.

                      (a)     Definitions. The following terms, when used in this Section 4.27, shall have the following meanings. Any of these terms may, unless the context otherwise requires, used in the singular or the plural depending on the reference.

                              (i)     “Seller” For purposes of this Section 4.27 only, the term “Seller” shall include (i) all Affiliates of Seller, including the Affiniti Companies, (ii) all partnerships, joint ventures and other entities or organizations in which Seller was at any time or is a partner, joint venturer, member or participant and (iii) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by Seller or to which Seller has succeeded.

                              (ii)     “Release” shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

                              (iii)     “Hazardous Substance” shall mean any substance or matter (whether solid, liquid, or gas) (a) the use, generation, storage, transportation, disposal, or release into the Environment of which, (b) the human exposure to, is subject to regulation under or governed by Environmental Law, or (c) which is carcinogenic, teratogenic, reactive, corrosive, ignitable, or flammable. “Hazardous Substance” includes, by way of example and not limitation, petroleum and petroleum by-products, harmful biologic organisms and agents, radioactive matter, asbestos, “hazardous” and “solid” wastes, both as defined at 42 USC 6903 et seq., “hazardous substances,” as defined at 42 USC 9601 et seq., “pesticides” as defined at 7 USC 136 et seq., and “chemical substances” as defined at 15 USC 2601 et seq.

                              (iv)     “Environmental Laws” shall mean (a) any applicable statute, regulation, ordinance, legal requirement, equitable duty, or common law duty pertaining to, or regulating conduct for the protection of, the Environment, worker health and safety, consumer health and safety, or human health, the clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property. “Environmental Laws” include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related foreign, federal, state or local laws, ordinances, or treaties, each as amended.

                              (v)     “Environmental Condition” shall mean (a) any violation of Environmental Law or (b) the presence in the Environment of any Hazardous Substance as a result of which Seller has or may become subject to Environmental Liability or by reason of which any Leased Real Property or any of the Assets may suffer or be subjected to any Encumbrance.

                    (b)     Compliance. All Leased Real Property is, and at all times has been, operated by Seller in material compliance with Environmental Laws. Seller has at all times conducted the Business in material compliance with Environmental Laws.

                    (c)     Notice of Violation. Seller has not received, and does not have Knowledge of, any actual, threatened, or potential notice claiming that it has violated Environmental Law, whether in the operation of the Business, the operation of the Leased Real Property, or otherwise. Seller has not received, and does not have Knowledge of, any actual, threatened, or potential notice regarding any potential Environmental Liability, whether in the operation of the Business (including the Release or disposal of Hazardous Substances generated by Seller), the operation of the Leased Real Property, or otherwise.

                    (d)     Environmental Conditions. Seller does not have Knowledge of any Environmental Conditions.

                    (e)     Underground Storage Tanks. Seller has not operated, and to Seller’s Knowledge the Leased Real Property does not contain, any underground storage tanks, dry wells, or septic systems.

                    (f)     Environmental Audits or Assessments. True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of Seller, of all environmental audits or assessments which have been conducted at any Leased Real Property within the past five years, either by Seller or any attorney, environmental consultant or engineer engaged for such purpose by Seller, have been delivered to the Buyer Parties and a list of all such reports, audits and assessments and any other similar report, audit or assessment is included on the Disclosure Schedule.

                    (g)     Indemnification Agreements. Except as provided in the Leases, Seller is not a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Lease or other Contract (excluding the Insurance Policies) under which

Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning environmental matters.

                    (h)     Releases or Waivers. Seller has not released any other Person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

                    (i)     Notices, Warnings and Records. Seller has given all notices and warnings, made all reports and filings, and has kept and maintained all records required by and in material compliance with all Environmental Laws.

          4.28     Banking Relationships. Schedule 4.28 sets forth a complete and accurate description of all arrangements that Seller and the Affiniti Companies have with all banks, savings and loan associations and other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the Person or Persons authorized to act or sign on behalf of Seller and the Affiniti Companies in respect of any of the foregoing.

          4.29     Investment Intent.

                      (a)      Seller is acquiring the Shares and the Earn-Out Shares (if any) for investment for its own account for the purpose of investment and not as nominee or agent, and not with a view to the resale or distribution of any part thereof. Seller has no present intention of selling, granting any participation in, or otherwise distributing any of the Shares or the Earn-Out Shares (if any).

                      (b)      Seller has been given the opportunity to obtain any information and documents relating to, and to ask questions and receive answers about, the Buyer Parties and the business and prospects of the Buyer Parties which it deems necessary to evaluate the merits and risks related to its investment in the Shares and the Earn-Out Shares (if any) and to verify the information received, and its knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its acquisition of the Shares and the Earn-Out Shares (if any).

                      (c)      Seller’s financial condition is such that it can afford to bear the economic risk of holding the Shares and the Earn-Out Shares (if any) for an indefinite period of time and has adequate means for providing for its current needs and contingencies and to suffer a complete loss of its investment in such Shares and Earn-Out Shares (if any).

                      (d)     Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                      (e)     Seller has been advised that (i) Parent’s issuance of such Shares and Earn-Out Shares (if any) to Seller has not been registered under the Securities Act by reason of a specific exemption depending on the bona fide nature of Seller’s investment intent, (ii) such Shares and Earn-Out Shares (if any) may need to be held indefinitely, and Seller must continue to bear the economic risk of the investment in such Shares and Earn-Out Shares (if any) if they are subsequently registered under the Securities Act or when and if an exemption from such registration is available, (iii) there may not be a public market for such Shares or Earn-Out Shares (if any), (iv) when and if such Shares or Earn-Out Shares (if any) may be disposed of without registration in reliance on Rule 144 promulgated under the Securities Act, such disposition can be made only in accordance with the terms and conditions of such Rule, (v) if the Rule 144 exemption is not available, public sale without registration will require compliance with some other exemption under the Securities Act and (vi) a restrictive legend in the following form shall be placed on the certificate representing such Shares and Earn-Out Shares (if any):

          “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144). UNLESS WAIVED BY ISSUER, ISSUER SHALL BE FURNISHED WITH AN OPINION OF COUNSEL OPINING AS TO THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION AS A PRECONDITION TO ANY SUCH TRANSFER.”

          4.30     Solvency.

                      (a)     Each of the Seller Parties that is not a natural person is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the Liabilities of such Seller Party exceeds the present fair market value of such Seller Party’s assets.

                       (b)     Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) each Seller Party that is not a natural person will be able to pay its Liabilities as they become due in the ordinary course of its business; (ii) each Seller Party that is not a natural person will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) taking into account all pending and threatened Actions, final judgments against such Seller Party in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Seller Party will be unable to satisfy any such judgments in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Seller Party.

          4.31     No Brokers. None of the Seller Parties nor any of their Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of Buyer or any of its Affiliates, or either of the Affiniti Companies, to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

          4.32     No Other Agreements to Sell the Assets or Capital Stock. None of the Seller Parties nor any of their respective Representatives or Affiliates (including the Affiniti Companies) have any commitment or legal obligation, absolute or contingent, to any other Person other than the Buyer Parties to sell, assign, transfer or effect a sale of any of the Assets (other than Inventory in the ordinary course of business), to sell, assign, transfer or effect a sale of any limited partnership or other ownership interests in Seller or the Capital Stock of either of the Affiniti Companies (including the Affiniti Shares), to effect any merger, consolidation, liquidation, dissolution or other reorganization of any Seller Party or the Affiniti Companies, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

          4.33     Material Misstatements Or Omissions. No representations or warranties by any of the Seller Parties in this Agreement or any Ancillary Agreement to which any of them is a party, nor in any other document, exhibit or schedule furnished to the Buyer Parties pursuant hereto, including the Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. Seller has furnished or caused to be furnished to Buyer or its Representatives for review complete and correct copies of all agreements and documents set forth on or referred to in the Disclosure Schedule.

          4.34     Disclaimer. Except as set forth in this Agreement, the Ancillary Agreements and the Disclosure Schedules, the Seller Parties make no (i) representation or warranty, express or implied, concerning the condition of the Assets, including as to merchantability and fitness for a particular purpose, or (ii) guaranty of future performance of the Business.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

          The Buyer Parties, jointly and severally, hereby represent and warrant to the Seller Parties as follows:

          5.1     Organization of Buyer Parties. Each of Parent, Buyer and Buyer’s U.S. Affiliate is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Buyer’s U.K. Affiliate is a private limited company incorporated under the laws of England and Wales. Each of Parent and Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except as would not have a Parent Material Adverse Effect. Buyer’s U.S. Affiliate has not conducted any business prior to the date hereof and, prior to the Closing, had no assets or Liabilities of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereby.

          5.2     Authorization. Each of the Buyer Parties has all requisite corporate power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Buyer Parties and the Ancillary Agreements to which it is a party, and the consummation by the Buyer Parties of the transactions contemplated hereby and thereby have been duly authorized and approved by the board of directors (or similar governing body) of each of the Buyer Parties. No other proceedings on the part of the Buyer Parties are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which any Buyer Party is a party have been duly executed and delivered by each of the Buyer Parties party thereto and are the legal, valid and binding obligations of each such Buyer Party enforceable against each such Buyer Party in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

          5.3     Validity of Shares; Compliance with Securities Laws. The Shares, when issued and delivered in accordance with the terms of this Agreement and Parent’s certificate of incorporation, (i) will be duly and validly issued, fully paid and non-assessable, (ii) will be free and clear of any Encumbrances relating to Parent and (iii) subject to the accuracy of the Seller Parties’ representations in Section 4.29 hereof, will be issued in compliance with applicable United States federal and state securities laws; provided however that the Shares will be subject to restrictions on transfer under United States federal and state securities laws.

          5.4     No Conflict or Violation; Consents. Neither the execution, delivery or performance by the Buyer Parties of this Agreement and the Ancillary Agreements to which any of them are a party nor the consummation by the Buyer Parties of the transactions contemplated hereby and thereby will (a) violate or conflict with any provision of the organizational documents of any of the Buyer Parties, including the certificate of incorporation and bylaws of each of Parent, Buyer and Buyer’s U.S. Affiliate or the articles of association of Buyer’s U.K. Affiliate, (b) constitute or result in a breach of or default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any material note, bond, mortgage, indenture, deed of trust, lease, franchise agreement, license, contract, agreement or other instrument or obligation to which Parent or Buyer is a party or to which the properties or assets of Parent or Buyer are subject, except as would not have a Parent Material Adverse Effect or (c) violate any Regulation or Court Order applicable to any Buyer Party. No consents, approvals, authorizations or waivers of, notices or declarations to, filings or registrations with, any domestic or foreign public, governmental or regulatory body or authority are required to be made or obtained by any Buyer Party or their respective Affiliates in connection with the transactions contemplated by this Agreement, except for (i) filings under United States federal or state securities or “blue sky” laws (which have been or will be made) and (ii) such as would not have a Parent Material Adverse Effect.

          5.5     No Brokers. Neither the Buyer Parties nor any of their Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of Seller or any of its respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

          5.6     Parent SEC Reports. Parent has timely filed all forms, reports, schedules and other documents required to be filed by Parent with the SEC under the Securities Act and the

Exchange Act since July 31, 2007 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading.

          5.7     Parent Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto), contained in the Parent SEC Reports, complied, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto applicable to reporting companies under the Exchange Act, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Parent SEC Reports) and fairly presented the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and do not contain all of the footnote disclosures required by GAAP.

          5.8     Changes in Parent’s Business. Between January 31, 2008 and the date hereof, except as disclosed in the Parent SEC Reports, there has not been any change in the business or operations of the Parent or Buyer that has had or reasonably would be expected to have a Parent Material Adverse Effect.

          5.9     Litigation. As of the date hereof and except as set forth in the Parent SEC Reports, there are no (i) material Actions pending or, to the knowledge of Parent, threatened in writing against Parent or Buyer (a) seeking to enjoin, delay or prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise claiming that the consummation of this Agreement or any of the Ancillary Agreements is illegal or invalid or (b) wherein an unfavorable Court Order would reasonably be likely to cause any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following the Closing, or (ii) outstanding orders, judgments, writs, injunctions or decrees of any governmental authority to which Parent or Buyer are subject which (x) restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or (y) causes any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following the Closing.

          5.10     Tax Matters. Parent has timely filed all Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a governmental entity having authority to do so) (“Parent Tax Return”) since July 31, 2005. Each such Parent Tax Return is true, correct and complete in all material respects. Parent has paid, within the time and manner prescribed by law, all material Taxes that are due and payable since July 31, 2005. No Parent Tax Return is the subject of any investigation, audit or other proceeding by any federal, state or local Tax authority, wherein an unfavorable determination would have a Parent Material Adverse Effect.

          5.11     Labor Matters. No unfair labor practice, or race, sex, age, disability or other discrimination, complaint is pending, nor is any such complaint, to the knowledge of Parent, threatened against Parent or Buyer before the National Labor Relations Board, Equal Employment Opportunity Commission or any other governmental authority, and no grievance is pending, nor is any grievance, to the knowledge of Parent, threatened against Parent or Buyer.

          5.12     Benefit Plans. Schedule 5.12 sets forth all bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) under which benefits are currently provided by a Buyer Party to any current or former employee, officer or director of a Buyer Party under Section 414(b), (c), (m) or (o) of the Code.

          5.13     Contracts. Neither Parent nor Buyer is in breach or default of any material contract or agreement to which it is a party or by which it or its assets are bound, except as would not have a Parent Material Adverse Effect. There does not exist any event or condition that, after notice or lapse of time or both, would constitute a breach or default under any material contract or agreement on the part of Parent or Buyer or, to the knowledge of Parent, any other party thereto or would permit the modification, cancellation or termination of any material contract or agreement or result in the creation of any lien upon, or any Person acquiring any right to acquire, any material assets of Parent or Buyer, other than as contemplated by this Agreement or as would not have a Parent Material Adverse Effect. Neither Parent nor Buyer has received in writing any claim or threat that Parent or Buyer is in breach or default under any of the terms and conditions of any material contract or agreement to which either of them is a party or by which either of them is bound.

          5.14     Available Cash. Parent and/or Buyer shall have available to it on the Closing Date adequate cash on hand to pay the Cash Payment.

          5.15     Investment Intent. Parent is acquiring the Affiniti Shares for investment for its own account for the purpose of investment and not as nominee or agent, and not with a view to the resale or distribution of any part thereof. Parent has no present intention of selling, granting any participation in, or otherwise distributing any of the Affiniti Shares.

          5.16     Material Misstatements Or Omissions. No representations or warranties by Parent or Buyer in this Agreement or any Ancillary Agreement to which it is a party, nor in any other document, exhibit or schedule furnished to the Seller Parties pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE VI.
COVENANTS OF SELLER AND BUYER

The Seller Parties and the Buyer Parties each covenant with the other as follows:

          6.1     Non-Competition

                    (a)     Restricted Conduct. Each of the Seller Parties covenants and agrees that, other than in the case of Zipkin, Taffer, Sheppard and Varndell, in his capacity as an employee or officer of Buyer or one of its Affiliates, it or he shall not, for the Restricted Period, directly or indirectly (including by licensing or other partial rights transfers), through an affiliated or controlled Person, on its or his own behalf or as a partner, manager, member, consultant, proprietor, principal, agent, creditor, director, officer, employee, security holder (except by ownership of five percent (5%) or less of the outstanding stock of any publicly held corporation), trustee or in any other capacity, own, manage, operate, finance, control, invest, participate or engage in, lend its or his name to, lend credit to, render services or advice to, or devote any endeavor or effort to, any business that is the same as, substantially similar to, or in competition with, the Business, in the United States, Canada, the United Kingdom or in any other country in which the products or services of the Business are marketed (including via the internet), distributed or sold. For the purposes of this Section 6.1, the “Restricted Period” shall mean:

                              (i)     with respect to Seller, Biofiniti, Biomol Research and Mamhead, the period of five (5) years from and after the Closing Date;

                              (ii)     with respect to each of Zipkin and Taffer, the period from and after the Closing Date until the fifth (5th) anniversary of the date of termination of their respective employment with the Buyer or one of its Affiliates; and

                              (iii)      with respect to each of Sheppard and Varndell, the period from and after the Closing Date until the date that is eighteen (18) months after the date of termination of their respective employment with the Buyer or one of its Affiliates.

                    (b)     Enforceability. The terms of this Section 6.1 are a material inducement to the Buyer Parties to enter into this Agreement and the Ancillary Agreements to which they are a party and to consummate the transactions contemplated hereunder and thereunder. The Parties acknowledge and agree that the restrictive covenants contained herein are reasonable under the circumstances and further agree that the covenants contained in this Section 6.1 should be interpreted in such a manner as to be effective and valid under applicable law. In the event any portion of this Section 6.1 shall be held to be illegal or unenforceable, the remainder of this Section 6.1 shall remain in full force and effect. If any of the restrictions contained in this Section 6.1 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with applicable law.

          6.2     Employee Matters.

                    (a)     Buyer shall offer at-will employment to all employees currently employed by a Seller Party listed on Schedule 6.2 attached hereto. Each of the Seller Parties will use reasonable best efforts to assist Buyer in the hiring of such employees. Upon execution of this Agreement, Seller shall notify each employee listed on Schedule 6.2 in writing that, by reason of the sale of the Business, their employment with a Seller Party is terminated as of the Closing Date and that Buyer is offering such employees employment. Any such employees actually employed by Buyer or its Affiliates immediately following the Closing, other than Zipkin, Taffer, Sheppard and Varndell, are referred to in this Agreement as “Rehired Employees.” To the extent that service is relevant for purposes of eligibility and vesting (and, in order to calculate the amount of any sick days, severance, layoff and similar benefits, but not for purposes of pension benefit accruals) under any retirement plan, employee benefit plan, program or arrangement established or maintained by Buyer or any of its Affiliates for the benefit of the Buyer’s employees, such plan, program or arrangement, shall, to the extent permitted by the terms and conditions thereof, credit such Rehired Employees for service earned on and prior to the Closing Date with a Seller Party, in addition to service earned with Buyer or any of Buyer’s Affiliates after the Closing Date. In addition to the foregoing, as of the Closing Date, the Buyer Parties shall provide each Rehired Employee, at the time of hiring, with initial compensation (but excluding benefits and any incentive or equity-based compensation) at least as favorable as the compensation (but excluding benefits and any incentive or equity-based compensation) provided to such employees by a Seller Party as of the date of this Agreement. Seller shall issue to each terminated employee (including all Rehired Employees) a final paycheck on the Closing Date, containing their salary through the Closing, all accrued, unused paid time off, and any other wages, overtime, severance pay, bonuses, change-in-control payment, other incentive compensation, commissions, expense reimbursement, or any other compensation that was earned, accrued, or payable prior to or as a result of the Closing.

                    (b)     Notwithstanding anything to the contrary contained herein, the Seller Parties shall be solely responsible for all of the Employee Plans at any time maintained, contributed to or required to be contributed to by any Seller Party or any ERISA Affiliate and all Liabilities thereunder. Buyer shall not assume any of the Employee Plans at any time maintained, contributed to or required to be contributed to by any Seller Party or any ERISA Affiliate or any Liability thereunder. The Seller Parties and their respective Affiliates (other than the Affiniti Companies) shall hold the Buyer Parties, their Affiliates (which for purposes hereof, shall include the Affiniti Companies) and their assigns harmless from and against any and all obligations to current or former employees relating to their employment in connection with the operation of the Business prior to the Closing. The Seller Parties shall take all necessary and appropriate action, if any, to comply on or prior to the Closing Date with any federal, state, local and foreign laws regarding termination of the employees.

                    (c)     Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Buyer or any of its Affiliates, nor shall anything herein interfere with the right of Buyer or any of its Affiliates to terminate the employment of any of the Rehired Employees at any time, with or without cause, or restrict Buyer or any of its Affiliates in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees.

                    (d)     No provision of this Agreement shall create any third party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Buyer or any of its Affiliates or under any benefit plan which Buyer or any of its Affiliates may maintain.

          6.3     Consents. If the Third Party Consent of any Person required for the assignment of any Assumed Contract or Lease, other than those Assumed Contracts and Leases set forth on Schedule 8.5 (with respect to which the provisions of this Section 6.3 shall not be applicable), or any Permit or any claim or right or any benefit arising thereunder or resulting therefrom that is being assigned to a Buyer Party hereunder is not obtained prior to the Closing, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that such Buyer Party would not receive all such rights, the Seller Parties will, at the expense of the Seller Parties, (i) use their reasonable best efforts to obtain all such Third Party Consents not previously obtained as soon as practicable after the Closing and (ii) cooperate with the Buyer Parties to provide to such Buyer Party the benefits under any such Assumed Contract, Lease, Permit or any claim or right, including enforcement for the benefit of Buyer of any and all rights of the Seller Parties against a third party thereto arising out of the Default, cancellation or termination by such third party or otherwise. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 6.3 shall in any way change, modify, limit or affect the conditions set forth in Sections 8.5 and 8.6 of this Agreement.

          6.4     Reporting Company Status. For a period until the earlier of (a) the first anniversary of the Closing Date and (b) a Change in Control of Parent, Parent shall file with the SEC all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules and regulations thereunder would permit such termination. For the purposes of this Section 6.4, a “Change in Control” shall mean any transaction or series of transactions, circumstance or event, pursuant to which any Person after the Closing Date obtains the possession, directly or indirectly, of the de facto or de jure power to direct or cause the direction of management policies of Parent, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE VII.
CONDITIONS TO SELLER’S OBLIGATIONS

          The obligations of the Seller Parties to consummate the transactions provided for hereby are subject to the satisfaction (or, to the extent legally permissible, the waiver by Seller in writing), on or prior to the Closing Date, of each of the following conditions:

          7.1     Representations, Warranties and Covenants. All representations and warranties of Parent and Buyer contained in this Agreement shall be true and correct (without regard to “materiality” or “Parent Material Adverse Effect” qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent expressly by its terms made as of an earlier date, in which case at and as of such earlier date), and each of the Buyer Parties shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by each such Party prior to or on the Closing Date. At the Closing, Buyer shall deliver to Seller a certificate dated as of the Closing Date and duly executed by a duly authorized executive officer of Parent and Buyer to the foregoing effect.

          7.2     Governmental Consents; Regulatory Compliance. All Governmental Consents, if any, required to carry out the transactions contemplated by this Agreement shall have been obtained or made. The Parties shall have complied with all Regulations applicable to the transactions contemplated by this Agreement.

          7.3     No Actions, Court Orders or Regulations. There shall not be any pending or threatened Action by any Person against any Buyer Party or Seller Party or otherwise involving the Business, the Assets, the Affiniti Companies or the Affiniti Shares (i) seeking to enjoin, delay or prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise claiming that the consummation of this Agreement or any of the Ancillary Agreements is illegal or invalid or (ii) wherein an unfavorable Court Order would reasonably be likely to cause any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following the Closing. No federal, state, local or foreign governmental authority or instrumentality of competent jurisdiction shall have issued any Court Order or taken any other action that shall be in effect, which (x) restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or (y) causes any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following the Closing. There shall not be any Regulation that makes any of the transactions contemplated by this Agreement and the Ancillary Agreements illegal or otherwise prohibited.

          7.4     Buyer Parties’ Closing Actions and Deliverables . All of the actions required to be taken by the Buyer Parties set forth in Section 3.2(b) shall have been taken, and all Ancillary Agreements, certificates, instruments and other documents required to be executed and delivered by the Buyer Parties set forth in Section 3.2(b) shall have been duly executed and delivered by the applicable Buyer Party in accordance with Section 3.2(b) .

ARTICLE VIII.
CONDITIONS TO BUYER’S OBLIGATIONS

          The obligations of the Buyer Parties to consummate the transactions provided for hereby are subject to the satisfaction (or, to the extent legally permissible, the waiver by Buyer in writing), on or prior to the Closing Date, of each of the following conditions:

          8.1     Representations, Warranties and Covenants. All representations and warranties of the Seller Parties contained in this Agreement shall be true and correct (without regard to “materiality” or “Seller Material Adverse Effect” qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent expressly by its terms made as of an earlier date, in which case at and as of such earlier date), and each of the Seller Parties shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by each such Party prior to or on the Closing Date. At the Closing, Seller shall deliver to Buyer a certificate dated as of the Closing Date and duly executed by Biofiniti, as the general partner of Seller, to the foregoing effect.

          8.2     Governmental Consents; Regulatory Compliance. All Governmental Consents, if any, required to carry out the transactions contemplated by this Agreement shall have been obtained or made, without any limitation, restriction or condition not already applicable to the Seller Parties being imposed on any Buyer Party or its ownership or use of any of the Assets or the Capital Stock of the Affiniti Companies (including the Affiniti Shares) or the conduct or operation of the Business. The Parties shall have complied with all Regulations applicable to the transactions contemplated by this Agreement.

          8.3     No Actions, Court Orders or Regulations. There shall not be any pending or threatened Action by any Person against any Buyer Party or Seller Party or otherwise involving the Business, the Assets, the Affiniti Companies or the Affiniti Shares (i) seeking to enjoin, delay or prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise claiming that the consummation of this Agreement or any of the Ancillary Agreements is illegal or invalid or (ii) wherein an unfavorable Court Order would reasonably be likely to (A) have a Seller Material Adverse Effect, (B) adversely affect the right of any Buyer Party to own the Assets and the Affiniti Shares or to operate the Business or (C) cause any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following the Closing. No federal, state, local or foreign governmental authority or instrumentality of competent jurisdiction shall have issued any Court Order or taken any other action that shall be in effect, which (x) restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (y) adversely affects the right of any Buyer Party to own the Assets and the Affiniti Shares or to operate the Business or (z) causes any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following the Closing. There shall not be any Regulation that (1) makes any of the transactions contemplated by this Agreement and the Ancillary Agreements illegal or otherwise prohibited or (2) adversely affects the right of any Buyer Party to own the Assets and the Affiniti Shares or to operate the Business.

          8.4     No Seller Material Adverse Effect. Since the Balance Sheet Date, there shall not have been any Seller Material Adverse Effect. At the Closing, Seller shall deliver to Buyer a certificate dated as of the Closing Date and duly executed by Biofiniti, as the general partner of Seller, to the foregoing effect.

          8.5     Third Party Consents. All Third Party Consents required for the assignment of those Assumed Contracts and Leases set forth on Schedule 8.5 shall have been obtained or made, without any limitation, restriction or condition not already applicable to the Seller Parties being imposed on any Buyer Party or its ownership or use of any of the Assets or the Capital Stock of the Affiniti Companies (including the Affiniti Shares) or the conduct or operation of the Business.

          8.6     Permits. Buyer shall have obtained or been granted the right to use all Permits necessary to its operation of the Business and its ownership of the Assets and the Affiniti Shares, without any limitation, restriction or condition not already applicable to the Seller Parties being imposed on any Buyer Party or its ownership or use of any of the Assets or the Affiniti Shares or the conduct or operation of the Business.

          8.7     Repayment of Notes; Release of Encumbrances. Seller shall have taken, or shall have caused to be taken, all actions required to be taken under the terms of the Seller’s Revolving Demand Note and the Seller’s Term Note to enable the payment, satisfaction and discharge in full at or prior to the Closing of all Seller Secured Indebtedness, and to cause the termination of the Seller’s Revolving Demand Note and the Seller’s Term Note at or prior to the Closing, and Seller shall have caused to be filed (where necessary) and delivered to Buyer copies of all documents necessary to release the Assets from all Encumbrances (other than Permitted Encumbrances), including all Encumbrances relating to the Seller’s Revolving Demand Note and the Seller’s Term Note, and necessary to release the Affiniti Shares and the Capital Stock of

Affiniti Research from all Encumbrances, in each case at or prior to the Closing, which documents shall be in a form and substance reasonably satisfactory to Buyer’s counsel.

          8.8     Repayment of Certain Affiniti Company Indebtedness. Seller shall have taken, or shall have caused to be taken, all actions required to be taken (i) under the terms of the Affiniti Loan to pay or otherwise satisfy or discharge in full prior to the Closing all outstanding principal amount under the Affiniti Loan, together with all unpaid interest accrued thereon and other fees and expenses payable in respect thereof, and to terminate the Affiniti Loan prior to the Closing, (ii) under the terms of the Affiniti Overdraft Facility to pay or otherwise satisfy or discharge in full prior to the Closing all outstanding principal amount under the Affiniti Overdraft Facility, together with all unpaid interest accrued thereon and other fees and expenses payable in respect thereof, and to terminate the Affiniti Overdraft Facility prior to the Closing, (iii) to pay or otherwise satisfy or discharge in full prior to the Closing all outstanding Affiniti Accrued Officer Salaries, together with all unpaid interest accrued thereon and other fees and expenses payable in respect thereof, and (iv) to release the Affiniti Companies from all Liabilities under or with respect to the Affiniti Loan, the Affiniti Overdraft Facility and the Affiniti Accrued Officer Salaries and all related guarantees, security interests and pledges prior to the Closing.

          8.9     Repayment of Intercompany Payables and Accrued Liabilities. Seller shall have taken, or shall have caused to be taken, all actions required to be taken to pay or otherwise satisfy or discharge in full at or prior to the Closing all intercompany accounts payable and accrued liabilities between or among any Seller Parties or the Affiniti Companies and to release the Seller Parties and the Affiniti Companies, as applicable, from all Liabilities thereunder and all related guarantees, security interests and pledges at or prior to the Closing.

          8.10     Rehired Employees. Buyer, or one of its Affiliates, shall have entered into such other employment arrangements or understandings concerning the employment of the Rehired Employees as shall be satisfactory to Buyer in its sole discretion (but otherwise consistent with the provisions of Section 6.2 above), which employment arrangements or understandings shall be in full force and effect as of the Closing.

          8.11     Seller Parties’ Closing Actions and Deliverables . All of the actions required to be taken by the Seller Parties set forth in Section 3.2(a) shall have been taken, and all Ancillary Agreements, certificates, instruments and other documents required to be executed and delivered by the Seller Parties set forth in Section 3.2(a) shall have been duly executed and delivered by the applicable Seller Party in accordance with Section 3.2(a) .

ARTICLE IX.
ACTIONS BY SELLER PARTIES AND BUYER PARTIES
AFTER THE CLOSING

          9.1     Collection of Accounts Receivable and Letters of Credit. On the Closing Date, the Buyer Parties will acquire hereunder, and thereafter the Buyer Parties or their designee shall have the right and authority to collect for Buyer’s or its designee’s account, all receivables, letters of credit and other items which constitute a part of the Assets, and the Seller Parties shall within forty-eight (48) hours after receipt of any payment in respect of any of the foregoing, properly endorse, remit and deliver to Buyer any letters of credit, documents, cash or checks received on account of or otherwise relating to any such receivables, letters of credit or other items. The Seller Parties shall promptly transfer or deliver to Buyer or its designee any cash or other property that any such Seller Party may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Assets. Notwithstanding the immediately preceding sentence or any other provision in this Agreement to the contrary, as promptly as practicable after the Closing Net Asset Value Statement shall become final, binding and conclusive in accordance with Section 2.5(c), Buyer shall reimburse Seller for any prepayments, advance payments or prepaid expenses (including any prepaid rents and prepaid health insurance premiums) relating to any post-Closing period actually paid by a Seller Party (but not with respect to either of the Affiniti Companies) included in the Assets as of the Closing Date, provided that (i) such prepayments, advance payments or prepaid expenses shall be set forth in reasonable detail on a schedule to be delivered by Seller to Buyer in accordance with Section 2.5(b), (ii) the aggregate amount of such reimbursement shall not exceed $40,000 and (iii) the amount of any such reimbursement shall be reduced on a dollar-for-dollar basis by the amount of any Tax Liability that may be incurred by the Affiniti Companies or any of the Buyer Parties as a result of the payment, satisfaction and discharge, in full, of all Affiniti Accrued Officer Salaries prior to the Closing in accordance with the terms of this Agreement. If the Tax Liability referred to in the immediately preceding sentence shall exceed the amount of all prepayments, advance payments or prepaid expenses for which Seller would otherwise have been entitled to reimbursement pursuant to the immediately preceding sentence, the Parties acknowledge and agree that the Buyer Parties shall be entitled to receive an amount equal to such shortfall directly from the Indemnification Holdback Amount, which amount shall be paid by the Escrow Agent in accordance with the procedures set forth in the Escrow Agreement.

          9.2     Books and Records.

                    (a)     Books and Records. Each Party agrees that it will cooperate with and make available to the other Parties, during normal business hours, all Books and Records, Excluded Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The Party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 9.2(a) shall be subject to the terms of Section 10.10.

                    (b)     Cooperation and Records Retention. The Seller Parties and the Buyer Parties shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other, as promptly as practicable upon request, with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other, as promptly as practicable upon request, with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, the Seller Parties and the Buyer Parties shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Parties with a reasonable opportunity to review and copy the same.

          9.3     Survival of Representations, Warranties, Covenants and Agreements. All of the representations and warranties made by each Party in this Agreement, the Ancillary Agreements, or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or list delivered by any such Party pursuant hereto shall survive the Closing until the date that is twenty four (24) months following the Closing Date (the “Expiration Date”); provided, however, that (i) the representations and warranties set forth in Sections 4.14, 4.18, 4.20, 4.27, 5.10, 5.11 and 5.12 shall survive the Closing until 30 days after the expiration of their applicable statutes of limitations (including extensions thereof) and (ii) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.5(a) (first sentence only), 4.5(b), 4.29, 4.30, 4.31, 4.32, 5.1, 5.2, 5.3, 5.5, and 5.15 shall survive the Closing indefinitely. The covenants and agreements of the Parties hereto set forth in Section 9.8 shall survive the Closing until 30 days after the expiration of the applicable statutes of limitations (including extensions thereof), and all other covenants and agreements of the Parties hereto in this Agreement, the Ancillary Agreements, or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or list delivered by any such Party pursuant hereto, shall survive the Closing until such covenants and agreements are performed or discharged in full in accordance with their terms. A Party’s right to indemnification or other remedies based upon the representations, warranties, covenants and agreements of the other Parties set forth in this Agreement, the Ancillary Agreements, or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or list delivered by any such Party pursuant hereto, shall not in any way be affected by any investigation or knowledge of such Party or any waiver by such Party of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason of the fact that a Party knew or should have known that any representation or warranty might be inaccurate or that the other Parties failed to comply with any agreement or covenant. Any investigation by such Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder. The termination of the representations, warranties, covenants and agreements provided in this Agreement, the Ancillary Agreements, or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or list delivered by any such Party pursuant hereto, shall not affect the rights of a Party in respect of any Claim (including the rights and remedies set forth in Section 9.4), provided that such Claim shall be made in a writing received by the Seller (in the case of a Claim made by a Buyer Party) or received by the Buyer (in the case of a Claim made by a Seller Party) prior to the expiration of the applicable survival period provided in this Section 9.3 (whether or not formal legal action shall have been commenced based upon such Claim), in which case the representations, warranties, covenants or agreements that are the subject of such Claim shall survive with respect to such Claim until such Claim is finally resolved.

          9.4     Indemnifications.

                    (a)     By Seller Parties. The Seller Parties, jointly and severally, shall indemnify, save and hold harmless the Buyer Parties, and their respective directors, officers, shareholders, owners, agents, Affiliates (including for this purpose the Affiniti Companies) and Representatives (each a “Buyer Indemnified Party”), from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, diminution of value, losses in connection with any Environmental Law (including any clean-up or remedial action), damages to the environment, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to:

                              (i)     any breach or inaccuracy of any representation or warranty of any of the Seller Parties contained in or made pursuant to this Agreement, the Ancillary Agreements to which any Seller Party is a party (excluding the Employment Agreements), or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or list delivered by any Seller Party pursuant hereto (without regard and without giving effect to any “materiality”, “Seller Material Adverse Effect” or similar qualification contained in any such representation or warranty);

                              (ii)     any breach, non-compliance, violation or non-fulfillment of any covenant or agreement of any of the Seller Parties contained in or made pursuant to this Agreement, the Ancillary Agreements to which any Seller Party is a party (excluding the Employment Agreements), or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or list delivered by any Seller Party pursuant hereto (without regard and without giving effect to any “materiality”, “Seller Material Adverse Effect” or similar qualification contained in any such covenant or agreement);

                              (iii)     any Excluded Liability and any other Liability of any Seller Party that is not expressly an Assumed Liability (including under Section 9.8), and any Excluded Asset, regardless of whether or not the Disclosure Schedule discloses any such Excluded Liability, other Liability of any Seller Party or Excluded Asset;

                              (iv)     Taxes of either of the Affiniti Companies, or Taxes of any other Person imposed on either of the Affiniti Companies as transferee or successor, by any Contract primarily related to Taxes or otherwise, for any Pre-Closing Tax Period (including any Taxes imposed pursuant to Part 7 of the ITEPA in respect of any Capital Stock acquired prior to the Closing), to the extent that such Taxes exceed the Affiniti Tax Reserve, except to the extent such Taxes are Transfer Taxes for which the Buyer is liable pursuant to Section 2.7 hereof;

                              (v)     any U.K. Withholding Taxes attributable to any Pre-Closing Tax Period;

                              (vi)     any Liability imposed upon any Buyer Party by reason of a Buyer Party’s status as a transferee of the Business or the Assets for purposes of any fraudulent transfer laws or the failure of any Party to comply with any bulk sales laws and similar laws as set forth in Section 9.7;

                              (vii)     any Liability under or related to (a) the Affiniti Loan, the Affiniti Overdraft Facility or the Affiniti Accrued Officer Salaries or any related guarantees, security interests or pledges or (b) any intercompany accounts payable or accrued liabilities between or among any Seller Parties or the Affiniti Companies or any related guarantees, security interests or pledges; or

                              (viii)     any Tax Liability to the extent set forth in the last sentence of Section 9.1;

                              (ix)     any fees, expenses or other payments incurred or owed by any Seller Party to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

                    (b)     By Buyer Parties. The Buyer Parties, jointly and severally, shall indemnify and save and hold harmless the Seller Parties, and their respective directors, officers, shareholders, owners, agents, Affiliates (other than a Buyer Party) and Representatives (each a “Seller Indemnified Party”), from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

                              (i)     any breach or inaccuracy of any representation or warranty of any of the Buyer Parties contained in or made pursuant to this Agreement, the Ancillary Agreements to which any Buyer Party is a party (excluding the Employment Agreements), or in any attachment, Exhibit, certificate, document or list delivered by any Buyer Party pursuant hereto (without regard and without giving effect to any “materiality”, “Parent Material Adverse Effect” or similar qualification contained in any such representation or warranty);

                              (ii)     any breach, non-compliance, violation or non-fulfillment of any covenant or agreement of any of the Buyer Parties contained in or made pursuant to this Agreement, the Ancillary Agreements to which any Buyer Party is a party (excluding the Employment Agreements), or in any attachment, Exhibit, certificate, document or list delivered by any Seller Party pursuant hereto (without regard and without giving effect to any “materiality”, “Parent Material Adverse Effect” or similar qualification contained in any such covenant or agreement);

                              (iii)     from and after the Closing, any Assumed Liability; or

                              (iv)     any fees, expenses or other payments incurred or owed by any Buyer Party to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

          The term “Damages” as used in this Section 9.4 is not limited to matters asserted by third parties against a Seller Indemnified Party or a Buyer Indemnified Party, but includes Damages incurred or sustained by a Seller Indemnified Party or a Buyer Indemnified Party in the absence of third party claims. Payments by a Buyer Indemnified Party of amounts for which such Buyer Indemnified Party is indemnified hereunder, and payments by a Seller Indemnified Party of amounts for which such Seller Indemnified Party is indemnified, shall not be a condition precedent to recovery. The Seller Parties’ obligation to indemnify the Buyer Indemnified Parties, and the Buyer Parties’ obligation to indemnify the Seller Indemnified Parties, shall not limit any other rights, including rights of contribution (except as provided in Section 9.4(g)(x) below), which any Party may have under statute or common law.

                    (c)     Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Parties shall cooperate with each other in any notifications to insurers.

                    (d)     Defense of Claims. If a claim for Damages (a “Claim”) is to be made by a Person entitled to indemnification hereunder against the indemnifying party, the Person claiming such indemnification shall give written notice (a “Claim Notice”) to the indemnifying party promptly after the Person entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.4. If any lawsuit or enforcement action is filed against any Person entitled to the benefit of indemnity hereunder, written notice thereof shall be given promptly to the indemnifying party (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual material prejudice or material damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action where such lawsuit or action involves only money damages and does not seek injunctive or other equitable relief, (ii) to employ and engage attorneys of its own choice to handle and defend the same (which attorneys shall be reasonably acceptable to the indemnified party), and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the indemnified party shall have the right to employ separate counsel at the indemnifying party’s expense and to control its own defense of such lawsuit or action to the extent that there are reasonable legal defenses available to such indemnified party or to other indemnified parties that are of a material benefit to such indemnified party and are different from or additional to those available to the indemnifying party; provided, however, that the indemnifying party shall not be required to pay for more than one such additional counsel for all indemnified parties in connection with any Claim. If the indemnifying party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.4 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment. If the indemnified party refuses its consent under clause (iii) above of this Section 9.4(d) to a bona fide offer of settlement which the indemnifying party wishes to accept, where the terms and conditions of such settlement (x) include a release in form and substance reasonably satisfactory to the indemnified party from all Liability in respect of such Claim and (y) do not, in the reasonable judgment of the indemnified party, impose any burden, restraint, cost, Liability, duty or other obligation on or otherwise adversely affect or have the potential to adversely affect the indemnified party, the indemnified party may continue to pursue such matter, free of any participation by the indemnifying party, at the sole expense of the indemnified party. In such event, the obligation of the indemnifying party to the indemnified party shall be equal to the lesser of (A) the amount of the offer of settlement which the indemnified party refused to accept plus the costs and expenses of the indemnified party prior to the date the indemnifying party notified the indemnified party of the offer of settlement, and (B) the actual out-of-pocket amount the indemnified party is obligated to pay as a result of the indemnified party’s continuing to pursue such matter. The indemnifying party shall be entitled to recover from the indemnified party any additional expenses incurred by the indemnifying party as a result of the decision of the indemnified party to pursue such matter. If there shall be any conflicts between the provisions of this Section 9.4(d) and Section 9.8(c), the provisions of Section 9.8(c) shall control with respect to Tax contest claims.

                    (e)     Buyer Parties’ Right of Offset. Anything in this Agreement to the contrary notwithstanding, but subject to Section 9.6 and subsection (ii) of Section 9.4(f), in the event that any Seller Party is obligated to indemnify any Buyer Indemnified Party pursuant to any provision of this Section 9.4, the Buyer Parties may (but shall not be obligated to), in addition to any other right or remedy, receive, withhold, purchase or repurchase, sell or foreclose on, as applicable, the following, and set off such amounts, securities or property so received or withheld by the Buyer Parties against such indemnification obligation, in the following order of priority:

          FIRST, the entire amount in the Indemnity Escrow Account; and

          SECOND, any other amounts, securities or property otherwise due any Seller Party from a Buyer Party (including any payments in cash or securities that may become due and payable to Seller pursuant to Section 2.6 or Section 9.11) .

          For purposes of clarification, the Buyer Parties shall not be entitled to offset any amounts, securities or property otherwise due any Seller Party from a Buyer Party (including any payments in cash or securities that may become due and payable to Seller pursuant to Section 2.6 or Section 9.11) against any indemnification obligation of the Seller Parties under this Agreement, if the sum of (i) the total dollar amount of such indemnification obligation of the Seller Parties plus (ii) the total dollar amount of Damages with respect to all then pending or unresolved indemnity Claims of the Buyer Indemnified Parties under this Agreement does not exceed the remaining balance, if any, of the funds contained in the Indemnity Escrow Account. If the sum of (i) the total dollar amount of such indemnification obligation of the Seller Parties plus

(ii) the total dollar amount of Damages with respect to all then pending or unresolved indemnity Claims of the Buyer Indemnified Parties under this Agreement exceeds the remaining balance, if any, of the funds contained in the Indemnity Escrow Account, then, the Buyer Parties shall be entitled to offset any amounts, securities or property otherwise due any Seller Party from a Buyer Party (including any payments in cash or securities that may become due and payable to Seller pursuant to Section 2.6 or Section 9.11) against any such indemnification obligation of the Seller Parties under this Agreement, but only to the extent of such excess.

          Neither the exercise of nor the failure to exercise such right of offset shall be deemed to be or construed as a waiver or election of remedies by the Buyer Parties or prejudice or impair the concurrent or subsequent exercise or enforcement of any other rights or remedies available to them.

                    (f)     Limitations.

                              (i)     Subject to Section 9.4(f)(iii), neither the Buyer Parties nor the Seller Parties shall be liable under this Section 9.4 for any Damages until either any individual amount otherwise due the indemnified party exceeds $50,000, in which case the indemnifying party shall, subject to Section 9.4(f)(ii), be liable for all Damages (including those incurred prior to exceeding $50,000), or the aggregate amount otherwise due to the indemnified party exceeds an accumulated total of $100,000, in which case the indemnifying party shall, subject to Section 9.4(f)(ii), be liable for all Damages (including those incurred prior to exceeding $100,000); provided, however, that (A) these limitations shall apply only to the extent the indemnified party is entitled to indemnification exclusively under Section 9.4(a)(i) or Section 9.4(b)(i), and (B) these limitations shall not apply with respect to Damages arising out of a breach of any representation or warranty contained in Sections 4.1, 4.2, 4.3, 4.5(a) (first sentence only), 4.5(b), 4.11, 4.20, 4.27, 4.29, 4.30, 4.31, 4.32, 5.1, 5.2, 5.3, 5.5, 5.14 and 5.15, for which the indemnifying party shall be liable for all Damages.

                              (ii)     Subject to Section 9.4(f)(iii) but notwithstanding anything else to the contrary set forth in this Agreement, (A) the Seller Parties shall not be liable hereunder to the Buyer Indemnified Parties for Damages to the extent that the amount of Damages paid to the Buyer Indemnified Parties shall exceed $5,700,000 (the “Seller Indemnity Cap”); provided, however, that the Seller Indemnity Cap shall not apply with respect to (x) Damages arising out of a breach of any representation or warranty of Seller Parties contained in Sections 4.1, 4.2, 4.3, 4.5(a) (first sentence only), 4.5(b), 4.11, 4.20, 4.27, 4.29, 4.30, 4.31 and 4.32, (y) Damages arising out of a breach of any covenant, agreement or undertaking under Section 6.1, 9.8, 9.9 or 10.10 of this Agreement, or (z) any indemnification relating to any of the matters set forth in Sections 9.4(a)(iii) through and including 9.4(a)(ix), in each case set forth in clauses (x), (y) and (z) hereof, for which the indemnifying party shall be liable for all Damages; and (B) the Buyer Parties shall not be liable hereunder to the Seller Indemnified Parties for Damages to the extent that the amount of Damages paid to the Seller Indemnified Parties shall exceed $5,700,000 (the “Buyer Indemnity Cap”); provided, however, that the Buyer Indemnity Cap shall not apply with respect to (x) Damages arising out of a breach of any representation or warranty of Buyer Parties contained in Sections 5.1, 5.2, 5.3, 5.5, 5.14 and 5.15, (y) Damages arising out of a breach of any covenant, agreement or undertaking under Section 2.4(a), 2.4(b), 9.8 or 10.10 of this Agreement, or (z) any indemnification relating to any of the matters set forth in Sections 9.4(b)(iii) and

9.4(b)(iv), in each case set forth in clauses (x), (y) and (z) hereof, for which the indemnifying party shall be liable for all Damages.

                              (iii)     Notwithstanding anything to the contrary in this Agreement, nothing set forth in this Agreement (including the limitations on indemnification amount set forth in clauses (i) and (ii) of this Section 9.4(f) and the durational limitations set forth in Section 9.3) shall limit the rights, remedies or claims of any party (or the Liability of any party) for fraud, willful or intentional breach or gross negligence.

                    (g)     Miscellaneous Indemnity Provisions.

                              (i)     The indemnifying parties’ indemnification obligations herein are intended solely for the benefit of the indemnified parties, and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

                              (ii)     Any payment by the Seller Parties of any Damages of the Buyer Indemnified Parties shall be deemed to be a reduction in the Purchase Price for Tax purposes.

                              (iii)     In determining the amount of any Damages payable by an indemnifying party pursuant to Section 9.4, such amount shall be reduced by the amount of any refund received by the indemnified parties of Taxes paid by them, to the extent such refund relates solely to the Damages or to the payments made pursuant to such Damages. In the event an indemnifying party has paid for any Damages which is later subject to reduction due to the receipt of a Tax refund relating solely to the Damages, the indemnified parties shall promptly pay the amount of such Tax refund to indemnifying party at the time actually received by the relevant indemnifying party.

                              (iv)     With respect to any indemnification obligation of the Seller Parties pursuant to any Damages related to the failure to collect accounts receivable of Seller which constituted a breach of Section 4.22 above, Buyer shall deliver and assign to Seller, on the date any such Damages are satisfied by a related payment of Damages to a member of the Buyer Indemnified Parties, without any further payment or consideration, such uncollected accounts receivable of Seller to which the Damages relates.

                              (v)     For purposes of determining the amount of any Damages payable by an indemnifying party pursuant to Section 9.4, such amount shall be reduced by the amount of any insurance proceeds actually received by the indemnified party in respect of the Damages (net of any deductible amounts or associated incremental premiums that the indemnified party reasonably expects to incur as a result of the claim). In the event the indemnifying party has paid for any Damages which later the indemnified party receives any insurance proceeds with respect thereto, the indemnified party shall promptly pay the amount of such insurance proceeds to the indemnifying party at the time actually received by the indemnified party (net of any deductible amounts) up to the amount of the Damages for which the indemnifying party has paid.

                              (vi)     Prior to any indemnification by the Seller Parties for any Damages related to the provisions of Section 4.22 above or otherwise in respect of the accounts receivable of Seller, Buyer shall (i) apply all collections for accounts receivable against the accounts receivable of a particular payor existing on the Closing Date on a first-billed, first-paid basis so that such collections are first applied against the earliest-date receivable of the applicable payor; provided, however, that if the payor designated a specific invoice or invoices to be paid or if Buyer otherwise reasonably determines that the payor intended a different application of the payment where the payment amount matches a specific outstanding invoice, then the payment shall be applied to the specific invoice or invoices so designated or intended; and (ii) use commercially reasonable efforts to collect its accounts receivable, including the sending of demand letters and other similar practices.

                              (vii)     Nothing herein shall be deemed to prevent an indemnified party from making a Claim hereunder for potential or contingent claims or demands; provided that the Claim Notice sets forth the specific basis for any such contingent claim to the extent then feasible and the indemnified party has reasonable grounds to believe that such a claim may be made.

                              (viii)     No Party shall be liable under this Section 9.4 for any Damages relating to any matter to the extent that such matter directly resulted in an adjustment to the Purchase Price pursuant to Section 2.5.

                              (ix)     In no event shall any Party be liable for any special, multiple, exemplary or punitive damages arising under any legal or equitable theory or arising under or in connection with this Agreement, all of which are hereby excluded by agreement of the Parties regardless of whether or not any Party to this Agreement has been advised of the possibility of such damages, except to the extent an indemnified party is required to pay such damages in connection with a third party claim.

                              (x)     Notwithstanding anything to the contrary in this Agreement, none of the Seller Parties shall have any right of contribution against the Affiniti Companies with respect to any matter for which any Buyer Indemnified Party may be entitled to indemnification from any Seller Party pursuant to this Agreement, and in furtherance of the foregoing, each Seller Party hereby unconditionally, fully and finally releases the Affiniti Companies from any claim of any kind or nature for, and waives any and all rights of every kind or character with respect to, indemnification or contribution by the Affiniti Companies with respect to any matter for which any Buyer Indemnified Party may be entitled to indemnification from any Seller Party pursuant to this Agreement.

          9.5     Indemnification Holdback Amount as Initial Source of Payment. The Parties agree and acknowledge that the Indemnification Holdback Amount shall not be the Buyer Indemnified Parties’ exclusive method of receiving indemnification from the Seller Parties pursuant to this Agreement, but that no amount shall be payable directly from the Seller Parties to any Buyer Indemnified Party in respect of any indemnification obligation of the Seller Parties under this Agreement until there are no further funds remaining in the Indemnity Escrow Account following disbursements therefrom in accordance with Section 9.6 below.

          9.6     Release and Payment of Indemnification Holdback Amount. The Escrow Agent shall hold and pay the Indemnification Holdback Amount pursuant to the Escrow Agreement and this Agreement. The Indemnification Holdback Amount shall be used (i) to satisfy indemnification Claims by a Buyer Indemnified Party pursuant to any Claim Notice delivered by a Buyer Indemnified Party to any Seller Party on or prior to the Expiration Date that are finally determined by (A) mutual written agreement of Buyer and Seller or (B) a final order of a court of competent jurisdiction (whether or not such final determination occurs on or prior to the Expiration Date), (ii) in the event the Adjustment Amount is equal to or greater than zero and equals or exceeds the Adjustment Holdback Amount, to pay to Buyer an amount equal to the Adjustment Amount less the Adjustment Holdback Amount in accordance with the provisions of Section 2.5 hereof, and (iii) with respect to any amounts to which Seller is entitled to receive thereunder, to pay from such amounts to the Escrow Agent all fees, costs and expenses due and payable by Seller to the Escrow Agent under Section 2.4(d) hereof and under the Escrow Agreement, and shall be disbursed to Seller and/or Buyer in accordance with the procedures set forth in the Escrow Agreement and this Agreement, prior to any recourse by a Buyer Indemnified Party against any Seller Party directly.

                    (a)     If no Buyer Indemnified Party has delivered a Claim Notice to any Seller Party on or before the Expiration Date or no Claim Notice has been delivered by a Buyer Indemnified Party to any Seller Party that is pending or unresolved as of the Expiration Date, Buyer and Seller shall jointly cause the Escrow Agent to pay to Seller all of the funds remaining in the Indemnity Escrow Account, if any, less all fees, costs and expenses due and payable by Seller to the Escrow Agent under Section 2.4(d) hereof and under the Escrow Agreement, within two (2) Business Days after the Expiration Date, in accordance with the procedures set forth in Escrow Agreement.

                    (b)     From time to time prior to the Expiration Date, within two (2) Business Days after the date on which final resolution of any particular indemnity Claim has occurred, either by mutual written agreement of Buyer and Seller or a final order of a court of competent jurisdiction, Buyer and Seller shall give joint written instructions to the Escrow Agent to pay to Buyer an amount equal to the Damages in respect of such Claim to which the Buyer Indemnified Parties shall have been determined to be entitled, together with all interest and other amounts earned thereon, which amount shall be paid by the Escrow Agent in accordance with the procedures set forth in the Escrow Agreement. If the amount of the Damages in respect of one or more Claims to which the Buyer Indemnified Parties shall have been determined to be entitled exceeds the balance, if any, of the funds contained in the Indemnity Escrow Account, the Buyer Parties shall be entitled to have recourse directly against the Seller Parties to recover the balance of such Damages, subject to the limitations set forth in this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the Buyer Parties.

                    (c)     If, as of the Expiration Date, a Buyer Indemnified Party has delivered a Claim Notice to any Seller Party that is pending or unresolved, Buyer and Seller shall give joint written instructions to the Escrow Agent on the Expiration Date to (i) retain an amount equal to the lesser of (A) the balance, if any, of the funds and all other amounts then remaining on deposit in the Indemnity Escrow Account and (B) the amounts asserted in writing by Buyer to be claimed to be owing to the Buyer Indemnified Parties under Section 2.5 and/or Section 9.4 of this Agreement, together with all interest and other amounts earned thereon, and (ii) pay to Seller an amount in cash equal to the amount, if any, by which the then remaining balance of the funds and all other amounts then remaining on deposit in the Indemnity Escrow Account exceeds (A) the amounts so asserted in writing by Buyer to be claimed to be owing to the Buyer Indemnified

Parties under Section 2.5 and/or Section 9.4 of this Agreement, together with all interest and other amounts earned thereon, and (B) all fees, costs and expenses due and payable by Seller to the Escrow Agent under Section 2.4(d) hereof and under the Escrow Agreement. Such amount to be paid to Seller, if any, shall be paid to Seller in accordance with the procedures set forth in the Escrow Agreement.

                    (d)     Within two (2) Business Days after the date on which final resolution of any particular indemnity Claim brought prior to and pending or unresolved as of the Expiration Date (which Claim is the subject of a Claim Notice referred to in Section 9.6(c) above) has occurred, either by mutual written agreement of Buyer and Seller or a final order of a court of competent jurisdiction, Buyer and Seller shall give joint written instructions to the Escrow Agent to (i) pay to Buyer an amount equal to the Damages in respect of such Claim to which the Buyer Indemnified Parties shall have been determined to be entitled, together with all interest and other amounts earned thereon, and thereafter (ii) pay to the Seller an amount in cash equal to the amount, if any, by which the then remaining balance of the funds and all other amounts then remaining on deposit in the Indemnity Escrow Account exceeds (A) the amounts asserted in writing by Buyer to be claimed to be owing to the Buyer Indemnified Parties under Section 2.5 and/or Section 9.4 of this Agreement that remain unresolved, together with all interest and other amounts earned thereon, and (B) all fees, costs and expenses due and payable by Seller to the Escrow Agent under Section 2.4(d) hereof and under the Escrow Agreement, which amounts shall be paid by the Escrow Agent in accordance with the procedures set forth in the Escrow Agreement. If the amount of the Damages in respect of one or more Claims to which the Buyer Indemnified Parties shall have been determined to be entitled exceeds the balance, if any, of the funds contained in the Indemnity Escrow Account, the Buyer Parties shall be entitled to have recourse directly against the Seller Parties to recover the balance of such Damages, subject to the limitations set forth in this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the Buyer Parties.

                    (e)     Within two (2) Business Days after the date on which final resolution of all indemnity Claims brought prior to and pending or unresolved as of the Expiration Date (which Claims are the subject of one or more Claim Notices referred to in Section 9.6(c) above) has occurred, either by mutual written agreement of Buyer and Seller or a final order of a court of competent jurisdiction, Buyer and Seller shall give joint written instructions to the Escrow Agent to (i) pay to Buyer an amount equal to the Damages in respect of all such Claims to which the Buyer Indemnified Parties shall have been determined to be entitled (to the extent not previously paid), together with all interest and other amounts earned thereon, and thereafter (ii) pay to the Seller an amount in cash equal to the then remaining balance of the funds and all other amounts then remaining on deposit in the Indemnity Escrow Account, if any, less all fees, costs and expenses due and payable by Seller to the Escrow Agent under Section 2.4(d) hereof and under the Escrow Agreement, which amounts shall be paid by the Escrow Agent in accordance with the procedures set forth in the Escrow Agreement. If the amount of the Damages in respect of any one or more Claims to which the Buyer Indemnified Parties shall have been determined to be entitled exceeds the balance, if any, of the funds contained in the Indemnity Escrow Account, the Buyer Parties shall be entitled to have recourse directly against the Seller Parties to recover the balance of such Damages, subject to the limitations set forth in this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the Buyer Parties.

                    (f)     For the avoidance of doubt, all interest and other amounts earned under the Escrow Agreement on the Indemnification Holdback Amount in the Indemnity Escrow Account shall be paid to Seller, on the one hand, and/or to Buyer, on the other hand, in proportion to the total amount of the Indemnification Holdback Amount paid to such Party as above provided.

          9.7     Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the “Bulk Sales Act” or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce the Buyer Parties to waive any requirements for compliance with any or all of such laws, the Seller Parties hereby agree that the indemnity provisions of Section 9.4 hereof shall apply to any Damages of any Buyer Indemnified Party arising out of or resulting from the failure of the Parties to comply with any such laws.

          9.8     Taxes.

                    (a)     Tax Returns; Payment of Taxes.

                              (i)      The Seller Parties shall be responsible for the preparation and filing of all Tax Returns of the Seller Parties (including Tax Returns required to be filed on or after the Closing Date) to the extent such Tax Returns include or relate to the use or ownership of the Assets attributable to Pre-Closing Tax Periods. Such Tax Returns shall be true, complete and correct in all material respects and shall be prepared in accordance with applicable law. Seller and the other Seller Parties will be responsible for and make all payments of Taxes shown to be due on such Tax Returns.

                              (ii)      Seller shall be responsible for the preparation and filing of all Tax Returns of the Affiniti Companies that are required to be filed before the Closing Date. Such Tax Returns shall be true, complete and correct in all material respects and shall be prepared in accordance with applicable law. Except to the extent otherwise required by law, such Tax Returns shall be prepared on a basis consistent with the past practices of such entities. Seller shall pay or cause the Affiniti Companies to pay by the applicable due dates all Taxes shown to be due on such Tax Returns.

                              (iii)      Buyer shall be responsible for the preparation and filing of all Tax Returns relating to the use or ownership of the Assets attributable to Post-Closing Tax Periods and for the preparation and filing of all Tax Returns of the Affiniti Companies that are required to be filed after the Closing Date.

                              (iv)      No later than five (5) Business Days prior to the due date for the payment of any Taxes with respect to any Tax Return prepared by Buyer with respect to the Affiniti Companies (giving effect to extensions) for the Straddle Period or five (5) Business Days following written request from Buyer, whichever is later, Seller shall pay Buyer an amount equal to the excess of the portion of Taxes for the Straddle Period attributable to the Pre-Closing Tax Period, as determined pursuant to the principles set forth in Section 9.8(b), over the amount in the Affiniti Tax Reserve as reflected on Schedule 4.20, except to the extent such excess relates to Tax Liabilities in respect of profits derived by the Affiniti Companies in the ordinary course of business between January 1, 2008 and the Closing Date which are retained by the Affiniti Companies at the Closing Date.

                    (b)      Straddle Period. For purposes of this Agreement, in the case of any Taxes of the Affiniti Companies that are payable for a taxable period that begins before, and ends on or after the Closing Date (a “Straddle Period”), the portion of such Taxes that is attributable to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable as computed on a “closing-of-the-books” basis if the relevant Tax period ended at the close of business on the day before the Closing Date. The portion of such Taxes that is attributable to the Post-Closing Tax Period shall be equal to the total amount of Tax for such Straddle Period less the amount of Tax that is allocable to the Pre-Closing Tax Period.

                    (c)      Tax Contests. Buyer shall promptly notify Seller in writing upon receipt by the Affiniti Companies of a written notice of any pending or threatened Tax audits or assessments for which Seller may have Liability pursuant to this Agreement; provided, however, that no delay on the part of Buyer in notifying Seller shall relieve Buyer from any obligation hereunder unless (and then solely to the extent) Seller is thereby materially prejudiced. Seller shall have the right to control the conduct of any audit or assessment of Tax of the Affiniti Companies for a period that ends prior to the Closing Date and for any audit or assessment of withholding Tax on the transfer of the Affiniti Shares (each such claim, a “Seller’s Tax Contest Claim”) so long as (i) Seller notifies Buyer in writing within 15 days after Buyer notifies Seller of such Seller’s Tax Contest Claim that Seller will indemnify Buyer in connection with such Seller’s Tax Contest Claim, (ii) Seller conducts the defense of the Seller’s Tax Contest Claim actively and diligently, (iii) Seller pays the fees and disbursements incurred in connection with the Seller’s Tax Contest Claim and (iv) Seller keeps Buyer informed regarding the progress and substantive aspects of the Seller’s Tax Contest Claim. Seller shall not compromise or settle any Seller’s Tax Contest Claim, without obtaining Buyer’s consent, which consent shall not be unreasonably withheld or delayed. Buyer shall have the right to control the conduct of any audit or assessment of Tax of the Affiniti Companies for any Straddle Period, provided if Seller could have any Liability pursuant to this Agreement for Taxes owed with respect to a Straddle Period Tax claim (such claim, a “Straddle Period Tax Contest Claim”) Buyer and Seller shall jointly engage the Accounting Firm or such other internationally recognized Tax counsel or accounting firm as Buyer and Seller mutually agree to conduct the defense of such Straddle Period Tax Contest Claim taking into account the interests of Buyer and Seller. Neither Buyer nor Seller shall settle any Straddle Period Tax Contest Claim without obtaining written consent of the other party hereto, provided that such consent shall not be unreasonably withheld, conditioned, or delayed. Except as otherwise provided herein, Buyer shall control all other audit, examinations or administrative proceedings in respect of Taxes of the Affiniti Companies. If there shall be any conflicts between the provisions of this Section 9.8(c) and Section 9.4(d), the provisions of this Section 9.8(c) shall control with respect to Tax contest claims.

                    (d)      Seller’s Post-Closing Obligation for Taxes. Seller shall promptly pay after the Closing when due all Taxes for Pre-Closing Tax Periods that have given rise to, or could give rise to, an Encumbrance on the Assets in the hands of the Buyer Parties, except for any Transfer Taxes to be paid by Buyer pursuant to Section 2.7. For purposes of this obligation, the Taxes for any Pre-Closing Tax Period shall be determined taking into account Section 9.8(b) hereof.

          9.9     No Solicitation of Rehired Employees. None of the Seller Parties nor any of their respective Affiliates (excluding the Affiniti Companies) shall, other than with respect to the Partners in their capacity as an officer or employee of a Buyer Party, (i) for a period of five (5) years from and after the Closing Date (with respect to Seller, Biomol Research, Mamhead and Biofiniti), (ii) until the fifth (5th) anniversary of the date of termination of their respective employment with Buyer or one of its Affiliates (with respect to each of Zipkin and Taffer) and (iii) until the date that is eighteen (18) months after the date of termination of their respective employment with Buyer or one of its Affiliates (with respect to each of Sheppard and Varndell), directly or indirectly (x) hire or offer employment to or seek to hire any Rehired Employee, any employee of the Affiniti Companies or any other employee of any Buyer Party or any successor or Affiliate thereof which is engaged in the Business, unless such Buyer Party first terminates the employment of such employee or gives its written consent to such employment or offer of employment or (y) solicit or encourage any such Rehired Employee, any such employee of the Affiniti Companies or any other such employee of any Buyer Party or any successor or Affiliate thereof which is engaged in the Business, to leave the employ of his or her employer. Notwithstanding the foregoing, the Seller Parties and their respective Affiliates shall not be prohibited from hiring any person that is hired in response to any general solicitation seeking employees made on a local, regional or national basis, provided the Seller Parties and their respective Affiliates are otherwise in compliance with this Section 9.9.

          9.10     Change of Name. Within three (3) Business Days after the Closing Date, the Seller Parties shall amend the organizational documents of each Seller Party that is not a natural person, including Seller’s certificate of limited partnership and limited partnership agreement and Biomol Research’s certificate of incorporation and bylaws, and shall amend all other future corporate documents to eliminate therefrom the word “BIOMOL” and “BRLI” and any other name or mark that has such a near resemblance thereto as may be likely to cause confusion or mistake to the public, or to otherwise deceive the public, and from and after the Closing Date, the Seller Parties and all of their respective Affiliates shall cease all use of such names and all other Proprietary Rights relating to or used in the Business and any derivative or combination thereof.

          9.11     Sirtris License Agreement.

                    (a)      Assignment, Assumption and Indemnification. The Parties hereby acknowledge that the Assumed Contracts include that certain License Agreement, dated June 10, 2005, between Seller and Sirtris Pharmaceuticals, Inc. (the “Sirtris License Agreement”) and, accordingly, pursuant to the provisions of Section 2.2(b), Buyer’s U.S. Affiliate shall assume all Liabilities of Seller accruing, arising out of, or relating to events or occurrences happening from and after the Closing under the Sirtris License Agreement, but not including any Liability for any Default under the Sirtris License Agreement occurring prior to the Closing, which Liabilities shall include all costs and expenses (excluding internal costs and expenses) that may be associated with the Sirtris License Agreement or incurred thereby from and after the Closing (the “Sirtris Costs”), including the obligation to defend any of the Proprietary Rights licensed to Sirtris Pharmaceuticals, Inc. thereunder or to indemnify Sirtris Pharmaceuticals, Inc. or any other third party pursuant to the provisions of the Sirtris License Agreement, to the extent such obligations accrue, arise out of, or relate to events or occurrences happening from and after the Closing and do not relate to any Default under the Sirtris License Agreement occurring prior to the Closing (the “Sirtris Defense Costs”). The Parties hereby agree that the Seller Parties shall not be obligated to indemnify the Buyer Parties under this Agreement for any Sirtris Defense Costs or make any contribution whatsoever to the Buyer Parties with respect to the Sirtris Defense Costs.

                    (b)      License Proceeds. If any Buyer Party receives any proceeds of any kind or nature from Sirtris Pharmaceuticals, Inc. pursuant to the provisions of the Sirtris License Agreement (excluding any amounts received pursuant to Section 4.3 of the Sirtris License Agreement, all of which shall be retained by such Buyer Party), such Buyer Party shall apply such proceeds to any Sirtris Costs actually incurred by the Buyer Parties through the date of such payment and, as soon as practicable thereafter (but in no event later than thirty (30) days after receipt of such proceeds by such Buyer Party), remit 50% of the remaining balance of such proceeds, if any, to Seller. All proceeds remitted to Seller pursuant to this Section 9.11(b) are referred to as the “Seller Sirtris Proceeds” and all proceeds retained by the Buyer Parties pursuant to this Section 9.11(b) are referred to as the “Buyer Sirtris Proceeds”.

ARTICLE X.
MISCELLANEOUS

          10.1     Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; except that any Buyer Party may, without such consent, assign all such rights to any lender as collateral security or may assign all such rights and obligations to a wholly owned Subsidiary (or a partnership controlled by a Buyer Party) or Subsidiaries of a Buyer Party or a party controlling a Buyer Party or to a successor in interest to such Buyer Party which shall assume all obligations and Liabilities of such Buyer Party under this Agreement (provided, however, regardless of any such assignment, Parent shall retain the obligation to issue the Shares). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns and, except as specifically provided in Section 9.4 (solely with respect to parties indemnified), no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

          10.2     Notices. All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to a Seller Party, addressed to:

c/o Biomol International, L.P.
5120 Butler Pike
Plymouth Meeting, Pennsylvania 19462-1202
Fax: (610) 941-9252
Attention: Ira M. Taffer, Ph.D.

With copies (which shall not constitute notice pursuant to this Section 10.2) to:

Friedman, Schuman, Applebaum, Nemeroff & McCaffery, P.C.
101 Greenwood Avenue, 5th Floor
Jenkintown, Pennsylvania 19046
Fax: (215) 635-7212
Attention: David A. Applebaum, Esq.

and

Michelmores LLP
Woodwater House
Pynes Hill
Exeter EX2-5WR
United Kingdom
Fax: +44 1392 360563
Attention: Malcolm Dickinson, Esq.

If to a Buyer Party, addressed to:

Enzo Biochem, Inc.
527 Madison Avenue
New York, New York 10022
Fax: (212) 583-0150
Attention: Mr. Barry Weiner

With copies (which shall not constitute notice pursuant to this Section 10.2) to:

Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, New York 10166
Fax: (212) 801-6400
Attention: Robert H. Cohen, Esq.
Anthony J. Marsico, Esq.

and

Olswang
90 High Holborn
London, WCIV 6XX
Fax: +44 20 7067 3999
Attention: Stephen Rosen, Esq.

or to such other place and with such other copies as either Party may designate as to itself by written notice to the others.

          10.3     Choice of Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the internal laws of the State of New York applicable to agreements and instruments made and performed wholly in such state, but without reference to applicable principles of conflicts of law of such state (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

          10.4     Entire Agreement; Amendments and Waivers. This Agreement and the Ancillary Agreements, together with all attachments, Exhibits, certificates, documents, instruments and schedules delivered by any Party pursuant hereto (including the Disclosure Schedule), constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The attachments, Exhibits, certificates, documents, instruments and schedules delivered by any Party pursuant hereto (including the Disclosure Schedule) are incorporated herein by reference in their entirety and made a part hereof.

          10.5     Multiple Counterparts; Facsimile or Electronic Signatures . This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed by the exchange of facsimile or electronically transmitted signatures to identical counterparts with the same effect as if executed on the same instrument; provided, however, originally signed counterparts shall be exchanged and delivered among the parties within five (5) Business Days after the date of execution by the Parties by facsimile or electronic transmission.

          10.6     Expenses. Except as otherwise specified in this Agreement, each Party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and the Ancillary Agreements and to any action taken by such Party in preparation for carrying this Agreement and the Ancillary Agreements into effect.

          10.7     Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument, agreement or document referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect validity, legality and enforceability of any other provision of this Agreement or any other such instrument, agreement or document, or the validity, legality and enforceability of the offending provision in any other jurisdiction.

          10.8     Titles; Gender. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

          10.9     Public Statements and Press Releases. The Parties hereto covenant and agree that, except as provided for in this Section 10.9, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other Parties as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which a Party is required, by applicable law or the Regulations of the SEC or any relevant stock exchange or market or by order or decree of a court or regulatory body having jurisdiction over such Party or in connection with such Party’s or its agents’ or Affiliates’ enforcement of any rights it may have at law or equity, to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the Party so required to so do so shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably possible, not less than 24 hours prior notice to the other Parties, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other Parties. Each Party hereto agrees that it will not unreasonably withhold, delay or condition any such consent or clearance.

          10.10     Confidential Information

                    (a)     No Disclosure. The Parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and Affiliates, or as required by applicable Regulations of the SEC or any relevant stock exchange or market or by order or decree of a court or regulatory body having jurisdiction over such Party or in connection with such Party’s or its agent’s or Affiliate’s enforcement of any rights it may have at law or equity, until such time as the Parties make a public announcement regarding the transaction as provided in Section 10.10.

                    (b)     Preservation of Confidentiality. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each of the Buyer Parties and the Seller Parties (a “receiving party”) acknowledges that it will have access to confidential information relating to the Seller Parties or the Buyer Parties, respectively (a “disclosing party”), including technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the disclosing party or its Representatives which contain or otherwise reflect or are generated from such information (“Confidential Information”). The term “Confidential Information” does not include information received by a receiving party in connection with the transactions contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by a receiving party or its Representatives, (ii) was within a receiving party’s possession prior to its being furnished to such receiving party by or on behalf of the disclosing party in connection with the transactions contemplated hereby, provided that the source of such information was not known by such receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other Person with respect to such information or (iii) becomes available to such receiving party on a non-confidential basis from a source other than a disclosing party or any of its respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other Person with respect to such information.

                    (c)     Each receiving party shall treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to its Representatives, attorneys and Affiliates who need to know such Confidential Information in connection with the transactions contemplated hereby. Each receiving party shall use all reasonable efforts to cause its Representatives to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information. Each receiving party shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, the receiving party shall immediately notify the disclosing party in writing and take all reasonable steps required to prevent further disclosure.

                    (d)     If a receiving party or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, such receiving party shall provide the disclosing party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, the receiving party or any of its Representatives is nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then the receiving party may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that the receiving party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

          10.11     Remedies of Buyer Parties. The Seller Parties acknowledge and agree that the Assets and the Affiniti Shares are unique and not readily available, and that remedies at law, including monetary damages, will be inadequate in the event of a breach by any of the Seller Parties in the performance of its obligations under this Agreement and the Ancillary Agreements to which any of them are a party. Accordingly, the Seller Parties acknowledge that, in addition to all other remedies to which the Buyer Parties are entitled under Section 9.4 hereof, the Buyer Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and the Ancillary Agreements and to enforce the terms of this Agreement and the Ancillary Agreements by a decree of specific performance pursuant to which the breaching Party is ordered to affirmatively carry out its obligations under this Agreement and the Ancillary Agreements to which it is a party, without proof of actual damages and without any requirement for the securing or posting of any bond. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the Buyer Parties, and the Buyer Parties expressly reserve any and all rights and remedies available to each of them under this Agreement (including those contained in Section 9.4 hereof), which rights and remedies shall be cumulative and the exercise or enforcement of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise or enforcement of any other rights or remedies available to them. Except as provided in this Section 10.11 (and except for remedies that cannot be waived as a matter of law), the indemnification provisions and procedures contained in Section 9.4 shall constitute the sole and exclusive monetary remedy of the Parties hereto with respect to any Damages resulting from, arising out of or in connection with the failure of any of the representations and warranties contained in this Agreement, the Ancillary Agreements to which any Seller Party is a party (excluding the Employment Agreements), or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or instrument delivered by any Seller Party pursuant hereto, to be true and correct or the breach of any covenants, agreements or undertaking contained in this Agreement, the Ancillary Agreements to which any Seller Party is a party (excluding the Employment Agreements), or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or instrument delivered by any Seller Party pursuant hereto, in each case other than with respect to fraud, willful or intentional breach or gross negligence.

          10.12     Attorneys’ Fees. If any Party to this Agreement brings an action to enforce its rights under this Agreement or any Ancillary Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

          10.13     Consent to Jurisdiction; Venue; Service of Process.

                    (a)     Each Party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court for the Southern District of New York for the purpose of any Action among the Parties arising in whole or in part under or in connection with this Agreement and the Ancillary Agreements, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement, the Ancillary Agreements or the subject matter hereof and thereof may not be enforced in or by such court, and (iii) hereby agrees to commence any such Action other an before one of the above-named courts. Notwithstanding the immediately preceding sentence, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

                    (b)     Each Party agrees that for any Action among the Parties arising in whole or in part under or in connection with this Agreement and the Ancillary Agreements, such Party shall bring Actions only in the City of New York. Each Party further waives any claim and shall not assert that venue should properly lie in any other location within the selected jurisdiction.

                    (c)     Each Party hereby (i) consents to service of process in any Action among the Parties arising in whole or in part under or in connection with this Agreement or any Ancillary Agreement in any manner permitted by New York law; (ii) irrevocably designates C.T.

Corporation as its agent and attorney-in-fact for the acceptance of service of process and for making an appearance on its behalf in any such Action before state courts of the State of New York and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before state courts of the State of New York, and each Party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest; (iii) agrees that process in any such Action may be served on any Party (A) in accordance with clauses (i) and (ii) above, or (B) by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.2 or anywhere else in the world where such Party may be located, whether within or without the jurisdiction of any such court, and that such service of process shall constitute good and valid service of process in any such Action; and (iv) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with this Section 10.13(c) does not constitute good and valid service of process.

          10.14     Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY. ANY PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

          10.15     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement and the Ancillary Agreements. Any contract or statute defined or referred to herein or in any contract that is referred to herein means such contract or statute as from time to time amended, modified or supplemented, including (in the case of contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. References to a Person are also to its permitted successors and assigns. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or”

is used in the inclusive sense of “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time. All dollar amounts are expressed in United States dollars, and, unless otherwise expressly provided, all amounts payable hereunder shall be paid in United States dollars.

          10.16     Disclosure Schedule. The inclusion of any item in any section of the Disclosure Schedule shall not constitute an admission that a violation, right of termination, Default, Liability or other obligation of any kind exists with respect to such item, but rather is intended only to respond to certain representations and warranties in this Agreement and to set forth other information required by this Agreement. Also, the inclusion of any matter in the Disclosure Schedule does not constitute an admission as to its materiality as it relates to any provision of this Agreement. Information disclosed in or for one section of the Disclosure Schedule shall be deemed disclosed in all other sections of the Disclosure Schedule to the extent applicable only if it is reasonably clear from the text of the disclosure in the section of the Disclosure Schedule where such information appears that such information is relevant to such other section of the Disclosure Schedule, and the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. Except as expressly set forth in the Disclosure Schedule, the definitions contained in this Agreement are incorporated into the Disclosure Schedule.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their respective behalf, by themselves or their respective officers thereunto duly authorized, all as of the day and year first above written.

ENZO BIOCHEM, INC.

By: /s/ Barry Weiner
Name: Barry Weiner
Title: President

ENZO LIFE SCIENCES, INC.

By: /s/ Carl W. Balezentis
Name: Carl W. Balezentis
Title: President

BIOMOL INTERNATIONAL, INC.

By: /s/ Carl W. Balezentis
Name: Carl W. Balezentis
Title: President

AXXORA (UK) LTD.

By: /s/ Georges Chappuis
Name: Georges Chappuis
Title: Managing Director

BIOMOL INTERNATIONAL, L.P.

By: BIOFINITI, L.L.C., its General Partner

By: /s/ Ira M. Taffer
Name: Ira M. Taffer
Title: Member

BIOFINITI, L.L.C.

By: /s/ Ira M. Taffer
Name: Ira M. Taffer
Title: Member

BIOMOL RESEARCH LABORATORIES, INC.

By: /s/ Robert E. Zipkin
Name: Robert E. Zipkin
Title: President

MAMHEAD HOLDING CO., LLC

By: /s/ Ian M. Varndell
Name: Ian M. Varndell
Title: Member

/s/ Robert E. Zipkin
ROBERT E. ZIPKIN, PH.D.

/s/ Ira M. Taffer
IRA M. TAFFER, PH.D.

/s/ Paul W. Sheppard
PAUL W. SHEPPARD, PH.D.

/s/ Ian M. Varndell
IAN M. VARNDELL, PH.D.

DISCLOSURE SCHEDULES
TO
STOCK AND ASSET PURCHASE AGREEMENT

Schedule	Description

1.1 (i)	Accrued Employee Vacation Pay

2.2(b)	Assumed Contracts & Leases

2.5(a)	Estimated Net Asset Value Schedule

4.1(a)	Seller Partnership Interests

4.1(b)	Ownership Structure of all Seller Entities

4.4(e)	List of Indebtedness or Material Right or Claim of any Seller Party Waived or
Released

4.4(f)	List Of Distribution Paid or Declared, Any Redemption of Partnership Interests
Dividend Declared on Affiniti Stock or Stock Redemptions Since Balance Sheet
Date

4.5(a)	List of All Tangible Assets (over $50,000, or in the aggregate of Similar Items over $100,000) of Seller Party to be Transferred to Buyer

4.6	List of Leases of Seller Parties

4.7(a)	List of All Contracts, Except for Purchase Orders Under $50,000.

4.8	List of All Permits Used in Operation of Seller Party Business

4.10	List of Third Party Consents Required to be Made or Obtained

4.13	List of Actual, Pending or Threatened Litigation

4.14	List of All Employees, Rate of Pay, Benefit Arrangements

4.15	Other Liabilities

4.17(a)(i)	List of All Proprietary Rights Owned by Seller Parties or Affiniti Companies

4.17(a)(ii)	List of all Proprietary Rights Licensed to Seller Parties or Affiniti Companies

4.17(b)	List of Royalties and Licenses

4.17(c)	List of Research and Development Agreements

4.17(d)	Owner and Protection of Proprietary Rights

4.18	List of all Employee Plans of Seller Parties

4.19	List of All Agreements or Arrangements Between the Company and Any Officer,
Director, Employee

4.20	List of Any Un-filed Tax Returns, Unpaid Taxes, Open Tax Audits

4.21	List of All Insurance Policies, Name of Carriers, Policy Limits, Policy Number,
Annual Premiums, Expiration Dates, General Description of Type of Policy
Coverage and Loss Experience History

4.23	List of Inventory as of 12/31/07

4.24	List of Accepted and Unfulfilled Purchase Orders of Customers and List of
Purchase Commitments Made by Seller Parties and Affiniti Companies

4.26	List of Top 10 2007 Customers and/or Distributors and Top 10 2007
Suppliers, Showing Total Purchases.

4.28	List of All Banking Arrangements, Including Checking Accounts, Safe Deposit
Boxes, Loans, CDs, etc., Account Numbers and Authorized Signators

5.12	Buyer Party Benefit Plans

6.2	Rehired Employees

8.5	List of Pre-Closing Third Party Consents